Registration No.  333-150047
                                                  1940 Act No. 811-05903

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                   Amendment No. 3 to Form S-6

 FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES
       OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

A.   Exact name of trust:

                             FT 1720

B.   Name of depositor:

                     FIRST TRUST PORTFOLIOS L.P.

C.   Complete address of depositor's principal executive offices:

                      1001 Warrenville Road
                     Lisle, Illinois  60532

D.        Name and complete address of agents for service:

                                           Copy to:
     JAMES A. BOWEN                        ERIC F. FESS
     c/o First Trust Portfolios L.P.       c/o Chapman and Cutler LLP
     1001 Warrenville Road                 111 West Monroe Street
     Lisle, Illinois  60532                Chicago, Illinois 60603

E.   Title of Securities Being Registered:

     An indefinite number of Units pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended


F.   Approximate date of proposed sale to public:

     As soon as practicable after the effective date of the Registration Statement.

|XXX|Check box if it is proposed that this filing will become effective on June 30, 2008 at 2:00 p.m. pursuant to Rule 487.

                ________________________________



                  Dow(R) Target 5 3Q '08 - Term 9/30/09
                European Target 30 3Q '08 - Term 9/30/09
                 Global Target 15 3Q '08 - Term 9/30/09
                Nasdaq(R)  Target 15 3Q '08 - Term 9/30/09
              NYSE(R) Intl. Target 25 3Q '08 - Term 9/30/09
                   S&P Target 24 3Q '08 - Term 9/30/09
                S&P Target SMid 60 3Q '08 - Term 9/30/09
                   Target 50/50 3Q '08 - Term 9/30/09
                Target Divsd. Dvd. 3Q '08 - Term 9/30/09
             Target Dvd. Multi-Strat. 3Q '08 - Term 9/30/09
                   Target Growth 3Q '08 - Term 9/30/09
              Target Long-Term Growth 3Q '08 - Term 9/30/09
                  Target Mega-Cap 3Q '08 - Term 9/30/09
                 Target Small-Cap 3Q '08 - Term 9/30/09
              Target VIP Cons. Eqty. 3Q '08 - Term 9/30/09
          Value Line(R) Divsd. Target 40 3Q '08 - Term 9/30/09

                                 FT 1720

FT 1720 is a series of a unit investment trust, the FT Series. FT 1720 consists of 16 separate portfolios listed above (each, a "Trust," and collectively, the "Trusts"). Each Trust invests in a portfolio of common stocks ("Securities") selected by applying a specialized strategy. The objective of each Trust is to provide the potential for an above-average total return.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             FIRST TRUST (R)

                              1-800-621-1675


              The date of this prospectus is June 30, 2008

                            Table of Contents

Summary of Essential Information                                     3
Fee Table                                                            8
Report of Independent Registered Public Accounting Firm             12
Statements of Net Assets                                            13
Schedules of Investments                                            18
The FT Series                                                       45
Portfolios                                                          46
Risk Factors                                                        53
Hypothetical Performance Information                                57
Public Offering                                                     61
Distribution of Units                                               63
The Sponsor's Profits                                               65
The Secondary Market                                                65
How We Purchase Units                                               65
Expenses and Charges                                                65
Tax Status                                                          66
Retirement Plans                                                    69
Rights of Unit Holders                                              69
Income and Capital Distributions                                    70
Redeeming Your Units                                                71
Investing in a New Trust                                            72
Removing Securities from a Trust                                    73
Amending or Terminating the Indenture                               73
Information on the Sponsor, Trustee,
   FTPS Unit Servicing Agent and Evaluator                          74
Other Information                                                   75

                     Summary of Essential Information

                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                          The Dow (R)      European         Global           The Nasdaq (R)
                                                          Target 5         Target 30        Target 15        Target 15
                                                          Portfolio, 3rd   Portfolio, 3rd   Portfolio, 3rd   Portfolio, 3rd
                                                          Quarter 2008     Quarter 2008     Quarter 2008     Quarter 2008
                                                          Series           Series           Series           Series
                                                          ______________   ______________   ______________   ______________
Initial Number of Units (1)                                    14,828           43,389           17,816           17,264
Fractional Undivided Interest in the Trust per Unit (1)      1/14,828         1/43,389         1/17,816         1/17,264
Public Offering Price:
Public Offering Price per Unit (2)                         $   10.000          $10.000          $10.000          $10.000
   Less Initial Sales Charge per Unit (3)                       (.100)           (.100)           (.100)           (.100)
                                                           __________       __________       __________       __________
Aggregate Offering Price Evaluation of Securities per           9.900            9.900            9.900            9.900
Unit (4)
   Less Deferred Sales Charge per Unit (3)                      (.145)           (.145)           (.145)           (.145)
                                                           __________       __________       __________       __________
Redemption Price per Unit (5)                                   9.755            9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)           (.050)           (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                        (.029)           (.029)           (.019)           (.029)
                                                           __________       __________       __________       __________
Net Asset Value per Unit                                   $    9.676       $    9.676       $    9.686       $    9.676
                                                           ==========       ==========       ==========       ==========
Estimated Net Annual Distribution per Unit (6)             $    .7139       $    .3078       $    .6117       $    .0355
Cash CUSIP Number                                          30275C 355       30275C 405       30275C 454       30275C 504
Reinvestment CUSIP Number                                  30275C 363       30275C 413       30275C 462       30275C 512
Fee Accounts Cash CUSIP Number                             30275C 371       30275C 421       30275C 470       30275C 520
Fee Accounts Reinvestment CUSIP Number                     30275C 389       30275C 439       30275C 488       30275C 538
FTPS CUSIP Number                                          30275C 397       30275C 447       30275C 496       30275C 546
Security Code                                                  051202           051089           051207           051211
Ticker Symbol                                                  FTSMJX           FTURDX           FGBQDX           FTFTNX

First Settlement Date                                        July 3, 2008
Mandatory Termination Date (7)                               September 30, 2009
Rollover Notification Date (8)                               September 1, 2009
Special Redemption and Liquidation Period (8)                September 15, 2009 to September 30, 2009
Distribution Record Date                                     Tenth day of each month, commencing July 10, 2008.
Distribution Date (6)                                        Twenty-fifth day of each month, commencing July 25, 2008.

____________

See "Notes to Summary of Essential Information" on page 7.


                     Summary of Essential Information

                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                          NYSE(R)
                                                          International    The S&P          S&P
                                                          Target 25        Target 24        Target SMid 60   Target 50/50
                                                          Portfolio, 3rd   Portfolio, 3rd   Portfolio, 3rd   Portfolio, 3rd
                                                          Quarter 2008     Quarter 2008     Quarter 2008     Quarter 2008
                                                          Series           Series           Series           Series
                                                          ______________   ______________   ______________   ______________
Initial Number of Units (1)                                    16,927           15,490           14,761           48,001
Fractional Undivided Interest in the Trust per Unit (1)      1/16,927         1/15,490         1/14,761         1/48,001
Public Offering Price:
Public Offering Price per Unit (2)                         $   10.000          $10.000          $10.000          $10.000
   Less Initial Sales Charge per Unit (3)                       (.100)           (.100)           (.100)           (.100)
                                                           __________       __________       __________       __________
Aggregate Offering Price Evaluation of Securities per           9.900            9.900            9.900            9.900
Unit (4)
   Less Deferred Sales Charge per Unit (3)                     (.145)           (.145)           (.145)           (.145)
                                                           __________       __________       __________       __________
Redemption Price per Unit (5)                                   9.755            9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)           (.050)           (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                        (.016)           (.029)           (.029)           (.016)
                                                           __________       __________       __________       __________
Net Asset Value per Unit                                   $    9.689       $    9.676       $    9.676       $    9.689
                                                           ==========       ==========       ==========       ==========

Estimated Net Annual Distribution per Unit (6)             $    .4486       $    .1421       $    .1341       $    .3893
Cash CUSIP Number                                          30275C 553       30275C 603       30275D 759       30275C 652
Reinvestment CUSIP Number                                  30275C 561       30275C 611       30275D 767       30275C 660
Fee Accounts Cash CUSIP Number                             30275C 579       30275C 629       30275D 775       30275C 678
Fee Accounts Reinvestment CUSIP Number                     30275C 587       30275C 637       30275D 783       30275C 686
FTPS CUSIP Number                                          30275C 595       30275C 645       30275D 791       30275C 694
Security Code                                                  051215           051219           051183           051223
Ticker Symbol                                                  FSEITX           FTWFRX           FSPMDX           FTFTYX

First Settlement Date                                        July 3, 2008
Mandatory Termination Date (7)                               September 30, 2009
Rollover Notification Date (8)                               September 1, 2009
Special Redemption and Liquidation Period (8)                September 15, 2009 to September 30, 2009
Distribution Record Date                                     Tenth day of each month, commencing July 10, 2008.
Distribution Date (6)                                        Twenty-fifth day of each month, commencing July 25, 2008.

____________

See "Notes to Summary of Essential Information" on page 7.


                     Summary of Essential Information

                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                           Target
                                                           Diversified      Target Dividend                   Target Long-
                                                           Dividend         Multi-Strategy   Target Growth    Term Growth
                                                           Portfolio, 3rd   Portfolio, 3rd   Portfolio, 3rd   Portfolio, 3rd
                                                           Quarter 2008     Quarter 2008     Quarter 2008     Quarter 2008
                                                           Series           Series           Series           Series
                                                           ______________   _______________  ______________   ______________
Initial Number of Units (1)                                     15,449           38,571           14,678           44,376
Fractional Undivided Interest in the Trust per Unit (1)       1/15,449         1/38,571         1/14,678         1/44,376
Public Offering Price:
Public Offering Price per Unit (2)                          $   10.000          $10.000          $10.000          $10.000
   Less Initial Sales Charge per Unit (3)                        (.100)           (.100)           (.100)           (.100)
                                                            __________       __________       __________       __________
Aggregate Offering Price Evaluation of Securities per            9.900            9.900            9.900            9.900
Unit (4)
   Less Deferred Sales Charge per Unit (3)                       (.145)           (.145)           (.145)           (.145)
                                                            __________       __________       __________       __________
Redemption Price per Unit (5)                                    9.755            9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)            (.050)           (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                         (.021)           (.029)           (.029)           (.029)
                                                            __________       __________       __________       __________
Net Asset Value per Unit                                    $    9.684       $    9.676       $    9.676       $    9.676
                                                            ==========       ==========       ==========       ==========
Estimated Net Annual Distribution per Unit (6)              $    .4629       $    .5756       $    .0178       $    .1277
Cash CUSIP Number                                           30275C 702       30275C 751       30275C 801       30275D 452
Reinvestment CUSIP Number                                   30275C 710       30275C 769       30275C 819       30275D 460
Fee Accounts Cash CUSIP Number                              30275C 728       30275C 777       30275C 827       30275D 478
Fee Accounts Reinvestment CUSIP Number                      30275C 736       30275C 785       30275C 835       30275D 486
FTPS CUSIP Number                                           30275C 744       30275C 793       30275C 843       30275D 494
Security Code                                                   051153           051229           051157           051164
Ticker Symbol                                                   FTRDVX           FTDMLX           FTRGRX           FTLTGX

First Settlement Date                                         July 3, 2008
Mandatory Termination Date (7)                                September 30, 2009
Rollover Notification Date (8)                                September 1, 2009
Special Redemption and Liquidation Period (8)                 September 15, 2009 to September 30, 2009
Distribution Record Date                                      Tenth day of each month, commencing July 10, 2008.
Distribution Date (6)                                         Twenty-fifth day of each month, commencing July 25, 2008.

____________

See "Notes to Summary of Essential Information" on page 7.


                     Summary of Essential Information

                                 FT 1720


 At the Opening of Business on the Initial Date of Deposit-June 30, 2008


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.


                                                                                              Target VIP        Value Line(R)
                                                            Target           Target           Conservative      Diversified
                                                            Mega-Cap         Small-Cap        Equity            Target 40
                                                            Portfolio, 3rd   Portfolio, 3rd   Portfolio, 3rd    Portfolio, 3rd
                                                            Quarter 2008     Quarter 2008     Quarter 2008      Quarter 2008
                                                            Series           Series           Series            Series
                                                            ______________   ______________   ______________    ______________
Initial Number of Units (1)                                      36,526           16,388           47,932           17,401
Fractional Undivided Interest in the Trust per Unit (1)        1/36,526         1/16,388         1/47,932         1/17,401
Public Offering Price:
Public Offering Price per Unit (2)                           $   10.000          $10.000          $10.000       $   10.000
   Less Initial Sales Charge per Unit (3)                         (.100)           (.100)           (.100)           (.100)
                                                             __________       __________       __________       __________
Aggregate Offering Price Evaluation of Securities per             9.900            9.900            9.900            9.900
Unit (4)
   Less Deferred Sales Charge per Unit (3)                        (.145)           (.145)           (.145)           (.145)
                                                             __________       __________       __________       __________
Redemption Price per Unit (5)                                     9.755            9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)             (.050)           (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                          (.029)           (.029)           (.029)           (.029)
                                                             __________       __________       __________       __________
Net Asset Value per Unit                                     $    9.676       $    9.676       $    9.676       $    9.676
                                                             ==========       ==========       ==========       ==========
Estimated Net Annual Distribution per Unit (6)               $    .1209       $    .0299       $    .2555       $    .0533
Cash CUSIP Number                                            30275D 700       30275D 502       30275D 551       30275D 601
Reinvestment CUSIP Number                                    30275D 718       30275D 510       30275D 569       30275D 619
Fee Accounts Cash CUSIP Number                               30275D 726       30275D 528       30275D 577       30275D 627
Fee Accounts Reinvestment CUSIP Number                       30275D 734       30275D 536       30275D 585       30275D 635
FTPS CUSIP Number                                            30275D 742       30275D 544       30275D 593       30275D 643
Security Code                                                    051178           051168           051253           051173
Ticker Symbol                                                    FMGCPX           FTSMLX           FTCNEX           FDIFRX


First Settlement Date                                         July 3, 2008
Mandatory Termination Date (7)                                September 30, 2009
Rollover Notification Date (8)                                September 1, 2009
Special Redemption and Liquidation Period (8)                 September 15, 2009 to September 30, 2009
Distribution Record Date                                      Tenth day of each month, commencing July 10, 2008.
Distribution Date (6)                                         Twenty-fifth day of each month, commencing July 25, 2008.

____________

See "Notes to Summary of Essential Information" on page 7.

Page 6


                NOTES TO SUMMARY OF ESSENTIAL INFORMATION

(1) As of the close of business on July 1, 2008, we may adjust the number of Units of a Trust so that the Public Offering Price per Unit will equal approximately $10.00. If we make such an adjustment, the fractional undivided interest per Unit will vary from the amounts indicated above.

(2) The Public Offering Price shown above reflects the value of the Securities on the business day prior to the Initial Date of Deposit. No investor will purchase Units at this price. The price you pay for your Units will be based on their valuation at the Evaluation Time on the date you purchase your Units. On the Initial Date of Deposit, the Public Offering Price per Unit will not include any accumulated dividends on the Securities. After this date, a pro rata share of any accumulated dividends on the Securities will be included.

(3) You will pay a maximum sales charge of 2.95% of the Public Offering Price per Unit (equivalent to 2.98% of the net amount invested) which consists of an initial sales charge, a deferred sales charge and a creation and development fee. The sales charges are described in the "Fee Table."

(4) Each listed Security is valued at its last closing sale price on the relevant stock exchange at the Evaluation Time on the business day prior to the Initial Date of Deposit. If a Security is not listed, or if no closing sale price exists, it is generally valued at its closing ask price on such date. See "Public Offering-The Value of the Securities." The value of foreign Securities trading in non-U.S. currencies is determined by converting the value of such Securities to their U.S. dollar equivalent based on the currency exchange rate for the currency in which a Security is generally denominated at the Evaluation Time on the business day prior to the Initial Date of Deposit. Evaluations for purposes of determining the purchase, sale or redemption price of Units are made as of the close of trading on the New York Stock Exchange ("NYSE") (generally 4:00 p.m. Eastern time) on each day on which it is open (the "Evaluation Time").

(5) The creation and development fee and estimated organization costs per Unit will be deducted from the assets of a Trust at the end of the initial offering period. If Units are redeemed prior to the close of the initial offering period, these fees will not be deducted from the redemption proceeds. See "Redeeming Your Units."

(6) We base our estimate of the dividends a Trust will receive from the Securities by annualizing the most recent dividends declared by the issuers of the Securities (such figure adjusted to reflect any change in dividend policy announced subsequent to the most recently declared dividend). There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time. Due to this, and various other factors, actual dividends received from the Securities may be less than their most recent annualized dividends. In this case, the actual net annual distribution you receive will be less than the estimated amount set forth above. The actual net annual distribution per Unit you receive will also vary from that set forth above with changes in a Trust's fees and expenses, currency exchange rates, foreign withholding and with the sale of Securities. See "Fee Table" and "Expenses and Charges." The Trustee will distribute money from the Income and Capital Accounts, as determined at the monthly Record Date, monthly on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the aggregate amount, exclusive of sale proceeds, in the Income and Capital Accounts available for distribution equals at least 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, equals or exceeds 0.1% of the net asset value of a Trust. Distributions of sale proceeds from the Capital Account will be made monthly on the twenty-fifth day of the month to Unit holders of record on the tenth day of such month if the amount available for distribution equals at least $1.00 per 100 Units. See "Income and Capital Distributions." At the rollover date for Rollover Unit holders or upon termination of a Trust for remaining Unit holders, amounts in the Income Account (which consist of dividends on the Securities) will be included in amounts distributed to Unit holders.

(7) See "Amending or Terminating the Indenture."

(8) See "Investing in a New Trust."

                                Fee Table

This Fee Table describes the fees and expenses that you may, directly or indirectly, pay if you buy and hold Units of a Trust. See "Public
Offering" and "Expenses and Charges." Although the Trusts have a term of approximately 15 months and are unit investment trusts rather than mutual funds, this information allows you to compare fees.


                                                          The Dow(R)                  European                      Global
                                                      Target 5 Portfolio          Target 30 Portfolio         Target 15 Portfolio
                                                    3rd Quarter 2008 Series     3rd Quarter 2008 Series     3rd Quarter 2008 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290         .190%(d)     $.0190
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .144%(f)     $.0144         .370%(f)     $.0370         .203%(f)     $.0203
                                                   -----        ------         -----        ------         -----        ------
Total                                              .204%        $.0204         .430%        $.0430         .263%        $.0263
                                                   =====        ======         =====        ======         =====        ======

                                                        The Nasdaq(R)            NYSE(R) International        The S&P Target 24
                                                      Target 15 Portfolio         Target 25 Portfolio              Portfolio
                                                    3rd Quarter 2008 Series     3rd Quarter 2008 Series     3rd Quarter 2008 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .160%(d)     $.0160         .290%(d)     $.0290
                                                   =====        ======         ======       ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .154%(f)     $.0154         .154%(f)     $.0154         .164%(f)     $.0164
                                                   -----        ------         -----        ------         -----        ------
Total                                              .214%        $.0214         .214%        $.0214         .224%        $.0224
                                                   =====        ======         =====        ======         =====        ======

                                                      S&P Target SMid 60            Target 50/50              Target Diversified
                                                          Portfolio                   Portfolio                Dividend Portfolio
                                                    3rd Quarter 2008 Series     3rd Quarter 2008 Series     3rd Quarter 2008 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .160%(d)     $.0160         .210%(d)     $.0210
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .149%(f)     $.0149         .305%         .0305         .114%(f)     $.0114
                                                   -----        ------         -----        ------         -----        ------
Total                                              .209%        $.0209         .365%        $.0365         .174%        $.0174
                                                   =====        ======         =====        ======         =====        ======


                                                       Target Dividend               Target Growth            Target Long-Term
                                                    Multi-Strategy Portfolio          Portfolio               Growth Portfolio
                                                    3rd Quarter 2008 Series     3rd Quarter 2008 Series   3rd Quarter 2008 Series
                                                    -----------------------     -----------------------   -----------------------
                                                                Amount                      Amount                     Amount
                                                                per Unit                    per Unit                   per Unit
                                                                --------                    --------                   --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100         1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145         1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050         0.50%(c)     $.050
                                                   -----        ------         -----        ------        -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295         2.95%        $.295
                                                   =====        ======         =====        ======        =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290        .290%(d)     $.0290
                                                   =====        ======         =====        ======        =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .392%(f)     $.0392         .114%(f)     $.0114         .145%(f)     $.0145
                                                   -----        ------         -----        ------        -----         ------
Total                                              .452%        $.0452         .174%        $.0174         .205%        $.0205
                                                   =====        ======         =====        ======        =====         ======

                                                                                                                 Target VIP
                                                     Target Mega-Cap              Target Small-Cap           Conservative Equity
                                                         Portfolio                   Portfolio                    Portfolio
                                                  3rd Quarter 2008 Series      3rd Quarter 2008 Series     3rd Quarter 2008 Series
                                                  -----------------------      -----------------------     -----------------------
                                                              Amount                        Amount                     Amount
                                                              per Unit                      per Unit                   per Unit
                                                              --------                      --------                   --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                                1.00%(a)     $.100         1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                               1.45%(b)     $.145         1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                        0.50%(c)     $.050         0.50%(c)     $.050          0.50%(c)     $.050
                                                    -----        ------        -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)            2.95%        $.295         2.95%        $.295          2.95%        $.295
                                                    =====        ======        =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                        .290%(d)     $.0290        .290%(d)     $.0290         .290%(d)     $.0290
                                                    =====        ======        =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                        .060%        $.0060        .060%        $.0060        .060%        $.0060
Trustee's fee and other operating expenses          .114%        $.0114        .114%(f)     $.0114        .268%(f)     $.0268
                                                    -----        ------        -----        ------         -----        ------
Total                                               .174%        $.0174        .174%        $.0174        .328%        $.0328
                                                    =====        ======        =====        ======         =====        ======


                                                 Value Line(R) Diversified
                                                    Target 40 Portfolio
                                                  3rd Quarter 2008 Series
                                                  -----------------------
                                                              Amount
                                                              per Unit
                                                              --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                              1.00%(a)     $.100
Deferred sales charge                             1.45%(b)     $.145
Creation and development fee                      0.50%(c)     $.050
                                                  -----        ------
Maximum sales charge
(including creation and development fee)          2.95%        $.295
                                                  =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                      .290%(d)     $.0290
                                                  =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                      .060%        $.0060
Trustee's fee and other operating expenses        .264%(f)     $.0264
                                                  -----        ------
Total                                             .324%        $.0324
                                                  =====        ======

                                 Example

This example is intended to help you compare the cost of investing in a Trust with the cost of investing in other investment products. The example assumes that you invest $10,000 in a Trust, the principal amount and distributions are rolled every 15 months into a New Trust, you are subject to a reduced transactional sales charge, and you sell your Units at the end of the periods shown. The example also assumes a 5% return on your investment each year and that a Trust's operating expenses stay the same. The example does not take into consideration transaction fees which may be charged by certain broker/dealers for processing redemption requests. Although your actual costs may vary, based on these assumptions your costs, assuming you held your Units for the periods shown, would be:


                                                                            1 Year     3 Years    5 Years    10 Years
                                                                            ______     _______    _______    ________
The Dow(R) Target 5Portfolio, 3rd Quarter 2008 Series                       $344       $847       $1,131     $2,322
European Target 30 Portfolio, 3rd Quarter 2008 Series                        367        914        1,244      2,554
Global Target 15 Portfolio, 3rd Quarter 2008 Series                          340        835        1,121      2,303
The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2008 Series                   345        850        1,136      2,333
NYSE(R) International Target 25 Portfolio, 3rd Quarter 2008 Series           332        811        1,084      2,227
The S&P Target 24 Portfolio, 3rd Quarter 2008 Series                         346        853        1,141      2,343
S&P Target SMid 60 Portfolio, 3rd Quarter 2008 Series                        345        849        1,133      2,328
Target 50/50 Portfolio, 3rd Quarter 2008 Series                              348        856        1,160      2,384
Target Diversified Dividend Portfolio, 3rd Quarter 2008 Series               333        814        1,084      2,226
Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2008 Series            369        921        1,255      2,576
Target Growth Portfolio, 3rd Quarter 2008 Series                             341        838        1,115      2,291
Target Long-Term Growth Portfolio, 3rd Quarter 2008 Series                   345        847        1,131      2,324
Target Mega-Cap Portfolio, 3rd Quarter 2008 Series                           341        838        1,115      2,291
Target Small-Cap Portfolio, 3rd Quarter 2008 Series                          341        838        1,115      2,291
Target VIP Conservative Equity Portfolio, 3rd Quarter 2008 Series            357        884        1,193      2,450
Value Line(R) Diversified Target 40 Portfolio, 3rd Quarter 2008 Series       356        883        1,191      2,446

_____________

(a) The combination of the initial and deferred sales charge comprises what we refer to as the "transactional sales charge." The initial sales charge is actually equal to the difference between the maximum sales charge of 2.95% and the sum of any remaining deferred sales charge and creation and development fee.

(b) The deferred sales charge is a fixed dollar amount equal to $.145 per Unit which, as a percentage of the Public Offering Price, will vary over time. The deferred sales charge will be deducted in three monthly installments commencing October 20, 2008.

(c) The creation and development fee compensates the Sponsor for creating and developing the Trusts. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period which is expected to be approximately three months from the Initial Date of Deposit. If the price you pay for your Units exceeds $10 per Unit, the creation and development fee will be less than 0.50%; if the price you pay for your Units is less than $10 per Unit, the creation and development fee will exceed 0.50%.

(d) Estimated organization costs will be deducted from the assets of each Trust at the end of the initial offering period. Estimated organization costs are assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(e) Each of the fees listed herein is assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(f) Other operating expenses for certain Trusts include estimated per Unit costs associated with a license fee as described in "Expenses and Charges," but do not include brokerage costs and other portfolio transaction fees for any of the Trusts. In certain circumstances the Trusts may incur additional expenses not set forth above. See "Expenses and Charges."


                          Report of Independent
                    Registered Public Accounting Firm


The Sponsor, First Trust Portfolios L.P., and Unit Holders
FT 1720


We have audited the accompanying statements of net assets, including the schedules of investments, of FT 1720, comprising Dow(R) Target 5 3Q '08 -
 Term 9/30/09 (The Dow(R) Target 5 Portfolio, 3rd Quarter 2008 Series); European Target 30 3Q '08 - Term 9/30/09 (European Target 30 Portfolio, 3rd Quarter 2008 Series); Global Target 15 3Q '08 - Term 9/30/09 (Global Target 15 Portfolio, 3rd Quarter 2008 Series); Nasdaq(R) Target 15 3Q
'08 - Term 9/30/09 (The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2008 Series); NYSE(R) Intl. Target 25 3Q '08 - Term 9/30/09 (NYSE(R) International Target 25 Portfolio, 3rd Quarter 2008 Series); S&P Target 24 3Q '08 - Term 9/30/09 (The S&P Target 24 Portfolio, 3rd Quarter 2008 Series); S&P Target SMid 60 3Q '08 - Term 9/30/09 (S&P Target SMid 60 Portfolio, 3rd Quarter 2008 Series); Target 50/50 3Q '08 - Term 9/30/09 (Target 50/50 Portfolio, 3rd Quarter 2008 Series); Target Divsd. Dvd. 3Q '08 - Term 9/30/09 (Target Diversified Dividend Portfolio, 3rd Quarter 2008 Series); Target Dvd. Multi-Strat. 3Q '08 - Term 9/30/09 (Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2008 Series); Target Growth 3Q '08 - Term 9/30/09 (Target Growth Portfolio, 3rd Quarter 2008 Series); Target Long-Term Growth 3Q '08 - Term 9/30/09 (Target Long-Term Growth Portfolio, 3rd Quarter 2008 Series); Target Mega-Cap 3Q '08 -
Term 9/30/09 (Target Mega-Cap Portfolio, 3rd Quarter 2008 Series);
Target Small-Cap 3Q '08 - Term 9/30/09 (Target Small-Cap Portfolio, 3rd Quarter 2008 Series); Target VIP Cons. Eqty. 3Q '08 - Term 9/30/09 (Target VIP Conservative Equity Portfolio, 3rd Quarter 2008 Series); and Value Line(R) Divsd. Target 40 3Q '08 - Term 9/30/09 (Value Line(R) Diversified Target 40 Portfolio, 3rd Quarter 2008 Series) (collectively, the "Trusts"), as of the opening of business on June 30, 2008 (Initial Date of Deposit). These statements of net assets are the responsibility of the Trusts' Sponsor. Our responsibility is to express an opinion on these statements of net assets based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements of net assets are free of material misstatement. The Trusts are not required to have, nor were we engaged to perform, audits of the Trusts' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing opinions on the effectiveness of the Trusts' internal control over financial reporting. Accordingly, we express no such opinions. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of net assets, assessing the accounting principles used and significant estimates made by the Trusts' Sponsor, as well as evaluating the overall presentation of the statements of net assets. Our procedures included confirmation of the irrevocable letter of credit held by The Bank of New York, the Trustee, and allocated among the Trusts for the purchase of Securities, as shown in the statements of net assets, as of the opening of business on June 30, 2008, by correspondence with the Trustee. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements of net assets referred to above present fairly, in all material respects, the financial position of FT 1720, comprising the above-mentioned Trusts, as of the opening of business on June 30, 2008 (Initial Date of Deposit) in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


Chicago, Illinois
June 30, 2008

                         Statements of Net Assets

                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                                      European                            The Nasdaq(R)
                                                 The Dow (R)          Target 30        Global Target 15   Target 15
                                                 Target 5 Portfolio   Portfolio        Portfolio          Portfolio
                                                 3rd Quarter          3rd Quarter      3rd Quarter        3rd Quarter
                                                 2008 Series          2008 Series      2008 Series        2008 Series
                                                 _____________        ___________      ________________  _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                 $146,797             $429,555         $176,380           $170,911
Less liability for reimbursement to Sponsor
   for organization costs (3)                        (430)              (1,258)            (339)              (501)
Less liability for deferred sales charge (4)       (2,150)              (6,291)          (2,583)            (2,503)
Less liability for creation and development fee      (741)              (2,169)            (891)              (863)
(5)
                                                 ________             ________         ________           ________
Net assets                                       $143,476             $419,837         $172,567           $167,044
                                                 ========             ========         ========           ========
Units outstanding                                  14,828               43,389           17,816             17,264
Net asset value per Unit (6)                     $  9.676             $  9.676         $  9.686           $  9.676

ANALYSIS OF NET ASSETS
Cost to investors (7)                            $148,280             $433,895         $178,162           $172,638
Less maximum sales charge (7)                      (4,374)             (12,800)          (5,256)            (5,093)
Less estimated reimbursement to Sponsor
   for organization costs (3)                        (430)              (1,258)            (339)              (501)
                                                 ________             ________         ________           ________
Net assets                                       $143,476             $419,837         $172,567           $167,044
                                                 ========             ========         ========           ========
__________

See "Notes to Statements of Net Assets" on page 17.


                         Statements of Net Assets

                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                     NYSE (R)              The S&P
                                                     International         Target 24       S&P                   Target 50/50
                                                     Target 25             Portfolio       Target SMid 60        Portfolio
                                                     Portfolio, 3rd        3rd Quarter     Portfolio, 3rd        3rd Quarter
                                                     Quarter 2008 Series   2008 Series     Quarter 2008 Series   2008 Series
                                                     ___________________   ___________     ___________________   ____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                     $167,575              $153,349        $146,131              $475,212
Less liability for reimbursement to Sponsor
   for organization costs (3)                            (271)                 (449)           (428)                 (768)
Less liability for deferred sales charge (4)           (2,454)               (2,246)         (2,140)               (6,960)
Less liability for creation and development fee (5)      (846)                 (775)           (738)               (2,400)
                                                     ________              ________        ________              ________
Net assets                                           $164,004              $149,879        $142,825              $465,084
                                                     ========              ========        ========              ========
Units outstanding                                     16,927                15,490          14,761                48,001
Net asset value per Unit (6)                           $9.689                $9.676          $9.676                $9.689

ANALYSIS OF NET ASSETS
Cost to investors (7)                                $169,268              $154,898        $147,607              $480,012
Less maximum sales charge (7)                          (4,993)               (4,570)         (4,354)              (14,160)
Less estimated reimbursement to Sponsor
   for organization costs (3)                            (271)                 (449)           (428)                 (768)
                                                     ________              ________        ________              ________
Net assets                                           $164,004              $149,879        $142,825              $465,084
                                                     ========              ========        ========              ========
__________

See "Notes to Statements of Net Assets" on page 17.


                         Statements of Net Assets

                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                        Target
                                                        Diversified        Target Dividend                       Target Long-
                                                        Dividend           Multi-Strategy     Target Growth      Term Growth
                                                        Portfolio, 3rd     Portfolio, 3rd     Portfolio, 3rd     Portfolio, 3rd
                                                        Quarter 2008       Quarter 2008       Quarter 2008       Quarter 2008
                                                        Series             Series             Series             Series
                                                        ______________     _______________    ______________     ______________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                        $152,943           $381,857           $145,317           $439,318
Less liability for reimbursement to Sponsor
   for organization costs (3)                               (324)            (1,119)              (426)            (1,287)
Less liability for deferred sales charge (4)              (2,240)            (5,593)            (2,128)            (6,435)
Less liability for creation and development fee (5)         (772)            (1,929)              (734)            (2,219)
(5)
                                                        ________           ________           ________           ________
Net assets                                              $149,607           $373,216           $142,029           $429,377
                                                        ========           ========           ========           ========
Units outstanding                                         15,449             38,571             14,678             44,376
Net asset value per Unit (6)                            $  9.684           $  9.676           $  9.676           $  9.676

ANALYSIS OF NET ASSETS
Cost to investors (7)                                   $154,488           $385,713           $146,785           $443,755
Less maximum sales charge (7)                             (4,557)           (11,378)            (4,330)           (13,091)
Less estimated reimbursement to Sponsor
   for organization costs (3)                               (324)            (1,119)              (426)            (1,287)
                                                        ________           ________           ________           ________
Net assets                                              $149,607           $373,216           $142,029           $429,377
                                                        ========           ========           ========           ========
__________

See "Notes to Statements of Net Assets" on page 17.


                         Statements of Net Assets

                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008



                                                                                         Target VIP          Value Line(R)
                                                     Target            Target            Conservative        Diversified
                                                     Mega-Cap          Small-Cap         Equity              Target 40
                                                     Portfolio, 3rd    Portfolio, 3rd    Portfolio, 3rd      Portfolio, 3rd
                                                     Quarter 2008      Quarter 2008      Quarter 2008        Quarter 2008
                                                     Series            Series            Series              Series
                                                     ______________    ______________    ______________      ______________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                      $361,603         $162,245          $474,532            $172,266
Less liability for reimbursement to Sponsor
   for organization costs (3)                           (1,059)            (475)           (1,390)               (505)
Less liability for deferred sales charge (4)            (5,296)          (2,376)           (6,950)             (2,523)
Less liability for creation and development fee (5)     (1,826)            (819)           (2,397)               (870)
                                                      ________         ________          ________            ________
Net assets                                            $353,422         $158,575          $463,795            $168,368
                                                      ========         ========          ========            ========
Units outstanding                                       36,526           16,388            47,932              17,401
Net asset value per Unit (6)                          $  9.676         $  9.676          $  9.676            $  9.676

ANALYSIS OF NET ASSETS
Cost to investors (7)                                 $365,256         $163,884          $479,325            $174,006
Less maximum sales charge (7)                          (10,775)          (4,834)          (14,140)             (5,133)
Less estimated reimbursement to Sponsor
   for organization costs (3)                           (1,059)            (475)           (1,390)               (505)
                                                      ________         ________          ________            ________
Net assets                                            $353,422         $158,575          $463,795            $168,368
                                                      ========         ========          ========            ========
_________________

See "Notes to Statements of Net Assets" on page 17.


Page 16


                    NOTES TO STATEMENTS OF NET ASSETS

The Sponsor is responsible for the preparation of financial statements in accordance with accounting principles generally accepted in the United States which require the Sponsor to make estimates and assumptions that affect amounts reported herein. Actual results could differ from those estimates.

(1) Each Trust invests in a diversified portfolio of common stocks. Aggregate cost of the Securities listed under "Schedule of Investments" for each Trust is based on their aggregate underlying value. Each Trust has a Mandatory Termination Date of September 30, 2009.

(2) An irrevocable letter of credit for approximately $5,000,000, issued by The Bank of New York (approximately $200,000 will be allocated to each of The Dow(R) Target 5 Portfolio, 3rd Quarter 2008 Series; Global Target 15 Portfolio, 3rd Quarter 2008 Series; The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2008 Series; NYSE(R) International Target 25 Portfolio, 3rd Quarter 2008 Series; The S&P Target 24 Portfolio, 3rd Quarter 2008 Series; S&P Target SMid 60 Portfolio, 3rd Quarter 2008 Series; Target Diversified Dividend Portfolio, 3rd Quarter 2008 Series; Target Growth Portfolio, 3rd Quarter 2008 Series; Target Small-Cap Portfolio, 3rd Quarter 2008 Series and Value Line(R) Diversified Target 40 Portfolio, 3rd Quarter 2008 Series; and approximately $500,000 will be allocated to each of European Target 30 Portfolio, 3rd Quarter 2008 Series; Target 50/50 Portfolio, 3rd Quarter 2008 Series; Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2008 Series; Target Long-Term Growth Portfolio, 3rd Quarter 2008 Series; Target Mega-Cap Portfolio, 3rd Quarter 2008 Series and Target VIP Conservative Equity Portfolio, 3rd Quarter 2008 Series), has been deposited with the Trustee as collateral, covering the monies necessary for the purchase of the Securities according to their purchase contracts.

(3) A portion of the Public Offering Price consists of an amount sufficient to reimburse the Sponsor for all or a portion of the costs of establishing the Trusts. The per Unit costs have been estimated as set forth in the Fee Table. A payment will be made at the end of the initial offering period to an account maintained by the Trustee from which the obligation of the investors to the Sponsor will be satisfied. To the extent that actual organization costs of a Trust are greater than the estimated amount, only the estimated organization costs added to the Public Offering Price will be reimbursed to the Sponsor and deducted from the assets of such Trust.

(4) Represents the amount of mandatory deferred sales charge distributions of $.145 per Unit, payable to the Sponsor in three approximately equal monthly installments beginning on October 20, 2008 and on the twentieth day of each month thereafter (or if such date is not a business day, on the preceding business day) through December 19, 2008. If Unit holders redeem Units before December 19, 2008 they will have to pay the remaining amount of the deferred sales charge applicable to such Units when they redeem them.

(5) The creation and development fee ($.050 per Unit for each Trust) is payable by a Trust on behalf of Unit holders out of assets of a Trust at the end of a Trust's initial offering period. If Units are redeemed prior to the close of the initial offering period, the fee will not be deducted from the proceeds.

(6) Net asset value per Unit is calculated by dividing a Trust's net assets by the number of Units outstanding. This figure includes organization costs and the creation and development fee, which will only be assessed to Units outstanding at the close of the initial offering period.

(7) The aggregate cost to investors in a Trust includes a maximum sales charge (comprised of an initial and a deferred sales charge and the creation and development fee) computed at the rate of 2.95% of the Public Offering Price (equivalent to 2.98% of the net amount invested, exclusive of the deferred sales charge and the creation and development fee), assuming no reduction of the maximum sales charge as set forth under "Public Offering."


                         Schedule of Investments

         The Dow (R) Target 5 Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of        Current
Ticker Symbol and                                              Offering       of         Value per   Securities to  Dividend
Name of Issuer of Securities (1)(5)                            Price          Shares     Share       the Trust (2)  Yield (3)
___________________________________                            ____________   ______     _________   _____________  _________
Common Stocks (100%):
BAC      Bank of America Corporation                             20%          1,194      $24.59      $ 29,360        10.41%
C        Citigroup Inc.                                          20%          1,702       17.25        29,359         7.42%
GE       General Electric Company                                20%          1,118       26.26        29,359         4.72%
GM       General Motors Corporation                              20%          2,542       11.55        29,360         8.66%
PFE      Pfizer Inc.                                             20%          1,699       17.28        29,359         7.41%
                                                               _____                                 ________
              Total Investments                                 100%                                 $146,797
                                                               =====                                 ========
___________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

          European Target 30 Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


 At the Opening of Business on the Initial Date of Deposit-June 30, 2008


                                                                       Percentage                   Market      Cost of
Ticker Symbol and                                                      of Aggregate     Number      Value per   Securities to
Name of Issuer of Securities (1)(4)(5) #                               Offering Price   of Shares   Share       the Trust (2)
________________________________________                               ______________   _________   _________   _____________
Common Stocks (100%):
Austria (6.66%):
OMV AV       OMV AG                                                      3.33%            185       $ 77.39     $ 14,318
VOE AV       voestalpine AG                                              3.33%            178         80.34       14,301
Belgium (3.35%):
SOLB BB      Solvay SA                                                   3.35%            108        133.08       14,373
France (16.68%):
CO FP        Casino Guichard-Perrachon et Cie. S.A.                      3.34%            130        110.37       14,348
BN FP        Groupe Danone S.A.                                          3.33%            203         70.40       14,291
HO FP        Thales SA                                                   3.34%            252         56.90       14,339
FP FP        Total S.A.                                                  3.34%            172         83.35       14,336
UL FP        Unibail-Rodamco S.A.                                        3.33%             62        230.37       14,283
Germany (23.32%):
BAS GY       BASF AG                                                     3.33%            206         69.50       14,317
BMW GY       Bayerische Motoren Werke (BMW) AG                           3.33%            301         47.56       14,315
LHA GY       Deutsche Lufthansa AG                                       3.33%            647         22.13       14,320
HEI GY       HeidelbergCement AG                                         3.32%             99        144.06       14,262
SZG GY       Salzgitter AG                                               3.32%             75        190.37       14,278
TKA GY       ThyssenKrupp AG                                             3.34%            224         63.97       14,330
VOW GY       Volkswagen AG                                               3.35%             51        282.07       14,386
Ireland (3.33%):
CRH ID       CRH Plc                                                     3.33%            509         28.12       14,313
Italy (6.67%):
ENI IM       Eni SpA                                                     3.34%            389         36.83       14,327
SRG IM       Snam Rete Gas SpA                                           3.33%          2,138          6.70       14,322
The Netherlands (16.67%):
MT NA        ArcelorMittal                                               3.34%            143        100.32       14,345
KPN NA       Koninklijke (Royal) KPN N.V.                                3.34%            853         16.79       14,324
PHIA NA      Koninklijke (Royal) Philips Electronics N.V.                3.33%            416         34.43       14,322
DSM NA       Koninklijke DSM N.V.                                        3.33%            239         59.88       14,311
RDSA NA      Royal Dutch Shell (Class A)                                 3.33%            355         40.29       14,302
Norway (3.38%):
STL NO       StatoilHydro ASA                                            3.38%            400         36.29       14,516
Spain (3.33%):
REP SM       Repsol YPF, S.A.                                            3.33%            367        38.99        14,309
Sweden (6.61%):
SCAB SS      Svenska Cellulosa AB (SCA)                                  3.28%          1,000        14.09        14,094
ERICB SS     Telefonaktiebolaget LM Ericsson (Class B)                   3.33%          1,408        10.17        14,321
Switzerland (3.33%):
HOLN VX      Holcim Ltd.                                                 3.33%            174        82.23        14,308
United Kingdom (6.67%):
BP/ LN       BP Plc                                                      3.33%          1,272        11.26        14,320
KAZ LN       Kazakhmys Plc                                               3.34%            447        32.05        14,324
                                                                       _______                                  ________
                  Total Investments                                    100.00%                                  $429,555
                                                                       =======                                  ========
_____________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

           Global Target 15 Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                                      Percentage                         Cost of
                                                                      of Aggregate  Number    Market     Securities    Current
Ticker Symbol and                                                     Offering      of        Value per  to the        Dividend
Name of Issuer of Securities (1)(4)(5)                                Price         Shares    Share      Trust (2)     Yield (3)
______________________________________                                ____________  ______    _________  __________    _________
Common Stocks (100%):
DJIA Companies (33.33%):
BAC           Bank of America Corporation                               6.68%         479     $ 24.59    $ 11,779      10.41%
C             Citigroup Inc.                                            6.66%         681       17.25      11,747       7.42%
GE            General Electric Company                                  6.65%         447       26.26      11,738       4.72%
GM            General Motors Corporation                                6.68%       1,020       11.55      11,781       8.66%
PFE           Pfizer Inc.                                               6.66%         680       17.28      11,750       7.41%
FT Index Companies (33.40%):
BT/A LN       BT Group Plc #                                            6.68%        2,981       3.95      11,779       8.86%
ITV LN        ITV Plc #                                                 6.68%       12,452       0.95      11,780       7.38%
LOG LN        LogicaCMG Plc #                                           6.68%        5,580       2.11      11,780       6.09%
RBS LN        Royal Bank of Scotland Group Plc #                        6.68%        2,716       4.34      11,779      14.57%
VOD LN        Vodafone Group Plc #                                      6.68%        4,174       2.82      11,779       5.90%
Hang Seng Index Companies (33.27%):
2388 HK       BOC Hong Kong (Holdings) Limited #                        6.72%        4,500       2.63      11,853       4.45%
293 HK        Cathay Pacific Airways Limited #                          6.44%        6,000       1.89      11,367       5.68%
267 HK        CITIC Pacific Limited #                                   6.17%        3,000       3.63      10,883       4.24%
1199 HK       Cosco Pacific Limited #                                   7.21%        8,000       1.59      12,715       4.48%
551 HK        Yue Yuen Industrial (Holdings) Limited #                  6.73%        5,000       2.37      11,870       4.70%
                                                                      _______                            ________
                      Total Investments                               100.00%                            $176,380
                                                                      =======                            ========
_____________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

       The Nasdaq (R) Target 15 Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                                        Percentage                   Market      Cost of
Ticker Symbol and                                                       of Aggregate     Number      Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                  Offering Price   of Shares   Share       the Trust (2)
______________________________________                                  ______________   _________   _________   _____________
Common Stocks (100%):
ATVI       Activision, Inc. *                                             3.37%            171       $ 33.72     $  5,766
BBBY       Bed Bath & Beyond Inc. *                                       2.52%            148         29.06        4,301
CHRW       C.H. Robinson Worldwide, Inc.                                  3.10%             96         55.26        5,305
CHKP       Check Point Software Technologies Ltd. +*                      1.70%            121         23.96        2,899
CTSH       Cognizant Technology Solutions Corporation *                   3.06%            159         32.89        5,229
DTV        The DIRECTV Group, Inc. *                                      9.62%            643         25.58       16,448
FAST       Fastenal Company                                               2.15%             82         44.72        3,667
GILD       Gilead Sciences, Inc. *                                       15.93%            515         52.86       27,223
JOYG       Joy Global Inc.                                                2.69%             60         76.76        4,606
LLTC       Linear Technology Corporation                                  2.31%            122         32.42        3,955
QCOM       QUALCOMM Inc.                                                 23.83%            892         45.65       40,720
RIMM       Research in Motion Limited +*                                 22.72%            321        120.98       38,835
SIAL       Sigma-Aldrich Corporation                                      2.28%             72         54.09        3,894
STLD       Steel Dynamics, Inc.                                           2.34%            104         38.41        3,995
XLNX       Xilinx, Inc.                                                   2.38%            161         25.27        4,068
                                                                        _______                                  ________
                Total Investments                                       100.00%                                  $170,911
                                                                        =======                                  ========
___________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

    NYSE(R) International Target 25 Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


 At the Opening of Business on the Initial Date of Deposit-June 30, 2008


                                                                          Percentage
                                                                          of Aggregate    Number    Market      Cost of
Ticker Symbol and                                                         Offering        of        Value per   Securities to
Name of Issuer of Securities (1)(4)(5) +                                  Price           Shares    Share       the Trust (2)
________________________________________                                  ____________    ______    _________   _____________
Common Stocks (100%):
France (8%):
AXA         AXA S.A. (ADR)                                                    4%           225      $ 29.84     $  6,714
FTE         France Telecom S.A. (ADR)                                         4%           245        27.36        6,703
Germany (16%):
AZ          Allianz AG (ADR)                                                  4%           381        17.59        6,702
DAI         Daimler AG                                                        4%           107        62.55        6,693
DB          Deutsche Bank AG                                                  4%            77        86.90        6,691
DT          Deutsche Telekom AG (ADR)                                         4%           415        16.15        6,702
Ireland (4%):
AIB         Allied Irish Banks Plc (ADR)                                      4%           217        30.94        6,714
Italy (4%):
TI          Telecom Italia SpA (ADR)                                          4%           340        19.72        6,705
Japan (24%):
HMC         Honda Motor Co., Ltd. (ADR)                                       4%           196        34.19        6,701
MTU         Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR)                 4%           769         8.72        6,706
NTT         Nippon Telegraph & Telephone Corporation (ADR)                    4%           281        23.89        6,713
DCM         NTT DoCoMo, Inc. (ADR)                                            4%           475        14.11        6,702
SNE         Sony Corporation (ADR)                                            4%           153        43.91        6,718
TM          Toyota Motor Corporation (ADR)                                    4%            71        94.33        6,697
The Netherlands (8%):
AEG         Aegon N.V.                                                        4%           513        13.06        6,700
ING         ING Groep N.V. (ADR)                                              4%           210        31.89        6,697
South Korea (8%):
KB          Kookmin Bank (ADR)                                                4%           114        58.86        6,710
KEP         Korea Electric Power Corporation (ADR)                            4%           456        14.70        6,703
Spain (8%):
STD         Banco Santander Central Hispano S.A. (ADR)                        4%           366        18.30        6,698
REP         Repsol YPF, S.A. (ADR)                                            4%           171        39.18        6,700
Switzerland (4%):
CS          Credit Suisse Group (ADR)                                         4%           148        45.18        6,687
United Kingdom (16%):
BCS         Barclays Plc (ADR)                                                4%           284        23.59        6,700
LYG         Lloyds TSB Group Plc (ADR)                                        4%           265        25.29        6,702
RBS         Royal Bank of Scotland Group Plc (ADR)                            4%         1,541         4.35        6,703
VOD         Vodafone Group Plc (ADR)                                          4%           241        27.86        6,714
                                                                            ____                                ________
             Total Investments                                              100%                                $167,575
                                                                            ====                                ========
______________________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

           The S&P Target 24 Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(5)                                   Price           Shares      Share       the Trust (2)
___________________________________                                   ____________    ______      _________   _____________
Common Stocks (100%):
ALTR      Altera Corporation                                            5.98%           438       $20.95      $  9,176
BUD       Anheuser-Busch Companies, Inc.                                3.57%            88        62.26         5,479
BIG       Big Lots, Inc. *                                              0.90%            43        32.20         1,385
BIIB      Biogen Idec Inc. *                                            5.02%           135        57.04         7,700
BCR       C.R. Bard, Inc.                                               2.65%            46        88.15         4,055
CB        The Chubb Corporation                                         9.56%           293        50.03        14,659
CSX       CSX Corporation                                               3.69%            91        62.14         5,655
CMI       Cummins Inc.                                                  2.01%            48        64.34         3,088
D         Dominion Resources, Inc.                                      1.90%            63        46.20         2,911
ESV       ENSCO International Incorporated                              2.05%            39        80.68         3,146
ESRX      Express Scripts, Inc. *                                       4.81%           118        62.54         7,380
HAL       Halliburton Company                                           7.96%           234        52.16        12,205
HAS       Hasbro, Inc.                                                  1.81%            79        35.14         2,776
JNS       Janus Capital Group Inc.                                      2.35%           133        27.07         3,600
LLTC      Linear Technology Corporation                                 6.75%           319        32.42        10,342
LMT       Lockheed Martin Corporation                                   5.98%            92        99.62         9,165
MCHP      Microchip Technology Incorporated                             5.44%           270        30.87         8,335
NOV       National-Oilwell Varco Inc. *                                 6.63%           115        88.41        10,167
PEP       PepsiCo, Inc.                                                 8.38%           201        63.93        12,850
PCL       Plum Creek Timber Company, Inc.                               3.80%           137        42.57         5,832
PPL       PPL Corporation                                               1.36%            40        52.05         2,082
STR       Questar Corporation                                           0.82%            18        70.13         1,262
UST       UST Inc.                                                      0.67%            19        54.24         1,031
YUM       Yum! Brands, Inc.                                             5.91%           259        35.01         9,068
                                                                      _______                                 ________
               Total Investments                                      100.00%                                 $153,349
                                                                      =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

          S&P Target SMid 60 Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(5)                                   Price           Shares      Share       the Trust (2)
___________________________________                                   ____________    ______      _________   _____________
Common Stocks (100%):
ALK       Alaska Air Group, Inc. *                                      2.22%           196       $16.57      $  3,248
AFG       American Financial Group, Inc.                                2.23%           120        27.12         3,254
AM        American Greetings Corporation                                2.22%           259        12.54         3,248
AVT       Avnet Inc. *                                                  2.22%           118        27.55         3,251
AVCT      Avocent Corporation *                                         2.22%           175        18.54         3,244
BBOX      Black Box Corporation                                         1.11%            58        27.97         1,622
BGP       Borders Group, Inc.                                           2.22%           549         5.91         3,245
BGG       Briggs & Stratton Corporation                                 1.11%           125        13.01         1,626
BWS       Brown Shoe Company, Inc.                                      1.11%           118        13.75         1,622
BKI       Buckeye Technologies Inc. *                                   1.11%           192         8.45         1,622
CHG       CH Energy Group, Inc.                                         1.10%            47        34.25         1,610
CEM       Chemtura Corporation                                          2.22%           515         6.30         3,245
CBR       CIBER, Inc. *                                                 1.11%           254         6.39         1,623
CLP       Colonial Properties Trust                                     1.12%            82        19.86         1,629
COLB      Columbia Banking System, Inc.                                 1.12%            81        20.16         1,633
CTS       CTS Corporation                                               1.11%           158        10.25         1,619
CYT       Cytec Industries Inc.                                         2.22%            59        55.10         3,251
FCS       Fairchild Semiconductor International, Inc. *                 2.23%           277        11.74         3,252
GKSR      G&K Services, Inc.                                            1.10%            52        30.97         1,610
GXP       Great Plains Energy Incorporated                              2.23%           129        25.26         3,259
GPI       Group 1 Automotive, Inc.                                      1.12%            79        20.63         1,630
THG       Hanover Insurance Group Inc.                                  2.22%            75        43.30         3,248
HCC       HCC Insurance Holdings, Inc.                                  2.22%           152        21.36         3,247
HTCH      Hutchinson Technology Incorporated *                          1.12%           119        13.69         1,629
IM        Ingram Micro Inc. *                                           2.22%           182        17.81         3,241
IDTI      Integrated Device Technology, Inc. *                          2.22%           325         9.99         3,247
IVC       Invacare Corporation                                          1.11%            80        20.21         1,617
JAKK      JAKKS Pacific, Inc. *                                         1.11%            72        22.50         1,620
KELYA     Kelly Services, Inc.                                          2.23%           163        19.95         3,252
KND       Kindred Healthcare, Inc. *                                    2.21%           111        29.14         3,235
LEA       Lear Corporation *                                            2.22%           214        15.17         3,246
LPNT      LifePoint Hospitals, Inc. *                                   2.22%           112        28.93         3,240
LYV       Live Nation Inc. *                                            1.11%           155        10.49         1,626
MDTH      MedCath Corporation *                                         1.11%            90        18.08         1,627

                    Schedule of Investments (cont'd.)

          S&P Target SMid 60 Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(5)                                   Price           Shares      Share       the Trust (2)
___________________________________                                   ____________    ______      _________   _____________
MPW      Medical Properties Trust Inc.                                  1.11%           159       $10.20      $  1,622
MHK      Mohawk Industries, Inc. *                                      2.22%            50        64.81         3,240
MOV      Movado Group, Inc.                                             1.11%            82        19.85         1,628
NEWP     Newport Corporation *                                          1.11%           139        11.65         1,619
NU       Northeast Utilities                                            2.22%           127        25.54         3,244
OMX      OfficeMax Inc.                                                 1.11%           115        14.14         1,626
OMG      OM Group, Inc. *                                               1.12%            45        36.29         1,633
OSG      Overseas Shipholding Group, Inc.                               2.22%            40        81.09         3,244
PLFE     Presidential Life Corporation                                  1.11%           102        15.91         1,623
PRSP     Prosperity Bancshares, Inc.                                    1.11%            59        27.55         1,625
RGS      Regis Corporation                                              2.23%           121        26.90         3,255
SAFT     Safety Insurance Group, Inc.                                   1.11%            44        36.99         1,628
SCHL     Scholastic Corporation *                                       2.23%           113        28.82         3,257
SRP      Sierra Pacific Resources                                       2.22%           253        12.82         3,243
SKYW     SkyWest, Inc.                                                  1.11%           123        13.21         1,625
SAH      Sonic Automotive, Inc.                                         1.11%           119        13.59         1,617
SFN      Spherion Corporation *                                         1.11%           335         4.85         1,625
SUP      Superior Industries International, Inc.                        1.11%            93        17.42         1,620
TECD     Tech Data Corporation *                                        2.22%            95        34.13         3,242
TDS      Telephone and Data Systems, Inc.                               2.23%            72        45.18         3,253
URI      United Rentals, Inc. *                                         2.23%           163        19.96         3,253
VSH      Vishay Intertechnology, Inc. *                                 2.22%           348         9.32         3,243
WRB      W.R. Berkley Corporation                                       2.22%           130        24.97         3,246
WNC      Wabash National Corporation                                    1.11%           194         8.39         1,628
WR       Westar Energy, Inc.                                            2.22%           151        21.51         3,248
ZLC      Zale Corporation *                                             1.11%            81        20.07         1,626
                                                                      _______                                 ________
              Total Investments                                       100.00%                                 $146,131
                                                                      =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

             Target 50/50 Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


 At the Opening of Business on the Initial Date of Deposit-June 30, 2008


                                                                          Percentage
                                                                          of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                         Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                    Price          Shares     Share       the Trust (2)
______________________________________                                    ____________   ______     _________   _____________
Common Stocks (100%):
The Dow(R) Target Dividend Strategy Stocks (50.00%):
BBT          BB&T Corporation                                               2.50%          501      $ 23.72     $ 11,884
BGG          Briggs & Stratton Corporation                                  2.50%          913        13.01       11,878
CINF         Cincinnati Financial Corporation                               2.50%          455        26.09       11,871
CNB          The Colonial BancGroup, Inc.                                   2.50%         2,433        4.88       11,873
CMA          Comerica Incorporated                                          2.50%          441        26.90       11,863
DTE          DTE Energy Company                                             2.50%          287        41.45       11,896
FITB         Fifth Third Bancorp                                            2.50%         1,161       10.23       11,877
FBP          First BanCorp. +                                               2.50%         1,594        7.45       11,875
FNFG         First Niagara Financial Group, Inc.                            2.50%          895        13.27       11,877
KEY          KeyCorp                                                        2.50%         1,066       11.14       11,875
MWV          MeadWestvaco Corporation                                       2.50%          512        23.19       11,873
PCBC         Pacific Capital Bancorp                                        2.50%          814        14.59       11,876
RF           Regions Financial Corporation                                  2.50%         1,102       10.78       11,880
RPM          RPM International, Inc.                                        2.50%          578        20.56       11,884
STI          SunTrust Banks, Inc.                                           2.50%          321        37.04       11,890
SUP          Superior Industries International, Inc.                        2.50%          682        17.42       11,880
TRMK         Trustmark Corporation                                          2.50%          644        18.45       11,882
UMPQ         Umpqua Holdings Corporation                                    2.50%          928        12.79       11,869
UVV          Universal Corporation                                          2.50%          264        45.00       11,880
WBS          Webster Financial Corporation                                  2.50%          618        19.21       11,872

Target VIP Strategy Stocks (50.00%):
The Dow(R) Dividend and Repurchase Target 5 Strategy Stocks (8.35%):
AA           Alcoa Inc.                                                     1.67%          224        35.38       7,925
T            AT&T Inc.                                                      1.67%          242        32.76       7,928
XOM          Exxon Mobil Corporation                                        1.68%           92        86.55       7,963
GE           General Electric Company                                       1.66%          301        26.26       7,904
IBM          International Business Machines Corporation                    1.67%           66       120.05       7,923
European Target 20 Strategy Stocks (8.42%) #:
AV/ LN       Aviva Plc                                                      0.42%          198        10.01       1,982
CS FP        AXA S.A.                                                       0.42%           66        30.01       1,981
BBVA SM      Banco Bilbao Vizcaya Argentaria, S.A.                          0.42%          102        19.45       1,984
BARC LN      Barclays Plc                                                   0.42%          333         5.94       1,976
BT/A LN      BT Group Plc                                                   0.42%          501         3.95       1,980
ACA FP       Credit Agricole S.A.                                           0.42%           94        21.12       1,986
DBK GY       Deutsche Bank AG                                               0.42%           23        87.44       2,011
DTE GY       Deutsche Telekom AG                                            0.42%          122        16.26       1,983
ENEL IM      Enel SpA                                                       0.42%          207         9.56       1,979
FTE FP       France Telecom S.A.                                            0.42%           72        27.50       1,980
HSBA LN      HSBC Holdings Plc                                              0.42%          128        15.49       1,983
INGA NA      ING Groep N.V.                                                 0.42%           62        32.16       1,994
ISP IM       Intesa Sanpaolo                                                0.42%          347         5.70       1,979
LLOY LN      Lloyds TSB Group Plc                                           0.42%          313         6.31       1,976
RBS LN       Royal Bank of Scotland Group Plc                               0.42%          456         4.34       1,978
SAN SM       Santander Central Hispano S.A.                                 0.42%          108        18.42       1,989
TIT IM       Telecom Italia SpA                                             0.42%          989         2.00       1,979
TLSN SS      TeliaSonera AB                                                 0.44%          250         8.33       2,083
UCG IM       UniCredito Italiano SpA                                        0.42%          324         6.11       1,979
VOD LN       Vodafone Group Plc                                             0.42%          701         2.82       1,978

                    Schedule of Investments (cont'd.)

             Target 50/50 Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                                          Percentage
                                                                          of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                         Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                    Price          Shares     Share       the Trust (2)
______________________________________                                    ____________   ______     _________   _____________
The Nasdaq(R) Target 15 Strategy Stocks (8.32%):
ATVI         Activision, Inc. *                                             0.28%           40      $ 33.72     $  1,349
BBBY         Bed Bath & Beyond Inc. *                                       0.21%           34        29.06          988
CHRW         C.H. Robinson Worldwide, Inc.                                  0.26%           22        55.26        1,216
CHKP         Check Point Software Technologies Ltd. +*                      0.14%           28        23.96          671
CTSH         Cognizant Technology Solutions Corporation *                   0.26%           37        32.89        1,217
DTV          The DIRECTV Group, Inc. *                                      0.80%          149        25.58        3,811
FAST         Fastenal Company                                               0.18%           19        44.72          850
GILD         Gilead Sciences, Inc. *                                        1.32%          119        52.86        6,290
JOYG         Joy Global Inc.                                                0.23%           14        76.76        1,075
LLTC         Linear Technology Corporation                                  0.19%           28        32.42          908
QCOM         QUALCOMM Inc.                                                  1.99%          207        45.65        9,450
RIMM         Research in Motion Limited +*                                  1.88%           74       120.98        8,952
SIAL         Sigma-Aldrich Corporation                                      0.19%           17        54.09          920
STLD         Steel Dynamics, Inc.                                           0.19%           24        38.41          922
XLNX         Xilinx, Inc.                                                   0.20%           37        25.27          935
The S&P Target 24 Strategy Stocks (8.29%):
ALTR         Altera Corporation                                             0.50%          113        20.95        2,367
BUD          Anheuser-Busch Companies, Inc.                                 0.30%           23        62.26        1,432
BIG          Big Lots, Inc. *                                               0.07%           11        32.20          354
BIIB         Biogen Idec Inc. *                                             0.42%           35        57.04        1,996
BCR          C.R. Bard, Inc.                                                0.22%           12        88.15        1,058
CB           The Chubb Corporation                                          0.80%           76        50.03        3,802
CSX          CSX Corporation                                                0.30%           23        62.14        1,429
CMI          Cummins Inc.                                                   0.16%           12        64.34          772
D            Dominion Resources, Inc.                                       0.15%           16        46.20          739
ESV          ENSCO International Incorporated                               0.17%           10        80.68          807
ESRX         Express Scripts, Inc. *                                        0.39%           30        62.54        1,876
HAL          Halliburton Company                                            0.66%           60        52.16        3,130
HAS          Hasbro, Inc.                                                   0.15%           20        35.14          703
JNS          Janus Capital Group Inc.                                       0.19%           34        27.07          920
LLTC         Linear Technology Corporation                                  0.56%           82        32.42        2,658
LMT          Lockheed Martin Corporation                                    0.50%           24        99.62        2,391
MCHP         Microchip Technology Incorporated                              0.45%           70        30.87        2,161
NOV          National-Oilwell Varco Inc. *                                  0.56%           30        88.41        2,652
PEP          PepsiCo, Inc.                                                  0.70%           52        63.93        3,324
PCL          Plum Creek Timber Company, Inc.                                0.31%           35        42.57        1,490
PPL          PPL Corporation                                                0.11%           10        52.05          520
STR          Questar Corporation                                            0.07%            5        70.13          351
UST          UST Inc.                                                       0.06%            5        54.24          271
YUM          Yum! Brands, Inc.                                              0.49%           67        35.01        2,346

                    Schedule of Investments (cont'd.)

             Target 50/50 Portfolio, 3rd Quarter 2008 Series
                                 FT 1720



                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008



                                                                          Percentage
                                                                          of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                         Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                    Price          Shares     Share       the Trust (2)
______________________________________                                    ____________   ______     _________   _____________
Target Small-Cap Strategy Stocks (8.28%):
ABAX         Abaxis, Inc. *                                                 0.14%           28      $ 24.50     $    686
AMED         Amedisys, Inc. *                                               0.32%           30        50.23        1,507
AMN          Ameron International Corporation                               0.25%           10       118.00        1,180
AP           Ampco-Pittsburgh Corporation                                   0.11%           12        45.79          549
BMI          Badger Meter, Inc.                                             0.17%           17        47.81          813
CCC          Calgon Carbon Corporation *                                    0.16%           48        15.71          754
CPLA         Capella Education Company *                                    0.24%           19        58.98        1,121
GTLS         Chart Industries, Inc. *                                       0.31%           32        45.94        1,470
CIR          Circor International, Inc.                                     0.20%           19        49.70          944
CYBS         CyberSource Corporation *                                      0.30%           82        17.13        1,405
ESE          ESCO Technologies Inc. *                                       0.29%           30        46.43        1,393
GMCR         Green Mountain Coffee Roasters, Inc. *                         0.22%           27        39.51        1,067
GIFI         Gulf Island Fabrication, Inc.                                  0.16%           16        48.99          784
IIVI         II-VI Incorporated *                                           0.26%           35        35.17        1,231
KOP          Koppers Holdings, Inc.                                         0.20%           23        41.56          956
FSTR         L.B. Foster Company *                                          0.09%           13        34.41          447
LG           The Laclede Group, Inc.                                        0.21%           25        40.66        1,016
LUFK         Lufkin Industries, Inc.                                        0.30%           17        84.00        1,428
MATK         Martek Biosciences Corporation *                               0.27%           38        33.94        1,290
VIVO         Meridian Bioscience, Inc.                                      0.27%           47        27.84        1,308
MPWR         Monolithic Power Systems *                                     0.17%           38        21.51          817
MFLX         Multi-Fineline Electronix, Inc. *                              0.17%           28        28.18          789
BABY         Natus Medical Incorporated *                                   0.13%           29        21.43          621
NEU          NewMarket Corporation                                          0.26%           18        69.49        1,251
NWPX         Northwest Pipe Company *                                       0.11%           10        54.67          547
OTTR         Otter Tail Corporation                                         0.28%           35        38.14        1,335
PSEM         Pericom Semiconductor Corporation *                            0.10%           29        15.97          463
PDC          Pioneer Drilling Company *                                     0.24%           58        19.69        1,142
PLXS         Plexus Corp. *                                                 0.29%           49        28.42        1,393
POWI         Power Integrations, Inc. *                                     0.23%           35        31.53        1,104
SWSI         Superior Well Services Inc. *                                  0.18%           27        31.91          862
SVR          Syniverse Holdings Inc. *                                      0.26%           78        15.88        1,239
TISI         Team, Inc. *                                                   0.15%           21        33.89          712
TNS          TNS Inc. *                                                     0.13%           27        23.78          642
TQNT         TriQuint Semiconductor, Inc. *                                 0.22%          167         6.39        1,067
TRLG         True Religion Apparel, Inc. *                                  0.15%           27        26.76          722
ULTI         The Ultimate Software Group, Inc. *                            0.22%           28        36.71        1,028
VOCS         Vocus, Inc. *                                                  0.14%           21        32.37          680
WRES         Warren Resources Inc. *                                        0.20%           64        14.84          950
ZOLL         Zoll Medical Corporation *                                     0.18%           25        33.65          841

                    Schedule of Investments (cont'd.)

             Target 50/50 Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                                          Percentage
                                                                          of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                         Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                    Price          Shares     Share       the Trust (2)
______________________________________                                    ____________   ______     _________   _____________
Value Line(R) Target 25 Strategy Stocks (8.34%):
ARO          Aeropostale, Inc. *                                            0.09%           13      $ 32.13     $    418
AGU          Agrium Inc. +                                                  0.27%           12       106.73        1,281
APA          Apache Corporation                                             0.75%           26       137.10        3,565
BRY          Berry Petroleum Company                                        0.08%            7        57.75          404
CF           CF Industries Holdings, Inc.                                   0.13%            4       156.85          627
CLF          Cleveland-Cliffs Inc.                                          0.16%            7       111.32          779
CMP          Compass Minerals International, Inc.                           0.08%            5        79.90          399
DVN          Devon Energy Corporation                                       0.87%           36       114.88        4,136
ESV          ENSCO International Incorporated                               0.19%           11        80.68          887
EOG          EOG Resources, Inc.                                            0.52%           19       130.19        2,474
ERES         eResearch Technology, Inc. *                                   0.09%           24        17.11          411
FLS          Flowserve Corporation                                          0.12%            4       138.14          553
GDI          Gardner Denver Inc. *                                          0.09%            8        54.50          436
GRC          The Gorman-Rupp Company                                        0.09%           10        41.15          411
GYMB         The Gymboree Corporation *                                     0.09%           10        40.94          409
HAL          Halliburton Company                                            0.75%           68        52.16        3,547
HES          Hess Corporation                                               0.67%           25       127.06        3,176
MOS          The Mosaic Company *                                           1.06%           34       148.18        5,038
NEU          NewMarket Corporation                                          0.09%            6        69.49          417
NE           Noble Corporation +                                            0.29%           21        64.76        1,360
NUE          Nucor Corporation                                              0.39%           25        74.88        1,872
POT          Potash Corporation of Saskatchewan Inc. +                      1.15%           24       228.43        5,482
KWK          Quicksilver Resources Inc. *                                   0.10%           12        38.98          468
R            Ryder System, Inc.                                             0.09%            6        69.82          419
WDC          Western Digital Corporation *                                  0.13%           18        34.87          628
                                                                          _______                               ________
                  Total Investments                                       100.00%                               $475,212
                                                                          =======                               ========
______________________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

      Target Diversified Dividend Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                Price           Shares      Share       the Trust (2)
______________________________________                                ____________    ______      ________    _____________
Common Stocks (100%):
ADVNB       Advanta Corp. (Class B)                                     2.50%           566       $ 6.76      $  3,826
T           AT&T Inc.                                                   2.51%           117        32.76         3,833
BMS         Bemis Company, Inc.                                         2.49%           168        22.70         3,814
BGG         Briggs & Stratton Corporation                               2.50%           294        13.01         3,825
BMY         Bristol-Myers Squibb Company                                2.50%           188        20.30         3,816
BHS         Brookfield Homes Corporation                                2.48%           300        12.66         3,798
CALM        Cal-Maine Foods, Inc.                                       2.50%           121        31.57         3,820
COF         Capital One Financial Corporation                           2.50%           100        38.31         3,831
CTL         CenturyTel, Inc.                                            2.51%           108        35.49         3,833
ED          Consolidated Edison, Inc. (Con Edison)                      2.51%           100        38.42         3,842
CRRC        Courier Corporation                                         2.50%           185        20.64         3,818
DAI         Daimler AG +                                                2.49%            61        62.55         3,816
DB          Deutsche Bank AG +                                          2.50%            44        86.90         3,824
DOW         The Dow Chemical Company                                    2.50%           110        34.83         3,831
EWBC        East West Bancorp, Inc.                                     2.50%           530         7.21         3,821
LLY         Eli Lilly and Company                                       2.50%            84        45.61         3,831
GCI         Gannett Co., Inc.                                           2.51%           174        22.02         3,832
IMN         Imation Corp.                                               2.50%           159        24.06         3,826
SJM         The J. M. Smucker Company                                   2.49%            92        41.38         3,807
LPX         Louisiana-Pacific Corporation                               2.50%           438         8.73         3,824
MIC         Macquarie Infrastructure Company LLC                        2.50%           142        26.97         3,830
MXIM        Maxim Integrated Products, Inc.                             2.50%           182        21.00         3,822
MEG         Media General, Inc.                                         2.50%           290        13.17         3,819
MOT         Motorola, Inc.                                              2.50%           520         7.35         3,822
NC          NACCO Industries, Inc.                                      2.52%            51        75.46         3,848
OSG         Overseas Shipholding Group, Inc.                            2.49%            47        81.09         3,811
PFE         Pfizer Inc.                                                 2.50%           221        17.28         3,819
PNW         Pinnacle West Capital Corporation                           2.50%           123        31.06         3,820
PNM         PNM Resources Inc.                                          2.50%           326        11.73         3,824
RAI         Reynolds American Inc.                                      2.50%            82        46.60         3,821
STX         Seagate Technology +                                        2.50%           196        19.48         3,818
SEH         Spartech Corporation                                        2.50%           387         9.87         3,820
SUN         Sunoco, Inc.                                                2.50%           102        37.48         3,823
TU          TELUS Corporation +                                         2.50%            95        40.24         3,823
TSO         Tesoro Corporation                                          2.50%           201        19.06         3,831
TNP         Tsakos Energy Navigation Ltd. +                             2.49%           103        37.00         3,811
VZ          Verizon Communications Inc.                                 2.51%           112        34.28         3,839
WMK         Weis Markets, Inc.                                          2.50%           117        32.65         3,820
WR          Westar Energy, Inc.                                         2.50%           178        21.51         3,829
WYE         Wyeth                                                       2.50%            83        46.09         3,825
                                                                      ________                                ________
                 Total Investments                                    100.00%                                 $152,943
                                                                      ========                                ========
______________________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

    Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


 At the Opening of Business on the Initial Date of Deposit-June 30, 2008


                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                  Price          Shares      Share       the Trust (2)
______________________________________                                  ____________   ______      _________   _____________
Common Stocks (100%):
The Dow(R) Target Dividend Strategy Stocks (25.01%):
BBT        BB&T Corporation                                               1.26%          202        $23.72     $  4,791
BGG        Briggs & Stratton Corporation                                  1.25%          368        13.01         4,788
CINF       Cincinnati Financial Corporation                               1.24%          182        26.09         4,748
CNB        The Colonial BancGroup, Inc.                                   1.25%          980         4.88         4,782
CMA        Comerica Incorporated                                          1.25%          178        26.90         4,788
DTE        DTE Energy Company                                             1.25%          115        41.45         4,767
FITB       Fifth Third Bancorp                                            1.25%          468        10.23         4,788
FBP        First BanCorp. +                                               1.25%          642         7.45         4,783
FNFG       First Niagara Financial Group, Inc.                            1.25%          361        13.27         4,790
KEY        KeyCorp                                                        1.25%          429        11.14         4,779
MWV        MeadWestvaco Corporation                                       1.25%          205        23.19         4,754
PCBC       Pacific Capital Bancorp                                        1.25%          328        14.59         4,786
RF         Regions Financial Corporation                                  1.25%          444        10.78         4,786
RPM        RPM International, Inc.                                        1.25%          233        20.56         4,790
STI        SunTrust Banks, Inc.                                           1.25%          129        37.04         4,778
SUP        Superior Industries International, Inc.                        1.25%          275        17.42         4,790
TRMK       Trustmark Corporation                                          1.25%          259        18.45         4,779
UMPQ       Umpqua Holdings Corporation                                    1.25%          374        12.79         4,783
UVV        Universal Corporation                                          1.26%          107        45.00         4,815
WBS        Webster Financial Corporation                                  1.25%          249        19.21         4,783
European Target 20 Strategy Stocks (24.90%) #:
AV/ LN     Aviva Plc                                                      1.25%          475        10.01         4,754
CS FP      AXA S.A.                                                       1.27%          161        30.01         4,832
BBVA SM    Banco Bilbao Vizcaya Argentaria, S.A.                          1.25%          246        19.45         4,786
BARC LN    Barclays Plc                                                   1.25%          801         5.94         4,754
BT/A LN    BT Group Plc                                                   1.25%        1,210         3.95         4,781
ACA FP     Credit Agricole S.A.                                           1.25%          225        21.12         4,753
DBK GY     Deutsche Bank AG                                               1.26%           55        87.44         4,809
DTE GY     Deutsche Telekom AG                                            1.25%          294        16.26         4,780
ENEL IM    Enel SpA                                                       1.25%          500         9.56         4,781
FTE FP     France Telecom S.A.                                            1.25%          174        27.50         4,784
HSBA LN    HSBC Holdings Plc                                              1.25%          309        15.49         4,788
INGA NA    ING Groep N.V.                                                 1.26%          149        32.16         4,792
ISP IM     Intesa Sanpaolo                                                1.25%          834         5.70         4,756
LLOY LN    Lloyds TSB Group Plc                                           1.26%          759         6.31         4,792
RBS LN     Royal Bank of Scotland Group Plc                               1.25%        1,096         4.34         4,753
SAN SM     Santander Central Hispano S.A.                                 1.25%          260        18.42         4,788
TIT IM     Telecom Italia SpA                                             1.26%        2,395         2.00         4,791
TLSN SS    TeliaSonera AB                                                 1.09%          500         8.33         4,166
UCG IM     UniCredito Italiano SpA                                        1.25%          783         6.11         4,783
VOD LN     Vodafone Group Plc                                             1.25%        1,694         2.82         4,781

                    Schedule of Investments (cont'd.)

    Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                  Price          Shares      Share       the Trust (2)
______________________________________                                  ____________   ______      _________   _____________
Global Target 15 Strategy Stocks (25.02%):
BAC         Bank of America Corporation                                   1.66%          258       $24.59      $  6,344
2388 HK     BOC Hong Kong (Holdings) Limited #                            1.73%        2,500         2.63         6,585
BT/A LN     BT Group Plc #                                                1.67%        1,613         3.95         6,374
293 HK      Cathay Pacific Airways Limited #                              1.49%        3,000         1.89         5,683
267 HK      CITIC Pacific Limited #                                       1.90%        2,000         3.63         7,255
C           Citigroup Inc.                                                1.67%          370        17.25         6,382
1199 HK     Cosco Pacific Limited #                                       1.67%        4,000         1.59         6,358
GE          General Electric Company                                      1.67%          243        26.26         6,381
GM          General Motors Corporation                                    1.67%          552        11.55         6,376
ITV LN      ITV Plc #                                                     1.67%        6,741         0.95         6,377
LOG LN      LogicaCMG Plc #                                               1.67%        3,023         2.11         6,382
PFE         Pfizer Inc.                                                   1.67%          369        17.28         6,376
RBS LN      Royal Bank of Scotland Group Plc #                            1.67%        1,473         4.34         6,388
VOD LN      Vodafone Group Plc #                                          1.66%        2,246         2.82         6,338
551 HK      Yue Yuen Industrial (Holdings) Limited #                      1.55%        2,500         2.37         5,935
Target Diversified Dividend Strategy Stocks (25.07%):
ADVNB       Advanta Corp. (Class B)                                       0.63%         354          6.76         2,393
T           AT&T Inc.                                                     0.63%          73         32.76         2,391
BMS         Bemis Company, Inc.                                           0.62%         105         22.70         2,384
BGG         Briggs & Stratton Corporation                                 0.63%         184         13.01         2,394
BMY         Bristol-Myers Squibb Company                                  0.63%         118         20.30         2,395
BHS         Brookfield Homes Corporation                                  0.66%         200         12.66         2,532
CALM        Cal-Maine Foods, Inc.                                         0.63%          76         31.57         2,399
COF         Capital One Financial Corporation                             0.62%          62         38.31         2,375
CTL         CenturyTel, Inc.                                              0.62%          67         35.49         2,378
ED          Consolidated Edison, Inc. (Con Edison)                        0.62%          62         38.42         2,382
CRRC        Courier Corporation                                           0.63%         116         20.64         2,394
DAI         Daimler AG +                                                  0.62%          38         62.55         2,377
DB          Deutsche Bank AG +                                            0.64%          28         86.90         2,433
DOW         The Dow Chemical Company                                      0.62%          68         34.83         2,368
EWBC        East West Bancorp, Inc.                                       0.63%         332          7.21         2,394
LLY         Eli Lilly and Company                                         0.62%          52         45.61         2,372
GCI         Gannett Co., Inc.                                             0.62%         108         22.02         2,378
IMN         Imation Corp.                                                 0.62%          99         24.06         2,382
SJM         The J. M. Smucker Company                                     0.63%          58         41.38         2,400
LPX         Louisiana-Pacific Corporation                                 0.63%         274          8.73         2,392
MIC         Macquarie Infrastructure Company LLC                          0.62%          88         26.97         2,373
MXIM        Maxim Integrated Products, Inc.                               0.63%         114         21.00         2,394

                    Schedule of Investments (cont'd.)

    Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                  Price          Shares      Share       the Trust (2)
______________________________________                                  ____________   ______      _________   _____________
Target Diversified Dividend Strategy Stocks (cont'd):
MEG      Media General, Inc.                                              0.63%         182        $13.17      $  2,397
MOT      Motorola, Inc.                                                   0.63%         326          7.35         2,396
NC       NACCO Industries, Inc.                                           0.63%          32         75.46         2,415
OSG      Overseas Shipholding Group, Inc.                                 0.62%          29         81.09         2,352
PFE      Pfizer Inc.                                                      0.63%         139         17.28         2,402
PNW      Pinnacle West Capital Corporation                                0.63%          77         31.06         2,392
PNM      PNM Resources Inc.                                               0.63%         204         11.73         2,393
RAI      Reynolds American Inc.                                           0.62%          51         46.60         2,377
STX      Seagate Technology +                                             0.63%         123         19.48         2,396
SEH      Spartech Corporation                                             0.62%         241          9.87         2,379
SUN      Sunoco, Inc.                                                     0.63%          64         37.48         2,399
TU       TELUS Corporation +                                              0.62%          59         40.24         2,374
TSO      Tesoro Corporation                                               0.62%         125         19.06         2,383
TNP      Tsakos Energy Navigation Ltd. +                                  0.62%          64         37.00         2,368
VZ       Verizon Communications Inc.                                      0.63%          70         34.28         2,400
WMK      Weis Markets, Inc.                                               0.62%          73         32.65         2,383
WR       Westar Energy, Inc.                                              0.63%         111         21.51         2,388
WYE      Wyeth                                                            0.63%          52         46.09         2,397
                                                                        _______                                ________
              Total Investments                                         100.00%                                $381,857
                                                                        =======                                ========
_____________________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

             Target Growth Portfolio, 3rd Quarter 2008 Series
                                 FT 1720



                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008




                                                                       Percentage      Number      Market        Cost of
Ticker Symbol and                                                      of Aggregate    of          Value per     Securities to
Name of Issuer of Securities (1)(4)(5)                                 Offering Price  Shares      Share         the Trust (2)
______________________________________                                 ______________  ______      _________     _____________
Common Stocks (100%):
ATVI      Activision, Inc. *                                             3.34%           144       $ 33.72       $  4,856
AGU       Agrium Inc. +                                                  3.31%            45        106.73          4,803
AKS       AK Steel Holding Corporation                                   3.33%            71         68.21          4,843
AMZN      Amazon.com, Inc. *                                             3.34%            65         74.66          4,853
BUD       Anheuser-Busch Companies, Inc.                                 3.34%            78         62.26          4,856
BMC       BMC Software, Inc. *                                           3.33%           133         36.42          4,844
CHRW      C.H. Robinson Worldwide, Inc.                                  3.35%            88         55.26          4,863
CAM       Cameron International Corporation *                            3.32%            88         54.91          4,832
CE        Celanese Corporation                                           3.34%           105         46.23          4,854
CF        CF Industries Holdings, Inc.                                   3.35%            31        156.85          4,862
GLW       Corning Incorporated                                           3.34%           207         23.45          4,854
DISH      DISH Network Corp. *                                           3.34%           166         29.26          4,857
ESV       ENSCO International Incorporated                               3.33%            60         80.68          4,841
ESRX      Express Scripts, Inc. *                                        3.31%            77         62.54          4,816
FSLR      First Solar, Inc. *                                            3.30%            18        266.25          4,792
FLS       Flowserve Corporation                                          3.33%            35        138.14          4,835
FLR       Fluor Corporation                                              3.30%            26        184.38          4,794
GILD      Gilead Sciences, Inc. *                                        3.35%            92         52.86          4,863
HAL       Halliburton Company                                            3.34%            93         52.16          4,851
MA        MasterCard, Inc.                                               3.37%            18        271.72          4,891
MDR       McDermott International, Inc. +*                               3.34%            78         62.20          4,852
MICC      Millicom International Cellular S.A. +                         3.32%            46        104.93          4,827
MOS       The Mosaic Company *                                           3.36%            33        148.18          4,890
NOV       National-Oilwell Varco Inc. *                                  3.35%            55         88.41          4,862
NXY       Nexen Inc. +                                                   3.34%           124         39.15          4,855
NE        Noble Corporation +                                            3.34%            75         64.76          4,857
POT       Potash Corporation of Saskatchewan Inc. +                      3.30%            21        228.43          4,797
RIMM      Research in Motion Limited +*                                  3.33%            40        120.98          4,839
WDC       Western Digital Corporation *                                  3.34%           139         34.87          4,847
YUM       Yum! Brands, Inc.                                              3.32%           138         35.01          4,831
                                                                       _______                                   ________
                  Total Investments                                    100.00%                                   $145,317
                                                                       =======                                   ========
___________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

        Target Long-Term Growth Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


 At the Opening of Business on the Initial Date of Deposit-June 30, 2008


                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)(5)                                   Offering Price   Shares    per Share   the Trust (2)
______________________________________                                   ______________   ______    _________   _____________
Common Stocks (100%):
Target Growth Strategy Stocks (45.02%):
ATVI          Activision, Inc. *                                           1.50%           195      $ 33.72     $  6,575
AGU           Agrium Inc. +                                                1.51%            62       106.73        6,617
AKS           AK Steel Holding Corporation                                 1.51%            97       68.21         6,616
AMZN          Amazon.com, Inc. *                                           1.50%            88       74.66         6,570
BUD           Anheuser-Busch Companies, Inc.                               1.50%           106       62.26         6,600
BMC           BMC Software, Inc. *                                         1.50%           181       36.42         6,592
CHRW          C.H. Robinson Worldwide, Inc.                                1.50%           119       55.26         6,576
CAM           Cameron International Corporation *                          1.50%           120       54.91         6,589
CE            Celanese Corporation                                         1.50%           143       46.23         6,611
CF            CF Industries Holdings, Inc.                                 1.50%            42      156.85         6,588
GLW           Corning Incorporated                                         1.50%           281       23.45         6,589
DISH          DISH Network Corp. *                                         1.50%           225       29.26         6,583
ESV           ENSCO International Incorporated                             1.51%            82       80.68         6,616
ESRX          Express Scripts, Inc. *                                      1.49%           105       62.54         6,567
FSLR          First Solar, Inc. *                                          1.51%            25      266.25         6,656
FLS           Flowserve Corporation                                        1.51%            48      138.14         6,631
FLR           Fluor Corporation                                            1.51%            36      184.38         6,638
GILD          Gilead Sciences, Inc. *                                      1.50%           125       52.86         6,607
HAL           Halliburton Company                                          1.50%           126       52.16         6,572
MA            MasterCard, Inc.                                             1.48%            24      271.72         6,521
MDR           McDermott International, Inc. +*                             1.50%           106       62.20         6,593
MICC          Millicom International Cellular S.A. +                       1.50%            63      104.93         6,611
MOS           The Mosaic Company *                                         1.48%            44      148.18         6,520
NOV           National-Oilwell Varco Inc. *                                1.51%            75       88.41         6,631
NXY           Nexen Inc. +                                                 1.50%           168       39.15         6,577
NE            Noble Corporation +                                          1.50%           102       64.76         6,606
POT           Potash Corporation of Saskatchewan Inc. +                    1.51%            29      228.43         6,624
RIMM          Research in Motion Limited +*                                1.49%            54      120.98         6,533
WDC           Western Digital Corporation *                                1.50%           189       34.87         6,590
YUM           Yum! Brands, Inc.                                            1.50%           188       35.01         6,582
S&P Target SMid 60 Strategy Stocks (39.99%):
ALK           Alaska Air Group, Inc. *                                     0.89%           236       16.57         3,911
AFG           American Financial Group, Inc.                               0.89%           144       27.12         3,905
AM            American Greetings Corporation                               0.89%           311       12.54         3,900
AVT           Avnet Inc. *                                                 0.89%           142       27.55         3,912
AVCT          Avocent Corporation *                                        0.89%           211       18.54         3,912
BBOX          Black Box Corporation                                        0.45%            70       27.97         1,958
BGP           Borders Group, Inc.                                          0.89%           661        5.91         3,907
BGG           Briggs & Stratton Corporation                                0.44%           150       13.01         1,952
BWS           Brown Shoe Company, Inc.                                     0.44%           142       13.75         1,953
BKI           Buckeye Technologies Inc. *                                  0.44%           231        8.45         1,952
CHG           CH Energy Group, Inc.                                        0.44%            57       34.25         1,952
CEM           Chemtura Corporation                                         0.89%           620        6.30         3,906

                    Schedule of Investments (cont'd.)

        Target Long-Term Growth Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


 At the Opening of Business on the Initial Date of Deposit-June 30, 2008


                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)(5)                                   Offering Price   Shares    per Share   the Trust (2)
______________________________________                                   ______________   ______    _________   _____________
S&P Target SMid 60 Strategy Stocks (cont'd.):
CBR         CIBER, Inc. *                                                  0.44%           305      $  6.39     $  1,949
CLP         Colonial Properties Trust                                      0.44%            98        19.86        1,946
COLB        Columbia Banking System, Inc.                                  0.44%            97        20.16        1,956
CTS         CTS Corporation                                                0.44%           190        10.25        1,948
CYT         Cytec Industries Inc.                                          0.89%            71        55.10        3,912
FCS         Fairchild Semiconductor International, Inc. *                  0.89%           333        11.74        3,909
GKSR        G&K Services, Inc.                                             0.44%            63        30.97        1,951
GXP         Great Plains Energy Incorporated                               0.89%           155        25.26        3,915
GPI         Group 1 Automotive, Inc.                                       0.45%            95        20.63        1,960
THG         Hanover Insurance Group Inc.                                   0.89%            90        43.30        3,897
HCC         HCC Insurance Holdings, Inc.                                   0.89%           183        21.36        3,909
HTCH        Hutchinson Technology Incorporated *                           0.45%           143        13.69        1,958
IM          Ingram Micro Inc. *                                            0.89%           219        17.81        3,900
IDTI        Integrated Device Technology, Inc. *                           0.89%           391         9.99        3,906
IVC         Invacare Corporation                                           0.45%            97        20.21        1,960
JAKK        JAKKS Pacific, Inc. *                                          0.45%            87        22.50        1,958
KELYA       Kelly Services, Inc.                                           0.89%           196        19.95        3,910
KND         Kindred Healthcare, Inc. *                                     0.89%           134        29.14        3,905
LEA         Lear Corporation *                                             0.89%           257        15.17        3,899
LPNT        LifePoint Hospitals, Inc. *                                    0.89%           135        28.93        3,906
LYV         Live Nation Inc. *                                             0.44%           186        10.49        1,951
MDTH        MedCath Corporation *                                          0.44%           108        18.08        1,953
MPW         Medical Properties Trust Inc.                                  0.44%           191        10.20        1,948
MHK         Mohawk Industries, Inc. *                                      0.89%            60        64.81        3,889
MOV         Movado Group, Inc.                                             0.44%            98        19.85        1,945
NEWP        Newport Corporation *                                          0.45%           168        11.65        1,957
NU          Northeast Utilities                                            0.89%           153        25.54        3,908
OMX         OfficeMax Inc.                                                 0.44%           138        14.14        1,951
OMG         OM Group, Inc. *                                               0.45%            54        36.29        1,960
OSG         Overseas Shipholding Group, Inc.                               0.89%            48        81.09        3,892
PLFE        Presidential Life Corporation                                  0.45%           123        15.91        1,957
PRSP        Prosperity Bancshares, Inc.                                    0.44%            71        27.55        1,956
RGS         Regis Corporation                                              0.89%           145        26.90        3,900
SAFT        Safety Insurance Group, Inc.                                   0.45%            53        36.99        1,960
SCHL        Scholastic Corporation *                                       0.89%           135        28.82        3,891
SRP         Sierra Pacific Resources                                       0.89%           305        12.82        3,910
SKYW        SkyWest, Inc.                                                  0.44%           148        13.21        1,955
SAH         Sonic Automotive, Inc.                                         0.45%           144        13.59        1,957
SFN         Spherion Corporation *                                         0.44%           402         4.85        1,950
SUP         Superior Industries International, Inc.                        0.44%           112        17.42        1,951
TECD        Tech Data Corporation *                                        0.89%           114        34.13        3,891
TDS         Telephone and Data Systems, Inc.                               0.88%            86        45.18        3,885
URI         United Rentals, Inc. *                                         0.89%           196        19.96        3,912
VSH         Vishay Intertechnology, Inc. *                                 0.89%           419         9.32        3,905
WRB         W.R. Berkley Corporation                                       0.89%           156        24.97        3,895
WNC         Wabash National Corporation                                    0.44%           233         8.39        1,955
WR          Westar Energy, Inc.                                            0.89%           181        21.51        3,893
ZLC         Zale Corporation *                                             0.44%            97        20.07        1,947

                    Schedule of Investments (cont'd.)

        Target Long-Term Growth Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)(5)                                   Offering Price   Shares    per Share   the Trust (2)
______________________________________                                   ______________   ______    _________   _____________
NYSE(R) International Target 25 Strategy Stocks (14.99%) +:
AEG         Aegon N.V.                                                     0.60%           202      $ 13.06     $  2,638
AZ          Allianz AG (ADR)                                               0.60%           150        17.59        2,639
AIB         Allied Irish Banks Plc (ADR)                                   0.60%            85        30.94        2,630
AXA         AXA S.A. (ADR)                                                 0.60%            88        29.84        2,626
STD         Banco Santander Central Hispano S.A. (ADR)                     0.60%           144        18.30        2,635
BCS         Barclays Plc (ADR)                                             0.60%           112        23.59        2,642
CS          Credit Suisse Group (ADR)                                      0.60%            58        45.18        2,620
DAI         Daimler AG                                                     0.60%            42        62.55        2,627
DB          Deutsche Bank AG                                               0.59%            30        86.90        2,607
DT          Deutsche Telekom AG (ADR)                                      0.60%           163        16.15        2,632
FTE         France Telecom S.A. (ADR)                                      0.60%            96        27.36        2,627
HMC         Honda Motor Co., Ltd. (ADR)                                    0.60%            77        34.19        2,633
ING         ING Groep N.V. (ADR)                                           0.60%            83        31.89        2,647
KB          Kookmin Bank (ADR)                                             0.60%            45        58.86        2,649
KEP         Korea Electric Power Corporation (ADR)                         0.60%           179        14.70        2,631
LYG         Lloyds TSB Group Plc (ADR)                                     0.60%           104        25.29        2,630
MTU         Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR)              0.60%           302         8.72        2,633
NTT         Nippon Telegraph & Telephone Corporation (ADR)                 0.60%           110        23.89        2,628
DCM         NTT DoCoMo, Inc. (ADR)                                         0.60%           187        14.11        2,639
REP         Repsol YPF, S.A. (ADR)                                         0.60%            67        39.18        2,625
RBS         Royal Bank of Scotland Group Plc (ADR)                         0.60%           606         4.35        2,636
SNE         Sony Corporation (ADR)                                         0.60%            60        43.91        2,635
TI          Telecom Italia SpA (ADR)                                       0.60%           134        19.72        2,642
TM          Toyota Motor Corporation (ADR)                                 0.60%            28        94.33        2,641
VOD         Vodafone Group Plc (ADR)                                       0.60%            95        27.86        2,647
                                                                         _______                                ________
                 Total Investments                                       100.00%                                $439,318
                                                                         =======                                ========
___________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

            Target Mega-Cap Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


 At the Opening of Business on the Initial Date of Deposit-June 30, 2008


                                                                        Percentage                   Market      Cost of
Ticker Symbol and                                                       of Aggregate     Number      Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                  Offering Price   of Shares   Share       the Trust (2)
______________________________________                                  ______________   _________   _________   _____________
Common Stocks (100%):
AMGN        Amgen Inc. *                                                  3.33%            260       $   46.37   $ 12,056
APA         Apache Corporation                                            3.34%             88          137.10     12,065
AMAT        Applied Materials, Inc.                                       3.33%            625           19.29     12,056
MT          ArcelorMittal (ADR) +                                         3.33%            121           99.36     12,023
BAX         Baxter International Inc.                                     3.34%            192           62.91     12,079
BRK/B       Berkshire Hathaway Inc. (Class B) *                           3.33%              3        4,016.50     12,049
BHP         BHP Billiton Limited (ADR) +                                  3.33%            145           82.91     12,022
BNI         Burlington Northern Santa Fe Corporation                      3.34%            124           97.40     12,078
CVX         Chevron Corporation                                           3.33%            123           97.80     12,029
CMCSA       Comcast Corporation (Class A)                                 3.33%            647           18.63     12,054
GLW         Corning Incorporated                                          3.33%            514           23.45     12,053
CVS         CVS Caremark Corporation                                      3.33%            303           39.77     12,050
FCX         Freeport-McMoRan Copper & Gold, Inc. (Class B)                3.35%            104          116.31     12,096
DNA         Genentech, Inc. *                                             3.34%            166           72.72     12,071
GD          General Dynamics Corporation                                  3.34%            145           83.28     12,076
GILD        Gilead Sciences, Inc. *                                       3.33%            228           52.86     12,052
INTC        Intel Corporation                                             3.33%            561           21.49     12,056
JNJ         Johnson & Johnson                                             3.34%            190           63.57     12,078
LUKOY       LUKOIL (ADR) +                                                3.33%            122           98.70     12,041
MON         Monsanto Company                                              3.34%             94          128.34     12,064
MOS         The Mosaic Company *                                          3.32%             81          148.18     12,003
OXY         Occidental Petroleum Corporation                              3.33%            136           88.45     12,029
PCZ         Petro-Canada +                                                3.33%            220           54.73     12,041
QCOM        QUALCOMM Inc.                                                 3.33%            264           45.65     12,052
SSL         Sasol (ADR) +                                                 3.33%            205           58.79     12,052
PCU         Southern Copper Corporation                                   3.34%            111          108.84     12,081
TSM         Taiwan Semiconductor Manufacturing Company Ltd. (ADR) +       3.33%          1,109           10.87     12,055
TXN         Texas Instruments Incorporated                                3.34%            423           28.51     12,060
UNP         Union Pacific Corporation                                     3.33%            163           73.83     12,034
WMT         Wal-Mart Stores, Inc.                                         3.33%            214           56.30     12,048
                                                                        _______                                  ________
                 Total Investments                                      100.00%                                  $361,603
                                                                        =======                                  ========
_____________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

           Target Small-Cap Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


 At the Opening of Business on the Initial Date of Deposit-June 30, 2008


                                                                       Percentage      Number      Market        Cost of
Ticker Symbol and                                                      of Aggregate    of          Value per     Securities to
Name of Issuer of Securities (1)(5)                                    Offering Price  Shares      Share         the Trust (2)
___________________________________                                    ______________  ______      _________     _____________
Common Stocks (100%):
ABAX      Abaxis, Inc. *                                                 1.72%           114       $ 24.50       $  2,793
AMED      Amedisys, Inc. *                                               3.84%           124         50.23          6,229
AMN       Ameron International Corporation                               3.05%            42        118.00          4,956
AP        Ampco-Pittsburgh Corporation                                   1.44%            51         45.79          2,335
BMI       Badger Meter, Inc.                                             2.00%            68         47.81          3,251
CCC       Calgon Carbon Corporation *                                    1.91%           197         15.71          3,095
CPLA      Capella Education Company *                                    2.87%            79         58.98          4,659
GTLS      Chart Industries, Inc. *                                       3.77%           133         45.94          6,110
CIR       Circor International, Inc.                                     2.42%            79         49.70          3,926
CYBS      CyberSource Corporation *                                      3.53%           334         17.13          5,721
ESE       ESCO Technologies Inc. *                                       3.49%           122         46.43          5,665
GMCR      Green Mountain Coffee Roasters, Inc. *                         2.70%           111         39.51          4,386
GIFI      Gulf Island Fabrication, Inc.                                  2.02%            67         48.99          3,282
IIVI      II-VI Incorporated *                                           3.10%           143         35.17          5,029
KOP       Koppers Holdings, Inc.                                         2.41%            94         41.56          3,907
FSTR      L.B. Foster Company *                                          1.10%            52         34.41          1,789
LG        The Laclede Group, Inc.                                        2.58%           103         40.66          4,188
LUFK      Lufkin Industries, Inc.                                        3.62%            70         84.00          5,880
MATK      Martek Biosciences Corporation *                               3.24%           155         33.94          5,261
VIVO      Meridian Bioscience, Inc.                                      3.28%           191         27.84          5,317
MPWR      Monolithic Power Systems *                                     2.07%           156         21.51          3,356
MFLX      Multi-Fineline Electronix, Inc. *                              2.02%           116         28.18          3,269
BABY      Natus Medical Incorporated *                                   1.57%           119         21.43          2,550
NEU       NewMarket Corporation                                          3.08%            72         69.49          5,003
NWPX      Northwest Pipe Company *                                       1.42%            42         54.67          2,296
OTTR      Otter Tail Corporation                                         3.39%           144         38.14          5,492
PSEM      Pericom Semiconductor Corporation *                            1.18%           120         15.97          1,916
PDC       Pioneer Drilling Company *                                     2.88%           237         19.69          4,667
PLXS      Plexus Corp. *                                                 3.50%           200         28.42          5,684
POWI      Power Integrations, Inc. *                                     2.76%           142         31.53          4,477
SWSI      Superior Well Services Inc. *                                  2.18%           111         31.91          3,542
SVR       Syniverse Holdings Inc. *                                      3.11%           318         15.88          5,050
TISI      Team, Inc. *                                                   1.80%            86         33.89          2,915
TNS       TNS Inc. *                                                     1.63%           111         23.78          2,640
TQNT      TriQuint Semiconductor, Inc. *                                 2.70%           686          6.39          4,384
TRLG      True Religion Apparel, Inc. *                                  1.81%           110         26.76          2,944
ULTI      The Ultimate Software Group, Inc. *                            2.62%           116         36.71          4,258
VOCS      Vocus, Inc. *                                                  1.70%            85         32.37          2,751
WRES      Warren Resources Inc. *                                        2.39%           261         14.84          3,873
ZOLL      Zoll Medical Corporation *                                     2.10%           101         33.65          3,399
                                                                       _______                                   ________
                  Total Investments                                    100.00%                                   $162,245
                                                                       =======                                   ========
___________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

    Target VIP Conservative Equity Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


 At the Opening of Business on the Initial Date of Deposit-June 30, 2008


                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)(5)                                   Offering Price   Shares    per Share   the Trust (2)
______________________________________                                   ______________   ______    _________   _____________
Common Stocks (100%):
The Dow(R) Dividend and Repurchase Target 10 Strategy Stocks (29.97%):
AA          Alcoa Inc.                                                      3.00%           402     $ 35.38     $ 14,223
T           AT&T Inc.                                                       3.00%           434       32.76       14,218
BAC         Bank of America Corporation                                     2.99%           578       24.59       14,213
XOM         Exxon Mobil Corporation                                         2.99%           164       86.55       14,194
GE          General Electric Company                                        3.00%           542       26.26       14,233
GM          General Motors Corporation                                      3.00%          1,231      11.55       14,218
HD          The Home Depot, Inc.                                            3.00%           592       24.02       14,220
IBM         International Business Machines Corporation                     2.99%           118      120.05       14,166
MCD         McDonald's Corporation                                          3.00%           252       56.50       14,238
PFE         Pfizer Inc.                                                     3.00%           823       17.28       14,221
Global Target 15 Strategy Stocks (10.21%):
BAC         Bank of America Corporation                                     0.66%           128       24.59        3,148
2388 HK     BOC Hong Kong (Holdings) Limited #                              0.55%          1,000       2.63        2,634
BT/A LN     BT Group Plc #                                                  0.67%           800        3.95        3,161
293 HK      Cathay Pacific Airways Limited #                                0.80%          2,000       1.89        3,789
267 HK      CITIC Pacific Limited #                                         0.76%          1,000       3.63        3,627
C           Citigroup Inc.                                                  0.67%           183       17.25        3,157
1199 HK     Cosco Pacific Limited #                                         0.67%          2,000       1.59        3,179
GE          General Electric Company                                        0.66%           120       26.26        3,151
GM          General Motors Corporation                                      0.67%           274       11.55        3,165
ITV LN      ITV Plc #                                                       0.67%          3,340       0.95        3,160
LOG LN      LogicaCMG Plc #                                                 0.67%          1,497       2.11        3,160
PFE         Pfizer Inc.                                                     0.67%           183       17.28        3,162
RBS LN      Royal Bank of Scotland Group Plc #                              0.67%           729        4.34        3,162
VOD LN      Vodafone Group Plc #                                            0.67%          1,121       2.82        3,164
551 HK      Yue Yuen Industrial (Holdings) Limited #                        0.75%          1,500       2.37        3,561
The S&P Target 24 Strategy Stocks (49.86%):
ALTR        Altera Corporation                                              2.99%           677       20.95       14,183
BUD         Anheuser-Busch Companies, Inc.                                  1.78%           136       62.26        8,467
BIG         Big Lots, Inc. *                                                0.45%            67       32.20        2,157
BIIB        Biogen Idec Inc. *                                              2.49%           207       57.04       11,807
BCR         C.R. Bard, Inc.                                                 1.32%            71       88.15        6,259
CB          The Chubb Corporation                                           4.78%           453       50.03       22,664
CSX         CSX Corporation                                                 1.83%           140       62.14        8,700
CMI         Cummins Inc.                                                    1.00%            74       64.34        4,761
D           Dominion Resources, Inc.                                        0.95%            98       46.20        4,528
ESV         ENSCO International Incorporated                                1.02%            60       80.68        4,841
ESRX        Express Scripts, Inc. *                                         2.39%           181       62.54       11,320
HAL         Halliburton Company                                             3.97%           361       52.16       18,830
HAS         Hasbro, Inc.                                                    0.90%           122       35.14        4,287
JNS         Janus Capital Group Inc.                                        1.17%           206       27.07        5,576
LLTC        Linear Technology Corporation                                   3.37%           493       32.42       15,983
LMT         Lockheed Martin Corporation                                     2.98%           142       99.62       14,146
MCHP        Microchip Technology Incorporated                               2.71%           417       30.87       12,873
NOV         National-Oilwell Varco Inc. *                                   3.32%           178       88.41       15,737
PEP         PepsiCo, Inc.                                                   4.19%           311       63.93       19,882
PCL         Plum Creek Timber Company, Inc.                                 1.88%           210       42.57        8,940
PPL         PPL Corporation                                                 0.68%            62       52.05        3,227
STR         Questar Corporation                                             0.41%            28       70.13        1,964
UST         UST Inc.                                                        0.33%            29       54.24        1,573
YUM         Yum! Brands, Inc.                                               2.95%           400       35.01       14,004

                    Schedule of Investments (cont'd.)


                    At the Opening of Business on the
                  Initial Date of Deposit-June 30, 2008


                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)(5)                                   Offering Price   Shares    per Share   the Trust (2)
______________________________________                                   ______________   ______    _________   _____________
Value Line(R) Target 25 Strategy Stocks (9.96%):
ARO         Aeropostale, Inc. *                                             0.10%            15     $ 32.13     $    482
AGU         Agrium Inc. +                                                   0.34%            15      106.73        1,601
APA         Apache Corporation                                              0.90%            31      137.10        4,250
BRY         Berry Petroleum Company                                         0.11%             9       57.75          520
CF          CF Industries Holdings, Inc.                                    0.17%             5      156.85          784
CLF         Cleveland-Cliffs Inc.                                           0.19%             8      111.32          891
CMP         Compass Minerals International, Inc.                            0.10%             6       79.90          479
DVN         Devon Energy Corporation                                        1.02%            42      114.88        4,825
ESV         ENSCO International Incorporated                                0.22%            13       80.68        1,049
EOG         EOG Resources, Inc.                                             0.63%            23      130.19        2,994
ERES        eResearch Technology, Inc. *                                    0.10%            28       17.11          479
FLS         Flowserve Corporation                                           0.15%             5      138.14          691
GDI         Gardner Denver Inc. *                                           0.10%             9       54.50          490
GRC         The Gorman-Rupp Company                                         0.10%            12       41.15          494
GYMB        The Gymboree Corporation *                                      0.10%            12       40.94          491
HAL         Halliburton Company                                             0.89%            81       52.16        4,225
HES         Hess Corporation                                                0.80%            30      127.06        3,812
MOS         The Mosaic Company *                                            1.28%            41      148.18        6,075
NEU         NewMarket Corporation                                           0.10%             7       69.49          486
NE          Noble Corporation +                                             0.34%            25       64.76        1,619
NUE         Nucor Corporation                                               0.46%            29       74.88        2,171
POT         Potash Corporation of Saskatchewan Inc. +                       1.40%            29      228.43        6,624
KWK         Quicksilver Resources Inc. *                                    0.11%            14       38.98          546
R           Ryder System, Inc.                                              0.10%             7       69.82          489
WDC         Western Digital Corporation *                                   0.15%            21       34.87          732
                                                                          _______                               ________
                 Total Investments                                        100.00%                               $474,532
                                                                          =======                               ========
______________________

See "Notes to Schedules of Investments" on page 43.


                         Schedule of Investments

  Value Line(R) Diversified Target 40 Portfolio, 3rd Quarter 2008 Series
                                 FT 1720


 At the Opening of Business on the Initial Date of Deposit-June 30, 2008


                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(5)                                   Price           Shares      Share       the Trust (2)
___________________________________                                   ____________    ______      _________   _____________
Common Stocks (100%):
AAP      Advance Auto Parts, Inc.                                       2.49%           109       $ 39.40     $  4,295
ARO      Aeropostale, Inc. *                                            2.50%           134         32.13        4,305
ACS      Affiliated Computer Services, Inc. (Class A) *                 2.50%            82         52.48        4,303
ATK      Alliant Techsystems Inc. *                                     2.48%            43         99.52        4,279
ADM      Archer-Daniels-Midland Company                                 2.50%           131         32.92        4,313
AZO      AutoZone, Inc. *                                               2.51%            36        120.13        4,325
BIG      Big Lots, Inc. *                                               2.51%           134         32.20        4,315
BJ       BJ's Wholesale Club, Inc. *                                    2.49%           110         39.01        4,291
CAT      Caterpillar Inc.                                               2.48%            58         73.75        4,278
CVX      Chevron Corporation                                            2.50%            44         97.80        4,303
COP      ConocoPhillips                                                 2.50%            47         91.64        4,307
CCK      Crown Holdings, Inc. *                                         2.50%           165         26.05        4,298
CMI      Cummins Inc.                                                   2.50%            67         64.34        4,311
DE       Deere & Company                                                2.49%            60         71.38        4,283
DTV      The DIRECTV Group, Inc. *                                      2.49%           168         25.58        4,297
DLTR     Dollar Tree, Inc. *                                            2.49%           132         32.51        4,291
EMN      Eastman Chemical Company                                       2.51%            63         68.71        4,329
EL       The Estee Lauder Companies Inc.                                2.49%            93         46.12        4,289
ESRX     Express Scripts, Inc. *                                        2.51%            69         62.54        4,315
XOM      Exxon Mobil Corporation                                        2.51%            50         86.55        4,328
FCX      Freeport-McMoRan Copper & Gold, Inc. (Class B)                 2.50%            37        116.31        4,303
BGC      General Cable Corporation *                                    2.49%            72         59.54        4,287
GEF      Greif Inc.                                                     2.52%            68         63.79        4,338
HAS      Hasbro, Inc.                                                   2.51%           123         35.14        4,322
HES      Hess Corporation                                               2.51%            34        127.06        4,320
HPQ      Hewlett-Packard Company                                        2.51%            97         44.58        4,324
IBM      International Business Machines Corporation                    2.51%            36        120.05        4,322
LH       Laboratory Corporation of America Holdings *                   2.49%            62         69.28        4,295
LMT      Lockheed Martin Corporation                                    2.49%            43         99.62        4,284
MTW      The Manitowoc Company, Inc.                                    2.50%           134         32.19        4,313
MUR      Murphy Oil Corporation                                         2.52%            45         96.29        4,333
OXY      Occidental Petroleum Corporation                               2.52%            49         88.45        4,334
OI       Owens-Illinois, Inc. *                                         2.51%           103         41.95        4,321
ROST     Ross Stores, Inc.                                              2.49%           118         36.39        4,294
RDC      Rowan Companies, Inc.                                          2.50%            93         46.36        4,312
TEX      Terex Corporation *                                            2.50%            84         51.33        4,312
UHS      Universal Health Services, Inc. (Class B)                      2.50%            68         63.38        4,310
WAG      Walgreen Co.                                                   2.51%           131         32.97        4,319
WMT      Wal-Mart Stores, Inc.                                          2.48%            76         56.30        4,279
WDC      Western Digital Corporation *                                  2.49%           123         34.87        4,289
                                                                      _______                                 ________
              Total Investments                                       100.00%                                 $172,266
                                                                      =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 43.

Page 42


                    NOTES TO SCHEDULES OF INVESTMENTS

(1) All Securities are represented by regular way contracts to purchase such Securities which are backed by an irrevocable letter of credit deposited with the Trustee. The Sponsor entered into purchase contracts for the Securities on June 30, 2008. Such purchase contracts are expected to settle within three business days.

(2) The cost of the Securities to a Trust represents the aggregate underlying value with respect to the Securities acquired-generally determined by the closing sale prices of the Securities on the applicable exchange (where applicable, converted into U.S. dollars at the exchange rate at the Evaluation Time) at the Evaluation Time on the usiness day prior to the Initial Date of Deposit. The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a Trust if an event occurs after publication of the market values normally used by such Trust but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. The valuation of the Securities has been determined by the Evaluator, an affiliate of the Sponsor. In accordance with Statement of Financial Accounting Standards No. 157 "Fair Value Measurements," each Trust's investments are classified as Level 1, which refers to securities traded in an active market. The cost of the Securities to the Sponsor and the Sponsor's profit or loss (which is the difference between the cost of the Securities to the Sponsor and the cost of the Securities to a Trust) are set forth below:

                                                                                Cost of Securities     Profit
                                                                                to Sponsor             (Loss)
                                                                                __________________     ______
The Dow(R) Target 5 Portfolio, 3rd Quarter 2008 Series                          $147,606               $  (809)
European Target 30 Portfolio, 3rd Quarter 2008 Series                            431,152                (1,597)
Global Target 15 Portfolio, 3rd Quarter 2008 Series                              177,979                (1,599)
The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2008 Series                       170,791                   120
NYSE(R) International Target 25 Portfolio, 3rd Quarter 2008 Series               169,141                (1,566)
The S&P Target 24 Portfolio, 3rd Quarter 2008 Series                             153,463                  (114)
S&P Target SMid 60 Portfolio, 3rd Quarter 2008 Series                            146,185                   (54)
Target 50/50 Portfolio, 3rd Quarter 2008 Series                                  476,093                  (881)
Target Diversified Dividend Portfolio, 3rd Quarter 2008 Series                   152,884                    59
Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2008 Series                383,039                (1,182)
Target Growth Portfolio, 3rd Quarter 2008 Series                                 145,505                  (188)
Target Long-Term Growth Portfolio, 3rd Quarter 2008 Series                       440,256                  (938)
Target Mega-Cap Portfolio, 3rd Quarter 2008 Series                               363,338                (1,735)
Target Small-Cap Portfolio, 3rd Quarter 2008 Series                              162,245                     0
Target VIP Conservative Equity Portfolio, 3rd Quarter 2008 Series                476,269                (1,737)
Value Line(R) Diversified Target 40 Portfolio, 3rd Quarter 2008 Series           172,566                  (300)

(3) Current Dividend Yield for each Security was calculated by dividing the most recent annualized ordinary dividend declared or paid on a Security (such figure adjusted to reflect any change in dividend policy announced subsequent to the most recently declared dividend) by that Security's closing sale price at the Evaluation Time on the business day prior to the Initial Date of Deposit, without consideration of foreign withholding or changes in currency exchange rates, if applicable.

(4) Common stocks of companies headquartered or incorporated outside the United States comprise the percentage of the investments of the Trusts as indicated:

European Target 30 Portfolio, 3rd Quarter 2008 Series, 100.00%
Global Target 15 Portfolio, 3rd Quarter 2008 Series, 66.67%
The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2008 Series, 24.42%
NYSE(R) International Target 25 Portfolio, 3rd Quarter 2008 Series, 100.00% Target 50/50 Portfolio, 3rd Quarter 2008 Series, 14.65%
Target Diversified Dividend Portfolio, 3rd Quarter 2008 Series, 12.48% Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2008 Series, 45.96% Target Growth Portfolio, 3rd Quarter 2008 Series, 23.28%
Target Long-Term Growth Portfolio, 3rd Quarter 2008 Series, 25.50%
Target Mega-Cap Portfolio, 3rd Quarter 2008 Series, 19.98%
Target VIP Conservative Equity Portfolio, 3rd Quarter 2008 Series, 8.96%

(5) Securities of companies in the following sectors comprise the percentage of the investments of the Trusts as indicated:

The Dow(R) Target 5 Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 20.00%; Financial Services, 40.00%;
Health Care, 20.00%; Industrials, 20.00%

European Target 30 Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 6.68%; Consumer Staples, 6.67%; Energy, 23.38%; Financial Services, 3.33%; Industrials, 10.00%; Information Technology, 3.33%; Materials, 39.94%; Telecommunications Services, 3.34%; Utilities, 3.33%

Page 43


Global Target 15 Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 20.09%; Financial Services, 26.74%; Health Care, 6.66%; Industrials, 26.47%; Information Technology, 6.68%;
Telecommunications Services, 13.36%

The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 12.14%; Health Care, 15.93%; Industrials, 7.94%; Information Technology, 59.37%; Materials, 4.62%

NYSE(R) International Target 25 Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 16.00%; Energy, 4.00%; Financial Services, 52.00%; Telecommunications Services, 24.00%; Utilities, 4.00%

The S&P Target 24 Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 8.62%; Consumer Staples, 12.62%; Energy, 16.64%; Financial Services, 15.71% (which includes REITs, representing 3.80% of the portfolio); Health Care, 12.48%; Industrials, 11.68%; Information
Technology, 18.17%; Utilities, 4.08%

S&P Target SMid 60 Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 23.34%; Energy, 2.22%; Financial Services, 15.57% (which includes REITs, representing 2.23% of the portfolio); Health Care, 6.65%; Industrials, 12.22%; Information Technology, 21.11%; Materials, 6.67%; Telecommunications Services, 2.23%; Utilities, 9.99%

Target 50/50 Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 4.79%; Consumer Staples, 3.78%; Energy, 8.37%; Financial Services, 41.76% (which includes REITs, representing 0.31% of the portfolio); Health Care, 3.75%; Industrials, 8.40%; Information Technology, 10.22%; Materials, 11.00%; Telecommunications Services, 4.47%; Utilities, 3.46%

Target Diversified Dividend Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 9.98%; Consumer Staples, 9.99%; Energy, 9.98%; Financial Services, 10.00%; Health Care, 10.00%; Industrials, 10.02%; Information Technology, 10.00%; Materials, 9.99%; Telecommunications Services, 10.03%; Utilities, 10.01%

Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 8.67%; Consumer Staples, 3.76%; Energy, 2.49%; Financial Services, 43.05%; Health Care, 4.18%; Industrials, 10.49%; Information Technology, 4.18%; Materials, 4.99%; Telecommunications Services, 13.18%; Utilities, 5.01%

Target Growth Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 10.00%; Consumer Staples, 3.34%; Energy, 20.02%; Health Care, 6.66%; Industrials, 16.62%; Information Technology, 20.05%; Materials, 19.99%; Telecommunications Services, 3.32%

Target Long-Term Growth Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 16.23%; Consumer Staples, 1.50%; Energy, 10.51%; Financial Services, 14.01% (which includes REITs, representing 0.88% of the portfolio); Health Care, 5.66%; Industrials, 12.40%; Information Technology, 17.43%; Materials, 11.68%; Telecommunications Services, 5.98%; Utilities, 4.60%

Target Mega-Cap Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 3.33%; Consumer Staples, 6.66%; Energy, 19.99%; Financial Services, 3.33%; Health Care, 16.68%; Industrials, 10.01%; Information Technology, 19.99%; Materials, 20.01%

Target Small-Cap Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 4.68%; Consumer Staples, 2.70%; Energy, 13.09%; Health Care, 15.75%; Industrials, 26.98%; Information Technology, 23.71%; Materials, 7.40%; Telecommunications Services, 3.11%; Utilities, 2.58%

Target VIP Conservative Equity Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 15.59%; Consumer Staples, 6.30%; Energy, 16.32%; Financial Services, 13.37% (which includes REITs, representing 1.88% of the portfolio); Health Care, 9.97%; Industrials, 12.15%; Information
Technology, 12.88%; Materials, 7.04%; Telecommunications Services, 4.34%; Utilities, 2.04%

Value Line(R) Diversified Target 40 Portfolio, 3rd Quarter 2008 Series:
Consumer Discretionary, 19.99%; Consumer Staples, 12.47%; Energy, 17.56%; Health Care, 7.50%; Industrials, 19.93%; Information Technology, 10.01%; Materials, 12.54%

+ Each Security represents the common stock of a foreign company which trades directly, or through an American Depositary Receipt ("ADR"), on a U.S. national securities exchange.

# Each Security represents the common stock of a foreign company which trades directly on a foreign securities exchange.

* This Security has not paid a cash dividend during the 12 months prior to the Initial Date of Deposit.


                       The FT Series

The FT Series Defined.

We, First Trust Portfolios L.P. (the "Sponsor"), have created hundreds of similar yet separate series of a unit investment trust which we have named the FT Series. The series to which this prospectus relates, FT 1720, consists of 16 separate portfolios set forth below:

- Dow(R) Target 5 3Q '08 - Term 9/30/09
(The Dow(R) Target 5Portfolio, 3rd Quarter 2008 Series)
- European Target 30 3Q '08 - Term 9/30/09
(European Target 30 Portfolio, 3rd Quarter 2008 Series)
- Global Target 15 3Q '08 - Term 9/30/09
(Global Target 15 Portfolio, 3rd Quarter 2008 Series)
- Nasdaq(R)  Target 15 3Q '08 - Term 9/30/09
(The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2008 Series)
- NYSE(R) Intl. Target 25 3Q '08 - Term 9/30/09
(NYSE (R) International Target 25 Portfolio, 3rd Quarter
2008 Series)
- S&P Target 24 3Q '08 - Term 9/30/09
(The S&P Target 24 Portfolio, 3rd Quarter 2008 Series)
- S&P Target SMid 60 3Q '08 - Term 9/30/09
(S&P Target SMid 60 Portfolio, 3rd Quarter 2008 Series)
- Target 50/50 3Q '08 - Term 9/30/09
(Target 50/50 Portfolio, 3rd Quarter 2008 Series)
- Target Divsd. Dvd. 3Q '08 - Term 9/30/09
(Target Diversified Dividend Portfolio, 3rd Quarter 2008
Series)
- Target Dvd. Multi-Strat. 3Q '08 - Term 9/30/09
(Target Dividend Multi-Strategy Portfolio, 3rd Quarter
2008 Series)
- Target Growth 3Q '08 - Term 9/30/09
(Target Growth Portfolio, 3rd Quarter 2008 Series)
- Target Long-Term Growth 3Q '08 - Term 9/30/09
(Target Long-Term Growth Portfolio, 3rd Quarter 2008 Series)
- Target Mega-Cap 3Q '08 - Term 9/30/09
(Target Mega-Cap Portfolio, 3rd Quarter 2008 Series)
- Target Small-Cap 3Q '08 - Term 9/30/09
(Target Small-Cap Portfolio, 3rd Quarter 2008 Series)
- Target VIP Cons. Eqty. 3Q '08 - Term 9/30/09
(Target VIP Conservative Equity Portfolio, 3rd Quarter
2008 Series)
- Value Line(R) Divsd. Target 40 3Q '08 - Term 9/30/09 (Value Line(R) Diversified Target 40 Portfolio, 3rd
Quarter 2008 Series)

Each Trust was created under the laws of the State of New York by a Trust Agreement (the "Indenture") dated the Initial Date of Deposit. This agreement, entered into among First Trust Portfolios L.P., as Sponsor, The Bank of New York as Trustee, FTP Services LLC ("FTPS") as FTPS Unit Servicing Agent and First Trust Advisors L.P. as Portfolio Supervisor and Evaluator, governs the operation of the Trusts.

YOU MAY GET MORE SPECIFIC DETAILS CONCERNING THE NATURE, STRUCTURE AND RISKS OF THIS PRODUCT IN AN "INFORMATION SUPPLEMENT" BY CALLING THE SPONSOR AT 1-800-621-1675, EXT. 1.

How We Created the Trusts.

On the Initial Date of Deposit, we deposited portfolios of common stocks with the Trustee and in turn, the Trustee delivered documents to us representing our ownership of the Trusts in the form of units ("Units").

After the Initial Date of Deposit, we may deposit additional Securities in a Trust, or cash (including a letter of credit or the equivalent) with instructions to buy more Securities, to create new Units for sale. If we create additional Units, we will attempt, to the extent practicable, to maintain the percentage relationship established among the Securities on the Initial Date of Deposit (as set forth in "Schedule of Investments" for each Trust), adjusted to reflect the sale, redemption or liquidation of any of the Securities or any stock split or a merger or other similar event affecting the issuer of the Securities.

Since the prices of the Securities will fluctuate daily, the ratio of Securities in a Trust, on a market value basis, will also change daily. The portion of Securities represented by each Unit will not change as a result of the deposit of additional Securities or cash in a Trust. If we deposit cash, you and new investors may experience a dilution of your investment. This is because prices of Securities will fluctuate between the time of the cash deposit and the purchase of the Securities, and because the Trusts pay the associated brokerage fees. To reduce this dilution, the Trusts will try to buy the Securities as close to the Evaluation Time and as close to the evaluation price as possible. In addition, because the Trusts pay the brokerage fees associated with the creation of new Units and with the sale of Securities to meet redemption and exchange requests, frequent redemption and exchange activity will likely result in higher brokerage expenses.

An affiliate of the Trustee may receive these brokerage fees or the Trustee may retain and pay us (or our affiliate) to act as agent for a Trust to buy Securities. If we or an affiliate of ours act as agent to a Trust we will be subject to the restrictions under the Investment
Company Act of 1940, as amended (the "1940 Act").

We cannot guarantee that a Trust will keep its present size and composition for any length of time. Securities may periodically be sold under certain circumstances to satisfy Trust obligations, to meet redemption requests and, as described in "Removing Securities from a Trust," to maintain the sound investment character of the Trusts, and the proceeds from these sales will be used to meet Trust obligations or distributed to Unit holders, but will not be reinvested. However, Securities will not be sold to take advantage of market fluctuations or changes in anticipated rates of appreciation or depreciation, or if they no longer meet the criteria by which they were selected. You will not be able to dispose of or vote any of the Securities in the Trusts. As the holder of the Securities, the Trustee will vote all of the Securities and will do so based on our instructions.

Neither we nor the Trustee will be liable for a failure in any of the Securities. However, if a contract for the purchase of any of the Securities initially deposited in a Trust fails, unless we can purchase substitute Securities ("Replacement Securities") we will refund to you that portion of the purchase price and transactional sales charge resulting from the failed contract on the next Distribution Date. Any Replacement Security a Trust acquires will be identical to those from the failed contract.

                        Portfolios

Objective.

When you invest in a Trust you are purchasing a quality portfolio of attractive common stocks in one convenient purchase. The objective of each Trust is to provide the potential for an above-average total return. To achieve this objective, each Trust will invest in the common stocks of companies which are selected by applying a unique specialized strategy. While the Trusts seek to provide the potential for above-average total return, each follows a different investment strategy. We cannot guarantee that a Trust will achieve its objective or that a Trust will make money once expenses are deducted.

               The Dow(R) Target 5 Portfolio

The Dow (R) Target 5 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Dow
(R) Target 5 Strategy seeks to uncover stocks that may be out of favor or undervalued. Investing in stocks with high dividend yields may be effective in achieving the investment objective of the Trust, because regular dividends are common for established companies, and dividends have historically accounted for a large portion of the total return on stocks. The Dow (R) Target 5 Strategy seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in the Dow Jones Industrial Averagesm ("DJIA(sm)").

The Dow (R) Target 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by dividend yield as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 highest dividend-yielding stocks from this group.

Step 3:From the 10 stocks selected in Step 2, we select an equally-weighted portfolio of the five stocks with the lowest per share stock price for The Dow (R) Target 5 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, The Dow (R) Target 5 Portfolio is considered to be a Large-Cap Value Trust.


               European Target 30 Portfolio

The European Target 30 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Portfolio seeks to uncover stocks that may be out of favor or undervalued. The European Target 30 Strategy stocks are determined as follows:

Step 1:We begin with all stocks headquartered in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the
Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom as of two business days prior to the date of this prospectus

Step 2:We identify the 250 largest companies, based on market capitalization, which also have a minimum three-month average daily trading volume of $1 million.

Step 3:We rank the stocks on four factors:
o Price-to-Book
o Price-to-Cash Flow
o Recent Price Appreciation
o Return on Assets

Step 4:We eliminate any stock with a three-month average daily trading volume of less than 20,000 shares. We then purchase an approximately equally-weighted portfolio of the 30 stocks with the best overall ranking on the four factors.


Based on the composition of the portfolio on the Initial Date of Deposit, the European Target 30 Portfolio is considered to be a Large-Cap Value Trust.


                Global Target 15 Portfolio

The Global Target 15 Strategy invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Global

Target 15 Strategy seeks to uncover stocks that may be out of favor or undervalued. The Trust seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in a particular index. The Global Target 15 Strategy stocks are determined as follows:

Step 1: We rank all stocks contained in the DJIA(sm), the Financial Times Industrial Ordinary Share Index ("FT Index") and the Hang Seng Index by dividend yield as of the business day prior to the date of this prospectus in the case of DJIA(sm) stocks or two business days prior to the date of this prospectus in the case of FT Index and Hang Seng Index stocks.

Step 2: We select the 10 highest dividend-yielding stocks in each respective index.

Step 3: We select an approximately equally-weighted portfolio of the five stocks with the lowest per share stock price of the 10 highest-dividend yielding stocks in each respective index as of their respective selection date for the Global Target 15 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, the Global Target 15 Portfolio is considered to be a Large-Cap Value Trust.


             The Nasdaq(R) Target 15 Portfolio

The Nasdaq(R) Target 15 Strategy selects a portfolio of the 15 Nasdaq-100 Index(R) stocks with the best overall ranking on both 12- and 6-month price appreciation, return on assets and price to cash flow as a means to achieving its investment objective. The Nasdaq(R) Target 15 Strategy stocks are determined as follows:

Step 1: We select stocks which are components of the Nasdaq-100 Index(R) as of two business days prior to the date of this prospectus and numerically rank them by 12-month price appreciation (best [1] to worst [100]).

Step 2: We then numerically rank the stocks by six-month price appreciation.

Step 3: The stocks are then numerically ranked by return on assets ratio.

Step 4: We then numerically rank the stocks by the ratio of cash flow per share to stock price.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 15 stocks with the lowest sums for The
Nasdaq(R) Target 15 Strategy.

The Securities which comprise The Nasdaq(R) Target 15 Strategy are weighted by market capitalization subject to the restriction that only whole shares are purchased and that no stock will comprise less than approximately 1% or 25% or more of The Nasdaq(R) Target 15 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

        NYSE(R) International Target 25 Portfolio

Incorporating international investments into an overall portfolio can offer benefits such as diversification, reduced volatility and the potential for enhanced performance. The NYSE(R) International Target 25 Portfolio provides investors with a way to strategically invest in foreign companies. The NYSE(R) International Target 25 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the NYSE International 100 Index(sm) as of two business days prior to the date of this prospectus. The Index consists of the 100 largest non-U.S. stocks trading on the New York Stock Exchange.

Step 2: We screen for liquidity by eliminating companies with average daily trading volume below $300,000 for the prior three months.

Step 3: We rank each remaining stock on two factors:
o Price-to-Book
o Price-to-Cash Flow

Lower, but positive, price to book and price to cash flow ratios are generally used as an indication of value.

Step 4: We purchase an approximately equally-weighted portfolio of the 25 stocks with the best overall ranking on the two factors.


Based on the composition of the portfolio on the Initial Date of Deposit, the NYSE (R) International Target 25 Portfolio is considered to be a Large-Cap Value Trust.


                The S&P Target 24 Portfolio

The S&P Target 24 Strategy selects 24 common stocks from the Standard & Poor's 500 Composite Stock Price Index ("S&P 500") which are based on the following steps:

Step 1: All of the economic sectors in the S&P 500 are ranked by market capitalization as of two business days prior to the date of this prospectus and the eight largest sectors are selected.

Step 2: The stocks in each of those eight sectors are then ranked among their peers based on three distinct factors:

  Factor 1: Trailing four quarters' return on assets, which is net income divided by average assets. Those stocks with high return on assets achieve better rankings.

  Factor 2: Buyback yield, which measures the percentage decrease in common stock outstanding versus one year earlier. Those stocks with greater percentage decreases receive better rankings.

  Factor 3: Bullish interest indicator, which compares the number of shares traded in months in which the stock price rose to the number of shares traded in months in which the stock price declined. Those stocks with a high bullish interest indicator achieve better rankings.

Step 3: The three stocks from each of the eight sectors with the highest combined ranking on these three factors are selected for The S&P Target 24 Strategy. In the event of a tie within a sector, the stock with the higher market capitalization is selected.

Each stock receives a weighting equivalent to its relative market value among the three stocks from the individual sector. The combined weight of the three stocks for a sector is equal to the sector's equivalent weighting among the eight sectors being selected from.


Based on the composition of the portfolio on the Initial Date of Deposit, the S&P Target 24 Portfolio is considered to be a Large-Cap Growth Trust.


               S&P Target SMid 60 Portfolio

This small and mid-capitalization strategy is designed to identify stocks with improving fundamental performance and sentiment. The S&P Target SMid 60 Strategy focuses on small and mid-size companies because we believe they are more likely to be in an earlier stage of their economic life cycle than mature large-cap companies. In addition, the ability to take advantage of share price discrepancies is likely to be greater with smaller stocks than with more widely followed large-cap stocks. The S&P Target SMid 60 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the Standard & Poor's MidCap 400 Index ("S&P MidCap 400") and the Standard & Poor's SmallCap 600 Index ("S&P SmallCap 600") (excluding Registered Investment
Companies, Limited Partnerships and Business Development Companies) as of two business days prior to the date of this prospectus.

Step 2: We rank the stocks in each index by price to book value and select the best quartile from each index-100 stocks from the S&P MidCap 400 and 150 stocks from the S&P SmallCap 600 with the lowest, but positive, price to book ratio.

Step 3: We rank each remaining stock on three factors:

- Price to cash flow;

- 12-month change in return on assets;

- 3-month price appreciation.

Step 4: We eliminate any stock with a market capitalization of less than $250 million and with average daily trading volume of less than $250,000.

Step 5: The 30 stocks from each index with the highest combined ranking on the three factors set forth in Step 3 are selected for the S&P Target SMid 60 Strategy.

Step 6: The stocks selected from the S&P MidCap 400 are given approximately twice the weight of the stocks selected from the S&P SmallCap 600.


Based on the composition of the portfolio on the Initial Date of Deposit, S&P Target SMid 60 Portfolio is considered to be a Small-Cap Value Trust.


                  Target 50/50 Portfolio

The composition of the Target 50/50 Portfolio on the Initial Date of Deposit is as follows:

Approximately 1/2 common stocks which comprise the Dow (R) Target
Dividend Strategy; and

Approximately 1/2 common stocks which comprise the Target VIP Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy and the Target VIP Strategy portions of the Trust were selected as follows:

The Dow(R) Target Dividend Strategy.

The Dow(R) Target Dividend Strategy selects a portfolio of the 20 stocks from the Dow Jones U.S. Select Dividend Index(sm) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book as a means to achieving its investment objective.

The Dow(R) Target Dividend Strategy stocks are determined as follows:

Step 1: We rank all 100 stocks contained in the Dow Jones U.S. Select Dividend Index(sm) as of two business days prior to the date of this prospectus (best [1] to worst [100]) by:

- Greatest change in return on assets over the last 12 months. An increase in return on assets generally indicates improving business fundamentals.

- Price-to-book. A lower, but positive, price-to-book ratio is generally used as an indication of value.

Step 2: We then select an approximately equally-weighted portfolio of the 20 stocks with the best overall ranking on the two factors for The Dow(R) Target Dividend Strategy.

Companies which, as of the selection date, Dow Jones has announced will be removed from the Dow Jones U.S. Select Dividend Index(sm), or that are likely to be removed, based on Dow Jones selection criteria, from the Dow Jones U.S. Select Dividend Index(sm) within thirty days from the selection date, have been removed from the universe of securities from which The Dow(R) Target Dividend Strategy stocks are selected.

Target VIP Strategy.

The Target VIP Strategy invests in the common stocks of companies which are selected by applying six separate uniquely specialized strategies. While each of the underlying strategies included in the Target VIP Strategy also seeks to provide an above-average total return, each follows a different investment strategy. The Target VIP Strategy seeks to outperform the S&P 500 Index. The Target VIP Strategy provides investors with exposure to both growth and value stocks, as well as several different sectors of the worldwide economy. We believe this approach offers investors a better opportunity for investment success regardless of which investment styles prevail in the market.

The composition of the Target VIP Strategy on the Initial Date of Deposit is as follows:

- Approximately 1/6 common stocks which comprise The Dow(R) DART 5
Strategy;

- Approximately 1/6 common stocks which comprise the European Target 20
Strategy;

- Approximately 1/6 common stocks which comprise The Nasdaq(R) Target 15
Strategy;

- Approximately 1/6 common stocks which comprise The S&P Target 24
Strategy;

- Approximately 1/6 common stocks which comprise the Target Small-Cap Strategy; and

- Approximately 1/6 common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise The Nasdaq(R) Target 15 Strategy and The S&P Target 24 Strategy portion of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Nasdaq(R) Target 15 Portfolio" and "The S&P Target 24 Portfolio," respectively. The Securities which comprise The Dow(R) DART 5 Strategy, the European Target 20 Strategy, the Target Small-Cap Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were selected as follows:

The Dow(R) Dividend and Repurchase Target ("DART") 5 Strategy.

The Dow(R) DART 5 Strategy selects a portfolio of DJIA(sm) stocks with high dividend yields and/or high buyback ratios and high return on assets, as a means to achieving the Dow(R) DART 5 Strategy's investment objective. By analyzing dividend yields, the Dow(R) DART 5 Strategy seeks to uncover stocks that may be out of favor or undervalued. More recently, many companies have turned to stock reduction programs as a tax efficient way to bolster their stock prices and reward shareholders. Companies which have reduced their shares through a share buyback program may provide a strong cash flow position and, in turn, high quality earnings. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus divided by a company's shares outstanding as of the business day prior to the date of this prospectus, minus "1."

The Dow(R) DART 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by the sum of their dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 stocks with the highest combined dividend yields and buyback ratios.

Step 3: From the 10 stocks selected in Step 2, we select an approximately equally-weighted portfolio of the five stocks with the greatest change in return on assets in the most recent year as compared to the previous year for The Dow(R) DART 5 Strategy.

European Target 20 Strategy.

The European Target 20 Strategy invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the European Target 20 Strategy seeks to uncover stocks that may be out of favor or undervalued. The European Target 20 Strategy stocks are determined as follows:

Step 1: We rank the 120 largest companies based on market capitalization which are headquartered in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom by dividend yield as of two business days prior to the date of this prospectus.

Step 2: We select an approximately equally-weighted portfolio of the 20 highest dividend-yielding stocks for the European Target 20 Strategy.

During the initial offering period, no Trust will invest more than 5% of its portfolio in shares of any one securities-related issuer contained in the European Target 20 Strategy.

Target Small-Cap Strategy.

The Target Small-Cap Strategy invests in stocks with small market capitalizations which have recently exhibited certain positive financial attributes. The Target Small-Cap Strategy stocks are determined as follows:

Step 1: We select the stocks of all U.S. corporations which trade on the NYSE, the American Stock Exchange ("AMEX") or The NASDAQ Stock Market(R) ("Nasdaq") (excluding limited partnerships, American Depositary Receipts and mineral and oil royalty trusts) as of two business days prior to the date of this prospectus.

Step 2: We then select companies which have a market capitalization of between $150 million and $1 billion and whose stock has an average daily dollar trading volume of at least $500,000.

Step 3: We next select stocks with positive three-year sales growth.

Step 4: From there we select those stocks whose most recent annual earnings are positive.

Step 5: We eliminate any stock whose price has appreciated by more than 75% in the last 12 months.

Step 6: We select the 40 stocks with the greatest price appreciation in the last 12 months on a relative market capitalization basis (highest to lowest) for the Target Small-Cap Strategy.

For purposes of applying the Target Small-Cap Strategy, market capitalization and average trading volume are based on 1996 dollars which are periodically adjusted for inflation. All steps apply monthly and rolling quarterly data instead of annual figures where possible.

The Securities which comprise the Target Small-Cap Strategy are weighted by market capitalization.

Value Line(R) Target 25 Strategy.

The Value Line(R) Target 25 Strategy invests in 25 of the 100 stocks that Value Line(R) gives a #1 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks which represent approximately 95% of the trading volume on all U.S. stock exchanges. Of these 1,700 stocks, only 100 are given their #1 ranking for Timeliness(TM), which measures Value Line's view of their probable price performance during the next six to 12 months relative to the others. Value Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum, and earnings surprise. The Value Line(R) Target 25 Strategy stocks are determined as follows:

Step 1: We start with the 100 stocks which Value Line(R) as of two business days prior to the initial date of deposit gives their #1 ranking for Timeliness(TM), remove the stocks of financial companies and the stocks of companies whose shares are not listed on a U.S. securities exchange, and apply the following rankings as of two business days prior to the date of this prospectus.

Step 2: We rank these remaining stocks for consistent growth based on 12-month and 6-month price appreciation (best [1] to worst [100]).

Step 3: We then rank the stocks for profitability by their return on assets.

Step 4: Finally, we rank the stocks for value based on their price to cash flow.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 25 stocks with the lowest sums for the Value Line Target 25 Strategy.

The Securities which comprise the Value Line(R) Target 25 Strategy are weighted by market capitalization subject to the restriction that no stock will comprise less than approximately 1% or 25% or more of the Value Line(R) Target 25 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

           Target Diversified Dividend Portfolio

The Target Diversified Dividend Portfolio seeks to provide the potential for above-average total return through a combination of capital appreciation and dividend income by adhering to a simple investment strategy; however, there is no assurance the objective will be met. The Target Diversified Dividend Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

- Minimum market capitalization of $250 million;

- Minimum three-month average daily trading volume of $1.5 million; and

- Minimum stock price of $5.

Step 2: We eliminate Real Estate Investment Trusts ("REITs"), American Depositary Receipts, Registered Investment Companies and Limited
Partnerships.

Step 3: We select only those stocks with positive three-year dividend growth.

Step 4: We rank each remaining stock on three factors:

- Indicated dividend yield - 50%;

- Price to book - 25%; and

- Payout ratio - 25%.

Step 5: We purchase an approximately equally-weighted portfolio consisting of four stocks from each of the ten major market sectors with the highest combined ranking on the three factors.

         Target Dividend Multi-Strategy Portfolio

The composition of the Target Dividend Multi-Strategy Portfolio on the Initial Date of Deposit is as follows:

- Approximately 25% common stocks which comprise The Dow (R) Target Dividend Strategy;

- Approximately 25% common stocks which comprise the European Target 20
Strategy;

- Approximately 25% common stocks which comprise the Global Target 15 Strategy; and

- Approximately 25% common stocks which comprise the Target Diversified Dividend Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the European Target 20 Strategy, the Global Target 15 Strategy and the Target Diversified Dividend Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target 50/50 Portfolio," "Target 50/50 Portfolio," "Global Target 15 Portfolio" and "Target Diversified Dividend Portfolio," respectively.

                  Target Growth Portfolio

The Target Growth Portfolio, formerly known as Target Large-Cap
Portfolio, invests in stocks with large market capitalizations which have recently exhibited certain positive financial attributes. The Target Growth Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

- Minimum market capitalization of $6 billion;

- Minimum three month average daily trading volume of $5 million; and

- Minimum stock price of $5.

Step 2: We eliminate REITs, American Depositary Receipts, Registered Investment Companies and Limited Partnerships.

Step 3: We select only those stocks with positive one year sales growth.

Step 4: We rank the remaining stocks on three factors:

- Sustainable growth rate;

- Change in return on assets; and

- Recent price appreciation.

Step 5: We purchase an approximately equally-weighted portfolio of the 30 stocks with the highest combined ranking on the three factors, subject to a maximum of six stocks from any one of the ten major market sectors.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Growth Portfolio is considered to be a Large-Cap Growth Trust.


             Target Long-Term Growth Portfolio

The composition of the Target Long-Term Growth Portfolio on the Initial Date of Deposit is as follows:

- Approximately 45% common stocks which comprise the Target Growth
Strategy;

- Approximately 40% common stocks which comprise the S&P Target SMid 60 Strategy; and

- Approximately 15% common stocks which comprise the NYSE(R)
International Target 25 Strategy.

The Securities which comprise the Target Growth Strategy, the S&P Target SMid 60 Strategy, and the NYSE(R) International Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target Growth Portfolio," "S&P Target SMid 60 Portfolio" and "NYSE(R) International Target 25 Portfolio," respectively.

                 Target Mega-Cap Portfolio

The Target Mega-Cap Portfolio invests in some of the largest companies in the world. These companies are well-known, blue-chip companies that are widely regarded as leaders in their respective industries.

Step 1: We begin with the largest 200 stocks traded on a U.S. exchange which have a minimum three-month average daily trading volume of $10 million (excluding Registered Investment Companies and Limited Partnerships) as of two business days prior to the date of this prospectus.

Step 2: We rank the stocks on three factors:

o Price to book.
o Return on assets.
o Recent price appreciation.

Step 3: We purchase an approximately equally-weighted portfolio of the 30 stocks with the highest combined ranking on the three factors, subject to a maximum of six stocks from any one of the ten major market sectors and a maximum of six foreign companies.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Mega-Cap Portfolio is considered to be a Large-Cap Blend Trust.


                Target Small-Cap Portfolio

The Securities which comprise the Target Small-Cap Strategy were chosen by applying the same selection criteria set forth above under the caption "Target 50/50 Portfolio."


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Small-Cap Portfolio is considered to be a Small-Cap Growth Trust.


         Target VIP Conservative Equity Portfolio

The Target VIP Conservative Equity Portfolio invests in the common stocks of companies which are selected by applying four separate uniquely specialized strategies. The Target VIP Conservative Equity

Strategy seeks to outperform the S&P 500 Index. The Target VIP Conservative Equity Portfolio provides investors with exposure to both growth and value stocks, as well as several different sectors of the worldwide economy. We believe this approach offers investors a better opportunity for investment success regardless of which investment styles prevail in the market. The composition of the Target VIP Conservative Equity Portfolio on the Initial Date of Deposit is as follows:

- Approximately 30% common stocks which comprise The Dow(R) DART 10
Strategy;

- Approximately 10% common stocks which comprise the Global Target 15
Strategy;

- Approximately 50% common stocks which comprise The S&P Target 24
Strategy; and

- Approximately 10% common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise the Global Target 15 Strategy, The S&P Target 24 Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Global Target 15 Portfolio," "S&P Target 24 Portfolio" and "Target 50/50 Portfolio," respectively. The Securities which comprise The Dow (R) DART 10 Strategy portion of the Trust were selected as follows:

The Dow(R) DART 10 Strategy.

The Dow(R) DART 10 Strategy selects a portfolio of DJIA(sm) stocks with high dividend yields and/or high buyback ratios as a means to achieving the Strategy's investment objective. By analyzing dividend yields, the Strategy seeks to uncover stocks that may be out of favor or undervalued. More recently, many companies have turned to stock reduction programs as a tax efficient way to bolster their stock prices and reward shareholders. Companies which have reduced their shares through a share buyback program may provide a strong cash flow position and, in turn, high quality earnings. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus divided by a company's shares outstanding as of the business day prior to the date of this prospectus, minus "1."

The Dow(R) DART 10 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by the sum of their dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select an approximately equally-weighted portfolio of the 10 stocks with the highest combined dividend yields and buyback ratios for The Dow(R) DART 10 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target VIP Conservative Equity Portfolio is considered to be a Large-Cap Blend Trust.


       Value Line(R) Diversified Target 40 Portfolio

The Value Line(R) Diversified Target 40 Strategy invests in 40 of the 400 stocks that Value Line(R) gives a #1 or #2 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks 400 of which are given their #1 or #2 ranking for Timeliness(TM). Value Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum and earnings surprises. The Value Line(R) Diversified Target 40 Strategy stocks are determined as follows:

Step 1: We start with the 400 stocks which Value Line(R) as of two business days prior to the initial date of deposit gives their #1 or #2 ranking for Timeliness(TM), remove the stocks of foreign companies and the stocks of companies with market capitalizations of less than $2 billion, and apply the following rankings as of two business days prior to the date of this prospectus.

Step 2: We rank these remaining stocks for sustainable growth rate.

Step 3: We then rank the stocks for their price to sales ratios.

Step 4: Finally, we rank the stocks for value based on their price to cash flow.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select an approximately equally weighted portfolio of the 40 stocks with the highest combined ranking on the three factors, subject to a maximum of eight stocks from any one of the ten major market sectors. For purposes of selecting stocks and weighting the market sectors, consumer-discretionary and consumer-staples are considered separate sectors.

Other Considerations.

Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy at such time. This is true even if a later application of a strategy would have resulted in the selection of different securities. In addition, companies which, based on publicly available information as of two business days prior to the date of this prospectus, are the subject of an announced business combination which we expect will happen within six months of the date of this prospectus have been excluded from the universe of securities from which each Trust's Securities are selected.

Companies which, on or before their respective selection date, are subject to any of the limited circumstances which warrant removal of a Security from a Trust as described under "Removing Securities from a Trust" have been excluded from the universe of securities from which each Trust's Securities are selected.

From time to time in the prospectus or in marketing materials we may identify a portfolio's style and capitalization characteristics to describe a trust. These characteristics are designed to help you better understand how a Trust fits into your overall investment plan. These characteristics are determined by the Sponsor as of the Initial Date of Deposit and, due to changes in the value of the Securities, may vary thereafter. In addition, from time to time, analysts and research professionals may apply different criteria to determine a Security's style and capitalization characteristics, which may result in designations which differ from those arrived at by the Sponsor. In general, growth stocks are those with high relative price-to-book ratios while value stocks are those with low relative price-to-book ratios. At least 65% of the stocks in a trust on the trust's initial date of deposit must fall into either the growth or value category for a trust itself to receive the designation. Trusts that do not meet this criteria are designated as blend trusts. Both the weighted average market capitalization of a trust and at least half of the Securities in a trust must fall into the following ranges to determine its market capitalization designation: Small-Cap-less than $2.5 billion; Mid-Cap- $2.5 billion to $10 billion; Large-Cap-over $10 billion. Trusts, however, may contain individual stocks that do not fall into its stated style or market capitalization designation.


Of course, as with any similar investments, there can be no assurance that the objective of a Trust will be achieved. See "Risk Factors" for a discussion of the risks of investing in a Trust.


"Dow Jones Industrial Average(sm) ," "Dow(R)," "DJIA(sm) ," and "Dow Jones U.S. Select Dividend Index(sm) ," are trademarks or service marks of Dow Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P., an affiliate of ours. Dow Jones does not endorse, sell or promote any of the Trusts, in particular The Dow(R) Target 5 Portfolio, Global Target 15 Portfolio, Target 50/50 Portfolio, Target Dividend Multi-Strategy Portfolio and the Target VIP Conservative Equity Portfolio. Dow Jones makes no representation regarding the advisability of investing in such products. Except as noted herein, Dow Jones has not given us a license to use its indexes.

"S&P(R)," "S&P 500(R)," "S&P MidCap 400(R)," "S&P SmallCap 600(R)," and
"Standard & Poor's(R)" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target 50/50 Portfolio and Target VIP Conservative Equity Portfolio are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in such Portfolios. Please see the Information Supplement which sets forth certain additional disclaimers and limitations of liabilities on behalf of Standard & Poor's.

"Value Line(R)," "The Value Line Investment Survey" and "Value Line Timeliness(TM) Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. that have been licensed to First Trust Portfolios L.P. and/or First Trust Advisors L.P. The Target 50/50 Portfolio, Target VIP Conservative Equity Portfolio and Value Line(R) Diversified Target 40 Portfolio are not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in a Trust.

"NYSE" is a registered trademark of, and "NYSE International 100 Index(sm)" is a service mark of, the New York Stock Exchange, Inc. ("NYSE") and have been licensed for use for certain purposes by First Trust Portfolios, L.P. The "NYSE International Target 25 Portfolio," based on the NYSE International 100 Index(sm), is not sponsored, endorsed, sold or promoted by NYSE, and NYSE makes no representation regarding the advisability of investing in such products.

The publishers of the DJIA(sm), FT Index, Hang Seng Index, The Nasdaq-100 Index(R), the Russell 2000(R) Index, the Russell 3000(R) Index, S&P 500 Index, S&P 1000 Index, S&P MidCap 400 Index, S&P SmallCap 600 Index, MSCI Europe Index and the NYSE International 100 Index(sm) are not affiliated with us and have not participated in creating the Trusts or selecting the Securities for the Trusts. Except as noted herein, none of the index publishers have approved of any of the information in this prospectus.

                       Risk Factors

Price Volatility. The Trusts invest in common stocks. The value of a Trust's Units will fluctuate with changes in the value of these common stocks. Common stock prices fluctuate for several reasons including changes in investors' perceptions of the financial condition of an issuer or the general condition of the relevant stock market, such as the current market volatility, or when political or economic events affecting the issuers occur. In addition, common stock prices may be particularly sensitive to rising interest rates, as the cost of capital rises and borrowing costs increase.

Because the Trusts are not managed, the Trustee will not sell stocks in response to or in anticipation of market fluctuations, as is common in managed investments. As with any investment, we cannot guarantee that the performance of any Trust will be positive over any period of time, especially the relatively short 15-month life of the Trusts, or that you won't lose money. Units of the Trusts are not deposits of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Trusts which use dividend yield as a selection criterion employ a contrarian strategy in which the Securities selected share qualities that have caused them to have lower share prices or higher dividend yields than other common stocks in their peer group. There is no assurance that negative factors affecting the share price or dividend yield of these Securities will be overcome over the life of such Trusts or that these Securities will increase in value.

Three of the Securities in The Nasdaq (R) Target 15 Portfolio and three of the Securities in The S&P Target 24 Portfolio represent approximately 62.48% and 25.90%, respectively, of the value of such Trust. If these stocks decline in value you may lose a substantial portion of your investment.

Dividends. There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time.


Concentration Risk. When at least 25% of a Trust's portfolio is invested in securities issued by companies within a singe sector, the Trust is considered to be concentrated in that particular sector. A portfolio concentrated in a single sector may present more risks than a portfolio broadly diversified over several sectors.

The Dow(R) Target 5 Portfolio is concentrated in stocks of financial services companies. The European Target 30 Portfolio is concentrated in stocks of materials companies. The Global Target 15 Portfolio is concentrated in stocks of financial services and industrial companies. The Nasdaq (R) Target 15 Portfolio is concentrated in stocks of information technology companies. The NYSE(R) International Target 25 Portfolio is concentrated in stocks of financial services companies. The Target 50/50 Portfolio is concentrated in stocks of financial services companies. The Target Dividend Multi-Strategy Portfolio is concentrated in stocks of financial services companies. The Target Small-Cap Portfolio is concentrated in stocks of industrial companies. The Value Line(R) Diversified Target 40 Portfolio is concentrated in stocks of consumer products companies.


Consumer Products. Collectively, consumer discretionary companies and consumer staples companies are categorized as consumer products companies. General risks of these companies include cyclicality of revenues and earnings, economic recession, currency fluctuations, changing consumer tastes, extensive competition, product liability litigation and increased governmental regulation. Generally, spending on consumer products is affected by the economic health of consumers. A weak economy and its effect on consumer spending would adversely affect consumer products companies.

Financial Services. Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession; volatile interest rates; portfolio concentrations in geographic markets and in commercial and residential real estate loans; and competition from new entrants in their fields of business. Although recently-enacted legislation repealed most of the barriers which separated the banking, insurance and securities sectors, these sectors are still extensively regulated at both the federal and state level and may be adversely affected by increased regulations.

Banks and thrifts face increased competition from nontraditional lending sources as regulatory changes, such as the recently enacted financial-services overhaul legislation, permit new entrants to offer various financial products. Technological advances such as the Internet allow these nontraditional lending sources to cut overhead and permit the more efficient use of customer data.

Brokerage firms, broker/dealers, investment banks, finance companies and mutual fund companies are also financial services providers. These companies compete with banks and thrifts to provide traditional financial service products, in addition to their traditional services, such as brokerage and investment advice. In addition, all financial service companies face shrinking profit margins due to new competitors, the cost of new technology and the pressure to compete globally.

Companies involved in the insurance sector are engaged in underwriting, selling, distributing or placing of property and casualty, life or health insurance. Insurance company profits are affected by many factors, including interest rate movements, the imposition of premium rate caps, competition and pressure to compete globally. Property and casualty insurance profits may also be affected by weather catastrophes, acts of terrorism and other disasters. Life and health insurance profits may be affected by mortality rates. Already extensively regulated, insurance companies' profits may also be adversely affected by increased government regulations or tax law changes.

Information Technology. Technology companies are generally subject to the risks of rapidly changing technologies; short product life cycles; fierce competition; aggressive pricing; frequent introduction of new or enhanced products; the loss of patent, copyright and trademark protections; cyclical market patterns; evolving industry standards; and frequent new product introductions. Technology companies may be smaller and less experienced companies, with limited product lines, markets or financial resources. Technology company stocks have experienced extreme price and volume fluctuations that are often unrelated to their operating performance, and have lately experienced significant market declines in their share values. Also, the stocks of many Internet companies have exceptionally high price-to-earnings ratios with little or no earnings histories.

Industrials. General risks of industrial companies include the general state of the economy, intense competition, consolidation, domestic and international politics, excess capacity and consumer spending trends. In addition, they may also be significantly affected by overall capital spending levels, economic cycles, technical obsolescence, delays in modernization, labor relations, government regulations and e-commerce initiatives.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Aerospace and defense companies may be influenced by decreased demand for new equipment, aircraft order cancellations, changes in aircraft-leasing contracts and cutbacks in profitable business travel. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for auto and truck makers and their suppliers.


Materials. General risks of the basic materials sector include the general state of the economy, consolidation, domestic and international politics and excess capacity. In addition, basic materials companies may also be significantly affected by volatility of commodity prices, import controls, worldwide competition, liability for environmental damage, depletion of resources, and mandated expenditures for safety and pollution control devices.

REITs. Certain of the Securities in the S&P Target 24 Portfolio, the S&P Target SMid 60 Portfolio, the Target 50/50 Portfolio, the Long-Term Growth Portfolio and the Target VIP Conservative Equity Portfolio are issued by REITs. REITs are financial vehicles that pool investors' capital to purchase or finance real estate. REITs may concentrate their investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes and office buildings. The value of the REITs and the ability of the REITs to distribute income may be adversely affected by several factors, including rising interest rates, changes in the national, state and local economic climate and real estate conditions, perceptions of prospective tenants of the safety, convenience and attractiveness of the properties, the ability of the owner to provide adequate management, maintenance and insurance, the cost of complying with the Americans with Disabilities Act, increased competition from new properties, the impact of present or future environmental legislation and compliance with environmental laws, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, and other factors beyond the control of the issuers of the REITs.


Strategy. Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy at such time. This is true even if a later application of a strategy would have resulted in the selection of different securities. There is no guarantee the investment objective of a Trust will be achieved. The actual performance of the Trusts will be different than the hypothetical returns of each Trust's strategy. Because the Trusts are unmanaged and follow a strategy, the Trustee will not buy or sell Securities in the event a strategy is not achieving the desired results.

Foreign Stocks. All of the Securities in the European Target 30 Portfolio and the NYSE(R) International Target 25 Portfolio and certain of the Securities in certain other Trusts are issued by foreign companies, which makes these Trusts subject to more risks than if they invested solely in domestic common stocks. These Securities are either directly listed on a U.S. securities exchange or a foreign securities exchange or are in the form of American Depositary Receipts ("ADRs") which are listed on a U.S. securities exchange. Risks of foreign common stocks include higher brokerage costs; different accounting standards; expropriation, nationalization or other adverse political or economic developments; currency devaluations, blockages or transfer restrictions; restrictions on foreign investments and exchange of securities; inadequate financial information; lack of liquidity of certain foreign markets; and less government supervision and regulation of exchanges, brokers, and issuers in foreign countries. Risks associated with investing in foreign securities may be more pronounced in emerging markets where the securities markets are substantially smaller, less developed, less liquid, less regulated, and more volatile than the securities markets of the U.S. and developed foreign markets.

The purchase and sale of the foreign Securities, other than foreign securities listed on a U.S. securities exchange, will generally occur only in foreign securities markets. Although we do not believe that the

Trusts will have problems buying and selling these Securities, certain of the factors stated above may make it impossible to buy or sell them in a timely manner. Custody of certain of the Securities in the European Target 30 Portfolio, Global Target 15 Portfolio, Target 50/50 Portfolio, Target Dividend Multi-Strategy Portfolio and Target VIP Conservative Equity Portfolio is maintained by Euroclear Bank, a global custody and clearing institution or Hongkong and Shanghai Banking Corporation, Hong Kong, each of which have entered into a sub-custodian relationship with the Trustee.

United Kingdom. The Global Target 15 Portfolio is considered to be concentrated in common stocks issued by companies headquartered in the United Kingdom. The United Kingdom is one of 25 members of the European Union ("EU") which was formed by the Maastricht Treaty on European Union. The Treaty has had the effect of eliminating most of the remaining trade barriers between the member nations and has made Europe one of the largest common markets in the world. However, the continued implementation of the Treaty provisions and recent rapid political and social change throughout Europe make the extent and nature of future economic development in the United Kingdom and Europe and their effect on Securities issued by U.K. issuers impossible to predict.

Unlike a majority of EU members, the United Kingdom did not convert its currency to the common European currency, the euro, on January 1, 1999. All companies with significant markets or operations in Europe face strategic challenges as these entities continue to adapt to a single currency. The ongoing euro conversion process, with or without the inclusion of the United Kingdom, may materially impact revenues, expenses or income; increase competition; affect issuers' currency exchange rate risk and derivatives exposure; cause issuers to increase spending on information technology updates; and result in potentially adverse tax consequences. We cannot predict when or if the United Kingdom will convert to the euro or what impact, if any, the adoption of the euro by the United Kingdom will have on any of the Securities issued by United Kingdom companies in the Trusts.

Hong Kong. The Global Target 15 Portfolio is also considered to be concentrated in common stocks issued by companies headquartered in Hong Kong Special Administrative Region ("Hong Kong"). Hong Kong issuers are subject to risks related to Hong Kong's political and economic environment, the volatility of the Hong Kong stock market, and the concentration of real estate companies in the Hang Seng Index. Hong Kong reverted to Chinese control on July 1, 1997 and any increase in uncertainty as to the future economic and political status of Hong Kong, or a deterioration of the relationship between China and the United States, could have negative implications on stocks listed on the Hong Kong stock market. Securities prices on the Hong Kong Stock Exchange, and specifically the Hang Seng Index, can be highly volatile and are sensitive to developments in Hong Kong and China, as well as other world markets.

Exchange Rates. Because securities of foreign issuers not listed on a U.S. securities exchange generally pay dividends and trade in foreign currencies, the U.S. dollar value of these Securities (and therefore Units of the Trusts containing securities of foreign issuers) will vary with fluctuations in foreign exchange rates. Most foreign currencies have fluctuated widely in value against the U.S. dollar for various economic and political reasons.

To determine the value of foreign Securities not listed on a U.S. securities exchange or their dividends, the Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, these markets can be quite volatile, depending on the activity of the large international commercial banks, various central banks, large multi-national corporations, speculators, hedge funds and other buyers and sellers of foreign currencies. Since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not reflect the amount the Trusts would receive, in U.S. dollars, had the Trustee sold any particular currency in the market.

Small Cap Companies. All of the Securities in the Target Small-Cap Portfolio and certain of the Securities in certain other Trusts are issued by companies with market capitalizations of less than $2.5 billion. Smaller companies present some unique investment risks. Small-caps may have limited product lines, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies. Stocks of smaller companies may be less liquid than those of larger companies and may experience greater price fluctuations than larger companies. In addition, small-cap stocks may not be widely followed by the investment community, which may result in low demand.

Legislation/Litigation. From time to time, various legislative initiatives are proposed in the United States and abroad which may have a negative impact on certain of the companies represented in the Trusts. In addition, litigation regarding any of the issuers of the Securities, such as that concerning Reynolds American Inc. and UST Inc., or any of the industries represented by these issuers, may negatively impact the value of these Securities. We cannot predict what impact any pending or threatened litigation will have on the value of the Securities.

           Hypothetical Performance Information

The following tables compare hypothetical performance information for the strategies employed by each Trust and the actual performances of the DJIA(sm), Nasdaq-100 Index(R), NYSE International 100 Index(sm), S&P 500 Index, S&P 1000 Index, Russell 3000(R) Index, FT Index, Hang Seng Index, Russell 2000(R) Index, MSCI Europe Index and a combination of the DJIA(sm), FT Index and Hang Seng Index (the "Cumulative International Index Returns") in each of the full years listed below (and as of the most recent month).

These hypothetical returns should not be used to predict future performance of the Trusts. Returns from a Trust will differ from its strategy for several reasons, including the following:

- Total Return figures shown do not reflect commissions paid by a Trust on the purchase of Securities or taxes incurred by you.

- Strategy returns are for calendar years (and through the most recent quarter), while the Trusts begin and end on various dates.

- Trusts have a maturity longer than one year.

- Trusts may not be fully invested at all times or equally weighted in each of the strategies or the stocks comprising their respective strategy or strategies.

- Securities are often purchased or sold at prices different from the closing prices used in buying and selling Units.

- For Trusts investing in foreign Securities, currency exchange rates may differ.

You should note that the Trusts are not designed to parallel movements in any index and it is not expected that they will do so. In fact, each Trust's strategy underperformed its comparative index, or combination thereof, in certain years and we cannot guarantee that a Trust will outperform its respective index over the life of a Trust or over consecutive rollover periods, if available. Each index differs widely in size and focus, as described below.

DJIA(sm). The DJIA(sm) consists of 30 U.S. stocks chosen by the editors of The Wall Street Journal as being representative of the broad market and of American industry. Changes in the component stocks of the DJIA(sm) are made entirely by the editors of The Wall Street Journal without consulting the companies, the stock exchange or any official agency. For the sake of continuity, changes are made rarely.

Nasdaq-100 Index(R). The Nasdaq-100 Index(R) consists of the 100 largest and most active non-financial domestic and international companies listed on the Nasdaq National Market System.

NYSE International 100 Index(sm). The NYSE International 100 Index(sm) is an unmanaged index of the 100 largest non-U.S. stocks trading on the New York Stock Exchange. The NYSE International 100 Index(sm) assumes that all dividends received during a year are reinvested on a daily basis.

Russell 2000(R) Index. The Russell 2000(R) Index offers investors access to the small-cap segment of the U.S. equity universe. The Russell 2000(R) Index is constructed to provide a comprehensive, unbiased small-cap barometer and is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap opportunity set. The Russell 2000(R) Index includes the smallest 2,000 securities in the Russell 3000(R) Index.

Russell 3000(R) Index. The Russell 3000(R) Index offers investors access to the broad U.S. equity universe representing approximately 98% of the U.S. market. The Russell 3000(R) Index is constructed to provide a comprehensive, unbiased and stable barometer of the broad market and is completely reconstituted annually to ensure new and growing equities are reflected.

S&P 500 Index. The S&P 500 Index consists of 500 stocks chosen by
Standard and Poor's to be representative of the leaders of various industries.

S&P 1000 Index. The S&P 1000 is a combination of the S&P MidCap 400 (the most widely used index for mid-size companies) and the S&P SmallCap 600 (an index of 600 U.S. small-cap companies), where the S&P MidCap 400 represents approximately 70% of the index and S&P SmallCap 600 represents approximately 30% of the index).

Financial Times Industrial Ordinary Share Index. The FT Index consists of 30 common stocks chosen by the editors of The Financial Times as being representative of British industry and commerce.

Hang Seng Index. The Hang Seng Index consists of a cross section of stocks currently listed on the Stock Exchange of Hong Kong Ltd. and is intended to represent four major market sectors: commerce and industry, finance, property and utilities.

MSCI Europe Index. The MSCI Europe Index is an equity market capitalization weighted index consisting of over 500 companies from all of the developed markets in Europe.

                          COMPARISON OF TOTAL RETURN(2)

  (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                     Hypothetical Strategy Total Returns(1)

                                         The         NYSE (R)                   S&P
       The Dow($)  European   Global     Nasdaq(R)   International   The S&P    Target    Target
       Target 5    Target 30  Target 15  Target 15   Target 25       Target 24  SMid 60   50/50
Year   Strategy    Strategy   Strategy   Strategy    Strategy        Strategy   Strategy  Strategy
----   ----------  --------   --------   ---------   -------------   ---------  --------  --------
1972     18.96%
1973     17.58%
1974     -7.52%
1975     62.86%
1976     38.84%
1977      3.18%
1978     -1.30%
1979      7.39%
1980     38.69%
1981      1.22%
1982     40.99%
1983     34.21%
1984      8.55%
1985     35.96%
1986     28.26%                            19.44%                     18.26%
1987      8.46%                15.03%      11.92%                      1.85%
1988     18.90%                21.05%      -1.46%                      4.40%
1989      7.97%                14.61%      34.49%                     22.45%
1990    -17.94%                 0.76%      -7.64%                      6.55%
1991     59.77%                40.05%     105.93%                     40.45%
1992     20.63%                24.36%      -2.91%                     -1.68%               15.84%
1993     31.38%                62.54%      25.71%                      8.15%               20.18%
1994      5.43%                -9.91%       7.78%                      4.90%               -3.21%
1995     28.02%                11.59%      50.52%                     39.08%     24.38%    44.98%
1996     23.46%                19.59%      56.87%     26.03%          31.37%     13.46%    27.51%
1997     17.13%     23.07%     -8.66%      32.14%     23.39%          30.17%     42.49%    33.21%
1998      9.90%     28.00%     11.23%     119.13%     12.64%          39.92%      5.02%    27.27%
1999     -9.46%     14.42%      6.28%      96.57%     64.44%          41.23%     24.11%    21.36%
2000      8.26%    -16.97%      2.41%     -16.37%     10.98%           3.95%     14.25%    10.33%
2001     -5.01%     -8.31%     -0.92%     -27.11%    -14.03%         -10.94%     32.26%    14.56%
2002    -12.86%     -4.35%    -14.22%     -26.35%    -20.60%         -19.15%     -5.23%   -11.16%
2003     20.20%     46.67%     36.12%      34.81%     39.68%          23.24%     45.73%    33.57%
2004      9.61%     23.78%     29.36%      -3.58%     23.79%          13.65%     23.71%    16.02%
2005     -2.41%     15.28%     11.64%       1.28%     13.81%           3.73%      3.16%     4.54%
2006     39.57%     47.30%     40.19%       1.64%     28.66%           1.52%     19.78%    14.73%
2007      2.25%     18.71%     14.39%      18.93%     24.81%           3.27%     -9.71%     5.20%
2008    -17.58%     -0.06%     -7.55%     -13.70%     -9.77%          -8.30 %    -5.43%   -10.10%
(thru 5/30)

                          COMPARISON OF TOTAL RETURN(2)

  (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                     Hypothetical Strategy Total Returns(1)

                       Target
          Target       Dividend               Target                             Target VIP    Value Line(R)
          Diversified  Multi-       Target    Long-Term   Target     Target      Conservative  Diversified
          Dividend     Strategy     Growth    Growth      Mega-Cap   Small-Cap   Equity        Target 40
Year      Strategy     Strategy     Strategy  Strategy    Strategy   Strategy    Strategy      Strategy
----      -----------  --------     --------- -------     ---------  ---------   ------------  --------------
1972
1973
1974
1975
1976
1977
1978
1979                                                                  37.16%
1980                                                                  58.26%
1981                                                                 -11.60%
1982                                                                  47.88%
1983                                                                  28.53%
1984                                                                  -3.79%
1985                                                                  48.06%
1986                                                                  20.92%
1987                                                                  12.27%         3.95%
1988                                                                  20.35%         8.18%
1989                                                                  23.48%        25.00%
1990                                                                  -1.22%         3.27%
1991                                                                  56.64%        44.91%
1992                                                                  25.87%         3.08%
1993                                                                  19.69%        18.22%
1994                                                                  -0.49%         1.83%
1995        26.90%      28.62%       29.86%                35.56%     38.50%        36.45%      30.10%
1996        14.99%      18.52%       25.20%    19.57%      17.73%     32.64%        32.63%      26.60%
1997        25.99%      20.81%       41.38%    39.10%      41.00%     14.24%        24.37%      38.75%
1998        12.96%      14.79%       37.34%    20.79%      44.63%     -0.38%        35.39%      15.97%
1999        17.57%       7.76%       33.94%    34.50%      41.14%     10.88%        37.22%      64.51%
2000        19.84%      13.02%        8.47%    11.07%     -16.60%      2.86%         3.30%       0.38%
2001        29.65%      14.37%       -4.04%     8.93%     -11.97%     -3.93%       -10.42%       0.69%
2002       -10.39%     -10.58%      -10.72%   -10.02%     -22.84%    -16.15%       -18.87%      -8.95%
2003        47.10%      37.02%       34.20%    39.57%      17.89%     53.12%        24.61%      25.41%
2004        20.54%      24.03%       16.88%    20.59%      13.15%     19.39%        12.82%      31.09%
2005         1.98%       5.73%       17.26%    11.06%      24.57%     12.55%         3.57%      19.59%
2006        15.43%      26.64%       16.99%    19.80%      14.58%     21.60%        12.05%      15.31%
2007        -3.84%       5.46%       20.08%     8.82%      20.10%     -6.80%         5.60%       1.17%
2008        -4.04%      -9.28%       -0.96%    -4.08%      -2.40%     -9.57%        -6.98%      -8.86%
(thru 5/30)

                            Comparison of Total Return (2)

                                   Index Total Returns

                    Nasdaq-    NYSE                      S&P       Russell                Hang       Russell
                    100        International  S&P 500    1000      3000(R)   FT           Seng       2000(R)
Year      DJIA(sm)  Index(R)   100 Index(sm)  Index      Index     Index     Index        Index      Index
----      --------  ---------  -------------  -------    ------    ------    -----        -----      ---------
1972       18.48%                              19.00%
1973      -13.28%                             -14.69%
1974      -23.57%                             -26.47%
1975       44.75%                              37.23%
1976       22.82%                              23.93%
1977      -12.84%                              -7.16%
1978        2.79%                               6.57%
1979       10.55%                              18.61%                                                 43.07%
1980       22.16%                              32.50%                                                 38.60%
1981       -3.57%                              -4.92%                                                  2.03%
1982       27.11%                              21.55%                                                 24.95%
1983       25.96%                              22.56%                                                 29.13%
1984        1.30%                               6.27%                                                 -7.30%
1985       33.55%                              31.72%                                                 31.05%
1986       27.10%     6.89%                    18.67%                                                  5.68%
1987        5.48%    10.49%                     5.25%                         38.32%      -10.02%     -8.80%
1988       16.14%    13.54%                    16.56%                          7.03%       16.05%     25.02%
1989       32.19%    26.17%                    31.62%                         24.53%        5.53%     16.26%
1990       -0.56%   -10.41%                    -3.10%                         10.36%        6.74%    -19.48%
1991       24.19%    64.99%                    30.40%                         14.88%       42.46%     46.04%
1992        7.41%     8.87%                     7.61%                         -2.18%       28.89%     18.41%
1993       16.93%    11.76%                    10.04%                         20.25%      123.35%     18.88%
1994        5.01%     1.76%                     1.32%                          1.19%      -29.98%     -1.82%
1995       36.87%    43.06%                    37.54%     30.69%    35.81%    17.83%       27.28%     28.45%
1996       28.89%    42.78%     18.50%         22.94%     19.85%    21.51%    20.55%       37.47%     16.49%
1997       24.94%    20.77%     19.20%         33.35%     30.26%    31.70%    16.44%      -17.68%     22.36%
1998       18.15%    85.48%     22.64%         28.58%     13.20%    23.94%    12.20%       -2.68%     -2.55%
1999       27.21%   102.10%     41.93%         21.04%     14.11%    20.90%    17.44%       73.42%     21.26%
2000       -4.71%   -36.83%    -20.67%         -9.10%     15.86%    -7.47%   -18.58%       -9.35%     -3.02%
2001       -5.43%   -32.62%    -21.13%        -11.88%      1.45%   -11.40%   -23.67%      -22.40%      2.49%
2002      -15.01%   -37.52%    -19.14%        -22.09%    -14.54%   -21.53%   -29.52%      -15.60%    -20.48%
2003       28.26%    49.48%     37.58%         28.67%     36.61%    31.04%    26.27%       41.79%     47.25%
2004        5.30%    10.75%     16.25%         10.87%     18.39%    11.94%    20.80%       16.96%     18.33%
2005        1.72%     1.90%     11.22%          4.91%     10.93%     6.15%    12.45%        8.67%      4.55%
2006       19.03%     7.28%     24.49%         15.78%     11.89%    15.80%    40.25%       38.60%     18.37%
2007        8.87%    19.42%     16.43%          5.49%      5.18%     5.24%     0.13%       42.88%     -1.57%
2008       -3.71%    -2.29%     -2.29%         -3.80%      2.45%    -3.04%    -8.39%      -10.55%     -1.81%
(thru 5/30)

                        Cumulative
           MSCI         International
           Europe       Index
Year       Index        Returns(3)
----       ---------    -------------
1972
1973
1974
1975
1976
1977
1978
1979
1980
1981
1982
1983
1984
1985
1986
1987                     11.26%
1988                     13.07%
1989                     20.75%
1990                      5.51%
1991                     27.17%
1992                     11.37%
1993                     53.51%
1994                     -7.93%
1995                     27.33%
1996                     28.97%
1997      24.20%          7.90%
1998      28.91%          9.22%
1999      16.24%         39.36%
2000      -8.15%        -10.88%
2001     -19.64%        -17.17%
2002     -18.09%        -20.04%
2003      39.14%         32.11%
2004      21.39%         14.35%
2005       9.93%          7.61%
2006      34.36%         32.62%
2007      14.39%         17.29%
2008      -3.58%         -7.55%
(thru 5/30)

______________________

See "Notes to Comparison of Total Return" on page 60.

Page 59


                   NOTES TO COMPARISON OF TOTAL RETURN

(1) The Strategy stocks for each Strategy for a given year consist of the common stocks selected by applying the respective Strategy as of the beginning of the period (and not the date the Trusts actually sell Units).

(2) With the exception of the Hang Seng Index for the periods 12/31/1986 through 12/31/1992, Total Return represents the sum of the change in market value of each group of stocks between the first and last trading day of a period plus the total dividends paid on each group of stocks during such period divided by the opening market value of each group of stocks as of the first trading day of a period. Total Return figures assume that all dividends are reinvested monthly (except for the NYSE International 100 Index(sm); the MSCI Europe Index, which until 12/29/2000 assumed monthly reinvestment of dividends, and since 1/01/2001 assumes daily reinvestment of dividends; the S&P 1000 Index; and the Russell 2000(R) Index, which assume daily reinvestment of dividends) and all returns are stated in terms of U.S. dollars. For the periods 12/31/1986 through 12/31/1992, Total Return on the Hang Seng Index does not include any dividends paid. Strategy figures reflect the deduction of sales charges and expenses but have not been reduced by estimated brokerage commissions paid by Trusts in acquiring Securities or any taxes incurred by investors. Based on the year-by-year returns contained in the tables, over the full years as listed above, each Strategy achieved a greater average annual total return than that of its corresponding index:

                                             Average Annual
Strategy                                      Total Return          Corresponding Index                           Index Return
--------                                     --------------         -------------------                           ------------
The Dow(R) Target 5 Strategy                      14.90%            DJIA(sm) (from 01/01/72 through 12/31/07)        11.68%
European Target 30 Strategy                       15.33%            MSCI Europe Index                                11.19%
Global Target 15 Strategy                         14.19%            Cumulative International Index                   12.96%
The Nasdaq(R) Target 15 Strategy                  18.59%            Nasdaq-100 Index(R)                              13.57%
NYSE(R) International Target 25 Strategy          17.46%            NYSE International 100 Index(sm)                 10.20%
The S&P Target 24 Strategy                        12.66%            S&P 500 Index (from 01/01/86 through 12/31/07)   11.80%
S&P Target SMid 60 Strategy                       16.82%            S&P 1000 Index                                   14.15%
Target 50/50 Strategy                             16.33%            S&P 500 Index (from 01/01/92 through 12/31/07)   10.30%
Target Diversified Dividend Strategy              15.92%            Russell 3000(R) Index                            11.20%
Target Dividend Multi-Strategy                    15.24%            S&P 500 Index (from 01/01/95 through 12/31/07)   11.26%
Target Growth Strategy                            19.52%            S&P 500 Index (from 01/01/95 through 12/31/07)   11.26%
Target Long-Term Growth Strategy                  17.84%            S&P 500 Index (from 01/01/96 through 12/31/07)    9.31%
Target Mega-Cap Strategy                          14.70%            S&P 500 Index (from 01/01/95 through 12/31/07)   11.26%
Target Small-Cap Strategy                         17.56%            Russell 2000(R) Index                            12.79%
Target VIP Conservative Equity Strategy           13.44%            S&P 500 Index (from 01/01/87 through 12/31/07)   11.48%
Value Line(R) Diversified Target 40 Strategy      18.62%            S&P 500 Index (from 01/01/95 through 12/31/07)   11.26%

 (3) The combination of the DJIA(sm), the FT Index and the Hang Seng Index (the "Cumulative International Index") Returns represent the weighted average of the annual returns of the stocks contained in the FT Index, Hang Seng Index and DJIA(sm). The Cumulative International Index Returns are weighted in the same proportions as the index components appear in the Global Target 15 Portfolio. For instance, the Cumulative International Index is weighted as follows: DJIA(sm), 33-1/3%; FT Index, 33-1/3%; Hang Seng Index, 33-1/3%. Cumulative International Index Returns do not represent an actual index.

           PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.


                      Public Offering

The Public Offering Price.

You may buy Units at the Public Offering Price, the price per Unit of which is comprised of the following:

- The aggregate underlying value of the Securities;

- The amount of any cash in the Income and Capital Accounts;

- Dividends receivable on Securities; and

- The maximum sales charge (which combines an initial upfront sales charge, a deferred sales charge and the creation and development fee).

The price you pay for your Units will differ from the amount stated under "Summary of Essential Information" due to various factors, including fluctuations in the prices of the Securities, changes in the relevant currency exchange rates, changes in the applicable commissions, stamp taxes, custodial fees and other costs associated with foreign trading, and changes in the value of the Income and/or Capital Accounts.

Although you are not required to pay for your Units until three business days following your order (the "date of settlement"), you may pay before then. You will become the owner of Units ("Record Owner") on the date of settlement if payment has been received. If you pay for your Units before the date of settlement, we may use your payment during this time and it may be considered a benefit to us, subject to the limitations of the Securities Exchange Act of 1934, as amended.

Organization Costs. Securities purchased with the portion of the Public Offering Price intended to be used to reimburse the Sponsor for a Trust's organization costs (including costs of preparing the registration statement, the Indenture and other closing documents, registering Units with the Securities and Exchange Commission ("SEC") and states, the initial audit of each Trust's statement of net assets, legal fees and the initial fees and expenses of the Trustee) will be purchased in the same proportionate relationship as all the Securities contained in a Trust. Securities will be sold to reimburse the Sponsor for a Trust's organization costs at the end of the initial offering period (a significantly shorter time period than the life of the Trusts). During the initial offering period, there may be a decrease in the value of the Securities. To the extent the proceeds from the sale of these Securities are insufficient to repay the Sponsor for Trust organization costs, the Trustee will sell additional Securities to allow a Trust to fully reimburse the Sponsor. In that event, the net asset value per Unit of a Trust will be reduced by the amount of additional Securities sold. Although the dollar amount of the reimbursement due to the Sponsor will remain fixed and will never exceed the per Unit amount set forth for a Trust in "Notes to Statements of Net Assets," this will result in a greater effective cost per Unit to Unit holders for the reimbursement to the Sponsor. To the extent actual organization costs are less than the estimated amount, only the actual organization costs will ultimately be charged to a Trust. When Securities are sold to reimburse the Sponsor for organization costs, the Trustee will sell Securities, to the extent practicable, which will maintain the same proportionate relationship among the Securities contained in a Trust as existed prior to such sale.

Minimum Purchase.

The minimum amount you can purchase of a Trust is generally $1,000 worth of Units ($500 if you are purchasing Units for your Individual
Retirement Account or any other qualified retirement plan), but such amounts may vary depending on your selling firm.

Maximum Sales Charge.

The maximum sales charge is comprised of a transactional sales charge and a creation and development fee. After the initial offering period the maximum sales charge will be reduced by 0.50%, to reflect the amount of the previously charged creation and development fee.

Transactional Sales Charge.

The transactional sales charge you will pay has both an initial and a deferred component.

Initial Sales Charge. The initial sales charge, which you will pay at the time of purchase, is equal to the difference between the maximum sales charge of 2.95% of the Public Offering Price and the sum of the maximum remaining deferred sales charge and creation and development fee (initially $.195 per Unit). This initial sales charge is equal to approximately 1.00% of the Public Offering Price of a Unit, but will vary from 1.00% depending on the purchase price of your Units and as deferred sales charge and creation and development fee payments are made. When the Public Offering Price per Unit exceeds $10.00, the initial sales charge will exceed 1.00% of the Public Offering Price.

Monthly Deferred Sales Charge. In addition, three monthly deferred sales charges of approximately $.0484 per Unit will be deducted from a Trust's assets on approximately the twentieth day of each month from October 20, 2008 through December 19, 2008. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the deferred sales charge will not change, but the deferred sales charge on a percentage basis will be more than 1.45% of the Public Offering Price.

Creation and Development Fee.

As Sponsor, we will also receive, and the Unit holders will pay, a creation and development fee. See "Expenses and Charges" for a description of the services provided for this fee. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the creation and development fee will not change, but the creation and development fee on a percentage basis will be more than 0.50% of the Public Offering Price.

Discounts for Certain Persons.

If you invest at least $50,000 (except if you are purchasing for "Fee Accounts" as described below) the maximum sales charge is reduced, as follows:

                             Your maximum     Dealer
If you invest                sales charge     concession
(in thousands)*:             will be:         will be:
________________             ____________     __________
$50 but less than $100       2.70%            2.00%
$100 but less than $250      2.45%            1.75%
$250 but less than $500      2.20%            1.50%
$500 but less than $1,000    1.95%            1.25%
$1,000 or more               1.40%            0.75%

*The breakpoints will be adjusted to take into consideration purchase orders stated in dollars which cannot be completely fulfilled due to the requirement that only whole Units be issued.

The reduced sales charge for quantity purchases will apply only to purchases made by the same person on any one day from any one dealer. To help you reach the above levels, you can combine the Units you purchase of a Trust with any other same day purchases of other trusts for which we are Principal Underwriter and are currently in the initial offering period. In addition, we will also consider Units you purchase in the name of your spouse or child under 21 years of age to be purchases by you. The reduced sales charges will also apply to a trustee or other fiduciary purchasing Units for a single trust estate or single fiduciary account. You must inform your dealer of any combined purchases before the sale in order to be eligible for the reduced sales charge.

You may use your Rollover proceeds from a previous series of a Trust, termination proceeds from other unit investment trusts with a similar strategy as a Trust, or redemption or termination proceeds from any unit investment trust we sponsor to purchase Units of a Trust during the initial offering period at the Public Offering Price less 1.00% (for purchases of $1,000,000 or more, the maximum sales charge will be limited to 1.40% of the Public Offering Price), but you will not be eligible to receive the reduced sales charges described in the above table. Please note that if you purchase Units of a Trust in this manner using redemption proceeds from trusts which assess the amount of any remaining deferred sales charge at redemption, you should be aware that any deferred sales charge remaining on these units will be deducted from those redemption proceeds. In order to be eligible for this reduced sales charge program, the termination or redemption proceeds used to purchase Units must be derived from a transaction that occurred within 30 days of your Unit purchase. In addition, this program will only be available for investors that utilize the same broker/dealer (or a different broker/dealer with appropriate notification) for both the Unit purchase and the transaction resulting in the receipt of the termination or redemption proceeds used for the Unit purchase. You may be required to provide appropriate documentation or other information to your broker/dealer to evidence your eligibility for this reduced sales charge program.

Investors purchasing Units through registered broker/dealers who charge periodic fees in lieu of commissions or who charge for financial planning, investment advisory or asset management services or provide these or comparable services as part of an investment account where a comprehensive "wrap fee" or similar charge is imposed ("Fee Accounts") will not be assessed the transactional sales charge described in this section on the purchase of Units in the primary market. Certain Fee Accounts Unit holders may be assessed transaction or other account fees on the purchase and/or redemption of such Units by their broker/dealer or other processing organizations for providing certain transaction or account activities. Fee Accounts Units are not available for purchase in the secondary market. We reserve the right to limit or deny purchases of Units not subject to the transactional sales charge by investors whose frequent trading activity we determine to be detrimental to the Trusts.

Employees, officers and directors (and immediate family members) of the Sponsor, our related companies and dealers may purchase Units at the Public Offering Price less the applicable dealer concession. Immediate family members include spouses, children, grandchildren, parents, grandparents, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, and trustees, custodians or fiduciaries for the benefit of such persons.

The Sponsor and certain dealers may establish a schedule where employees, officers and directors of such dealers can purchase Units of a Trust at the Public Offering Price less the established schedule amount, which is designed to compensate such dealers for activities relating to the sale of Units (the "Employee Dealer Concession").

You will be charged the deferred sales charge per Unit regardless of any discounts. However, if you are eligible to receive a discount such that the maximum sales charge you must pay is less than the applicable maximum deferred sales charge, including Fee Accounts Units, you will be credited the difference between your maximum sales charge and the maximum deferred sales charge at the time you buy your Units. If you elect to have distributions reinvested into additional Units of your Trust, in addition to the reinvestment Units you receive you will also be credited additional Units with a dollar value at the time of reinvestment sufficient to cover the amount of any remaining deferred sales charge and creation and development fee to be collected on such reinvestment Units. The dollar value of these additional credited Units (as with all Units) will fluctuate over time, and may be less on the dates deferred sales charges or the creation and development fee are collected than their value at the time they were issued.

The Value of the Securities.

The Evaluator will determine the aggregate underlying value of the Securities in a Trust as of the Evaluation Time on each business day and will adjust the Public Offering Price of the Units according to this valuation. This Public Offering Price will be effective for all orders received before the Evaluation Time on each such day. If we or the Trustee receive orders for purchases, sales or redemptions after that time, or on a day which is not a business day, they will be held until the next determination of price. The term "business day" as used in this prospectus will exclude Saturdays, Sundays and certain national holidays on which the NYSE is closed.

The aggregate underlying value of the Securities in a Trust will be determined as follows: if the Securities are listed on a securities exchange or The NASDAQ Stock Market(R), their value is generally based on the closing sale prices on that exchange or system (unless it is determined that these prices are not appropriate as a basis for valuation, as may be the case with certain foreign Securities listed on a foreign securities exchange). For purposes of valuing Securities traded on The NASDAQ Stock Market(R), closing sale price shall mean the NASDAQ(R) Official Closing Price as determined by The NASDAQ Stock Market LLC. However, if there is no closing sale price on that exchange or system, they are valued based on the closing ask prices. If the Securities are not so listed, or, if so listed and the principal market for them is other than on that exchange or system, their value will generally be based on the current ask prices on the over-the-counter market (unless it is determined that these prices are not appropriate as a basis for valuation). The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a Trust if an event occurs after publication of the market values normally used by such Trust but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. This may occur particularly with respect to foreign securities held by a Trust in which case the Trust may make adjustments to the last closing sales price to reflect more accurately the fair value of the Securities as of the Evaluation Time. If current ask prices are unavailable, or if available but determined by the Evaluator to not be appropriate, the valuation is generally determined:

a) On the basis of current ask prices for comparable securities;

b) By appraising the value of the Securities on the ask side of the market; or

c) By any combination of the above.

After the initial offering period is over, the aggregate underlying value of the Securities will be determined as set forth above, except that bid prices are used instead of ask prices when necessary. The aggregate underlying value of non-U.S. listed Securities is computed on the basis of the relevant currency exchange rate expressed in U.S. dollars as of the Evaluation Time.

                   Distribution of Units

We intend to qualify Units of the Trusts for sale in a number of states. All Units will be sold at the then current Public Offering Price.

The Sponsor compensates intermediaries, such as broker/dealers and banks, for their activities that are intended to result in sales of Units of the Trusts. This compensation includes dealer concessions described in the following section and may include additional concessions and other compensation and benefits to broker/dealers and other intermediaries.

Dealer Concessions.

Dealers and other selling agents can purchase Units at prices which reflect a concession or agency commission of 2.25% of the Public Offering Price per Unit, subject to the reduced concession applicable to volume purchases as set forth in "Public Offering-Discounts for Certain Persons." However, for Units subject to a transactional sales charge which are purchased using redemption or termination proceeds or on purchases by Rollover Unit holders, this amount will be reduced to 1.3% of the sales price of these Units (0.75% for purchases of $1,000,000 or more).

Eligible dealer firms and other selling agents who, during the previous consecutive 12-month period through the end of the most recent month, sold primary market units of unit investment trusts sponsored by us in the dollar amounts shown below will be entitled to the following additional sales concession on primary market sales of units during the current month of unit investment trusts sponsored by us:

Total sales                               Additional
(in millions)                             Concession
_____________________                     ___________
$25 but less than $100                    0.050%
$100 but less than $150                   0.075%
$150 but less than $250                   0.100%
$250 but less than $500                   0.115%
$500 but less than $750                   0.125%
$750 but less than $1,000                 0.130%
$1,000 but less than $1,500               0.135%
$1,500 but less than $2,000               0.140%
$2,000 but less than $3,000               0.150%
$3,000 but less than $4,000               0.160%
$4,000 but less than $5,000               0.170%
$5,000 or more                            0.175%

Dealers and other selling agents will not receive a concession on the sale of Units which are not subject to a transactional sales charge, but such Units will be included in determining whether the above volume sales levels are met. Eligible dealer firms and other selling agents include clearing firms that place orders with First Trust and provide First Trust with information with respect to the representatives who initiated such transactions. Eligible dealer firms and other selling agents will not include firms that solely provide clearing services to other broker/dealer firms or firms who place orders through clearing firms that are eligible dealers. We reserve the right to change the amount of concessions or agency commissions from time to time. Certain commercial banks may be making Units of the Trusts available to their customers on an agency basis. A portion of the transactional sales charge paid by these customers is kept by or given to the banks in the amounts shown above.

Other Compensation and Benefits to Broker/Dealers.

The Sponsor, at its own expense and out of its own profits, currently provides additional compensation and benefits to broker/dealers who sell shares of Units of this Trust and other First Trust products. This compensation is intended to result in additional sales of First Trust products and/or compensate broker/dealers and financial advisors for past sales. A number of factors are considered in determining whether to pay these additional amounts. Such factors may include, but are not limited to, the level or type of services provided by the intermediary, the level or expected level of sales of First Trust products by the intermediary or its agents, the placing of First Trust products on a preferred or recommended product list, access to an intermediary's personnel, and other factors. The Sponsor makes these payments for marketing, promotional or related expenses, including, but not limited to, expenses of entertaining retail customers and financial advisers, advertising, sponsorship of events or seminars, obtaining information about the breakdown of unit sales among an intermediary's representatives or offices, obtaining shelf space in broker/dealer firms and similar activities designed to promote the sale of the Sponsor's products. The Sponsor makes such payments to a substantial majority of intermediaries that sell First Trust products. The Sponsor may also make certain payments to, or on behalf of, intermediaries to defray a portion of their costs incurred for the purpose of facilitating Unit sales, such as the costs of developing or purchasing trading systems to process Unit trades. Payments of such additional compensation described in this and the preceding paragraph, some of which may be characterized as "revenue sharing," may create an incentive for financial intermediaries and their agents to sell or recommend a First Trust product, including these Trusts, over products offered by other sponsors or fund companies. These arrangements will not change the price you pay for your Units. In addition, as compensation for purchasing a portion of the unit investment trust business of Citigroup Global Markets Inc. ("CGMI"), we will pay CGMI a fee based on the dollar amount of proceeds from unit investment trusts formerly sponsored by CGMI which are invested in trusts sponsored by us which equates to $3.50 per $1,000 invested. This payment will be made out of our profits and not from assets of a Trust.

Advertising and Investment Comparisons.

Advertising materials regarding a Trust may discuss several topics, including: developing a long-term financial plan; working with your financial professional; the nature and risks of various investment strategies and unit investment trusts that could help you reach your financial goals; the importance of discipline; how a Trust operates; how securities are selected; various unit investment trust features such as convenience and costs; and options available for certain types of unit investment trusts. These materials may include descriptions of the principal businesses of the companies represented in each Trust, research analysis of why they were selected and information relating to the qualifications of the persons or entities providing the research analysis. In addition, they may include research opinions on the economy and industry sectors included and a list of investment products generally appropriate for pursuing those recommendations.

From time to time we may compare the estimated returns of a Trust (which may show performance net of the expenses and charges a Trust would have incurred) and returns over specified periods of other similar trusts we sponsor in our advertising and sales materials, with (1) returns on other taxable investments such as the common stocks comprising various market indexes, corporate or U.S. Government bonds, bank CDs and money market accounts or funds, (2) performance data from Morningstar Publications, Inc. or (3) information from publications such as Money, The New York Times, U.S. News and World Report, BusinessWeek, Forbes or Fortune. The investment characteristics of each Trust differ from other comparative investments. You should not assume that these performance comparisons will be representative of a Trust's future performance. We may also, from time to time, use advertising which classifies trusts or portfolio securities according to capitalization and/or investment style.

                   The Sponsor's Profits

We will receive a gross sales commission equal to the maximum transactional sales charge per Unit for each Trust less any reduction as stated in "Public Offering." We will also receive the amount of any collected creation and development fee. Also, any difference between our cost to purchase the Securities and the price at which we sell them to a Trust is considered a profit or loss (see Note 2 of "Notes to Schedules of Investments"). During the initial offering period, dealers and others may also realize profits or sustain losses as a result of fluctuations in the Public Offering Price they receive when they sell the Units.

In maintaining a market for the Units, any difference between the price at which we purchase Units and the price at which we sell or redeem them will be a profit or loss to us.

                   The Secondary Market

Although not obligated, we intend to maintain a market for the Units after the initial offering period and continuously offer to purchase Units at prices based on the Redemption Price per Unit.

We will pay all expenses to maintain a secondary market, except the Evaluator fees and Trustee costs to transfer and record the ownership of Units. We may discontinue purchases of Units at any time. IF YOU WISH TO DISPOSE OF YOUR UNITS, YOU SHOULD ASK US FOR THE CURRENT MARKET PRICES BEFORE MAKING A TENDER FOR REDEMPTION TO THE TRUSTEE. If you sell or redeem your Units before you have paid the total deferred sales charge on your Units, you will have to pay the remainder at that time.

                   How We Purchase Units

The Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will notify us of any tender of Units for redemption. If our bid at that time is equal to or greater than the Redemption Price per Unit, we may purchase the Units. You will receive your proceeds from the sale no later than if they were redeemed by the Trustee. We may tender Units we hold to the Trustee for redemption as any other Units. If we elect not to purchase Units, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) may sell tendered Units in the over-the-counter market, if any. However, the amount you will receive is the same as you would have received on redemption of the Units.

                   Expenses and Charges

The estimated annual expenses of each Trust are listed under "Fee Table." If actual expenses of a Trust exceed the estimate, that Trust will bear the excess. The Trustee will pay operating expenses of the Trusts from the Income Account of such Trust if funds are available, and then from the Capital Account. The Income and Capital Accounts are noninterest-bearing to Unit holders, so the Trustee may earn interest on these funds, thus benefiting from their use.

First Trust Advisors L.P., an affiliate of ours, acts as both Portfolio Supervisor and Evaluator to the Trusts, and will be compensated for providing portfolio supervisory services and evaluation services as well as bookkeeping and other administrative services to the Trusts. In providing portfolio supervisory services, the Portfolio Supervisor may purchase research services from a number of sources, which may include underwriters or dealers of the Trusts. As Sponsor, we will receive brokerage fees when the Trusts use us (or an affiliate of ours) as agent in buying or selling Securities. As authorized by the Indenture, the Trustee may employ a subsidiary or affiliate of the Trustee to act as broker to execute certain transactions for a Trust. Each Trust will pay for such services at standard commission rates.

FTP Services LLC, an affiliate of ours, acts as FTPS Unit Servicing Agent to the Trusts with respect to the Trusts' FTPS Units. FTPS Units are Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. In all other respects, FTPS Units are identical to other Units. FTP Services LLC will be compensated for providing shareholder services to the FTPS Units.

The fees payable to First Trust Advisors L.P., FTP Services LLC and the Trustee are based on the largest aggregate number of Units of a Trust outstanding at any time during the calendar year, except during the initial offering period, in which case these fees are calculated based on the largest number of Units outstanding during the period for which compensation is paid. These fees may be adjusted for inflation without Unit holders' approval, but in no case will the annual fee paid to us or our affiliates for providing a given service to all unit investment trusts for which we provide such services be more than the actual cost of providing such services in such year.

As Sponsor, we will receive a fee from each Trust for creating and developing the Trusts, including determining each Trust's objectives, policies, composition and size, selecting service providers and information services and for providing other similar administrative and ministerial functions. The "creation and development fee" is a charge of $.050 per Unit outstanding at the end of the initial offering period. The Trustee will deduct this amount from a Trust's assets as of the close of the initial offering period. We do not use this fee to pay distribution expenses or as compensation for sales efforts. This fee will not be deducted from your proceeds if you sell or redeem your Units before the end of the initial offering period.

In addition to a Trust's operating expenses and those fees described above, the Trusts may also incur the following charges:

- A quarterly license fee (which will fluctuate with a Trust's net asset value) payable by certain of the Trusts for the use of certain trademarks and trade names of Dow Jones, Standard & Poor's, The NASDAQ Stock Market LLC, the NYSE and/or Value Line(R).

- All legal expenses of the Trustee according to its responsibilities under the Indenture;

- The expenses and costs incurred by the Trustee to protect a Trust and your rights and interests;

- Fees for any extraordinary services the Trustee performed under the Indenture;

- Payment for any loss, liability or expense the Trustee incurred without negligence, bad faith or willful misconduct on its part, in connection with its acceptance or administration of a Trust;

- Payment for any loss, liability or expenses we incurred without negligence, bad faith or willful misconduct in acting as Depositor of a Trust;

- Foreign custodial and transaction fees, if any; and/or

- All taxes and other government charges imposed upon the Securities or any part of a Trust.

The above expenses and the Trustee's annual fee are secured by a lien on the Trusts. Since the Securities are all common stocks and dividend income is unpredictable, we cannot guarantee that dividends will be sufficient to meet any or all expenses of the Trusts. If there is not enough cash in the Income or Capital Accounts, the Trustee has the power to sell Securities in a Trust to make cash available to pay these charges which may result in capital gains or losses to you. See "Tax Status."

                        Tax Status

United States Taxation.

This section summarizes some of the main U.S. federal income tax consequences of owning Units of a Trust. This section is current as of the date of this prospectus. Tax laws and interpretations change frequently, and these summaries do not describe all of the tax consequences to all taxpayers. For example, these summaries generally do not describe your situation if you are a corporation, a non-U.S. person, a broker/dealer, or other investor with special circumstances. In addition, this section does not describe your state, local or foreign tax consequences.

This federal income tax summary is based in part on the advice and opinion of counsel to the Sponsor. The Internal Revenue Service could disagree with any conclusions set forth in this section. In addition, our counsel was not asked to review, and has not reached a conclusion with respect to the federal income tax treatment of the assets to be deposited in the Trusts. This may not be sufficient for you to use for the purpose of avoiding penalties under federal tax law.

As with any investment, you should seek advice based on your individual circumstances from your own tax advisor.

Assets of the Trusts.

Each Trust is expected to hold one or more of the following:

(i) shares of stock in corporations (the "Stocks") that are treated as equity for federal income tax purposes, and

(ii) equity interests (the "REIT Shares") in real estate investment trusts ("REITs") that constitute interests in entities treated as real estate investment trusts for federal income tax purposes.

It is possible that a Trust will also hold other assets, including assets that are treated differently for federal income tax purposes from those described above, in which case you will have federal income tax consequences different from or in addition to those described in this section. All of the assets held by a Trust constitute the "Trust Assets." Neither our counsel nor we have analyzed the proper federal income tax treatment of a Trust's Assets and thus neither our counsel nor we have reached a conclusion regarding the federal income tax treatment of a Trust's Assets.

Trust Status.

If a Trust is at all times operated in accordance with the documents establishing the Trust and certain requirements of federal income tax law are met, the Trust will not be taxed as a corporation for federal income tax purposes. As a Unit owner, you will be treated as the owner of a pro rata portion of each of the Trust Assets, and as such you will be considered to have received a pro rata share of income (e.g., dividends and capital gains, if any) from each Trust Asset when such income would be considered to be received by you if you directly owned the Trust Assets. This is true even if you elect to have your distributions reinvested into additional Units. In addition, the income from Trust Assets that you must take into account for federal income tax purposes is not reduced by amounts used to pay sales charges or Trust expenses.

Your Tax Basis and Income or Loss upon Disposition.

If your Trust disposes of Trust Assets, you will generally recognize gain or loss. If you dispose of your Units or redeem your Units for cash, you will also generally recognize gain or loss. To determine the amount of this gain or loss, you must subtract your tax basis in the related Trust Assets from your share of the total amount received in the transaction. You can generally determine your initial tax basis in each Trust Asset by apportioning the cost of your Units, including sales charges, among the Trust Assets ratably according to their values on the date you acquire your Units. In certain circumstances, however, you may have to adjust your tax basis after you acquire your Units (for example, in the case of certain dividends that exceed a corporation's accumulated earnings and profits, or in the case of certain distributions with respect to REIT Shares that represent a return of capital, as discussed below).

If you are an individual, the maximum marginal federal tax rate for net capital gain is generally 15% (generally 5% for certain taxpayers in the 10% and 15% tax brackets). These capital gains rates are generally effective for taxable years beginning before January 1, 2011.

Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year. Capital gain or loss is long-term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less. You must exclude the date you purchase your Units to determine your holding period. The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income. The Internal Revenue Code, however, treats certain capital gains as ordinary income in special situations. Capital gain received from assets held for more than one year that is considered "unrecaptured section 1250 gain" (which may be the case, for example, with some capital gains attributable to the REIT Shares) is taxed at a maximum stated tax rate of 25%. In the case of capital gains dividends, the determination of which portion of the capital gains dividend, if any, is subject to the 25% tax rate, will be made based on rules prescribed by the United States Treasury.

Dividends from Stocks.

Certain dividends received with respect to the Stocks may qualify to be taxed at the same rates that apply to net capital gain (as discussed above), provided certain holding period requirements are satisfied. These special rules relating to the taxation of dividends at capital gains rates generally apply to taxable years beginning before January 1, 2011.

Dividends from REIT Shares.

Some dividends on the REIT Shares may be designated as "capital gain dividends," generally taxable to you as long-term capital gains. If you hold a Unit for six months or less or if your Trust holds a REIT Share for six months or less, any loss incurred by you related to the disposition of such REIT Share will be treated as a long-term capital loss to the extent of any long-term capital gain distributions received (or deemed to have been received) with respect to such REIT Share. Distributions of income or capital gains declared on the REIT Shares in October, November or December will be deemed to have been paid to you on December 31 of the year they are declared, even when paid by the REIT during the following January. Other dividends on the REIT Shares will generally be taxable to you as ordinary income, although in limited circumstances, some of the ordinary income dividends from a REIT may also qualify to be taxed at the same rates that apply to net capital gains (as discussed above), provided certain holding period requirements are satisfied. These special rules relating to the taxation of ordinary income dividends from real estate investment trusts generally apply to taxable years beginning before January 1, 2011.

Dividends Received Deduction.

Generally, a domestic corporation owning Units in a Trust may be eligible for the dividends received deduction with respect to such Unit owner's pro rata portion of certain types of dividends received by a Trust. However, a corporation generally will not be entitled to the dividends received deduction with respect to dividends from most foreign corporations or from REITs.

Rollovers.

If you elect to be a Rollover Unit holder and have your proceeds from your Trust rolled over into a future series of such Trust, it is considered a sale for federal income tax purposes and any gain on the sale will be treated as a capital gain, and any loss will be treated as a capital loss. However, any loss you incur in connection with the exchange of your Units of the Trusts for units of the next series will generally be disallowed with respect to this deemed sale and subsequent deemed repurchase, to the extent the two trusts have substantially identical Trust Assets under the wash sale provisions of the Internal Revenue Code.

In-Kind Distributions.

Under certain circumstances as described in this prospectus, you may request an In-Kind Distribution of Trust Assets when you redeem your Units at any time prior to 30 business days before a Trust's Mandatory Termination Date. However, this ability to request an In-Kind Distribution will terminate at any time that the number of outstanding Units has been reduced to 10% or less of the highest number of Units issued by a Trust. By electing to receive an In-Kind Distribution, you will receive Trust Assets plus, possibly, cash. You will not recognize gain or loss if you only receive whole Trust Assets in exchange for the identical amount of your pro rata portion of the same Trust Assets held by a Trust. However, if you also receive cash in exchange for a Trust Asset or a fractional portion of a Trust Asset, you will generally recognize gain or loss based on the difference between the amount of cash you receive and your tax basis in such Trust Asset or fractional portion.

Limitations on the Deductibility of Trust Expenses.

Generally, for federal income tax purposes, you must take into account your full pro rata share of your Trust's income, even if some of that income is used to pay Trust expenses. You may deduct your pro rata share of each expense paid by your Trust to the same extent as if you directly paid the expense. You may be required to treat some or all of the expenses of your Trust as miscellaneous itemized deductions. Individuals may only deduct certain miscellaneous itemized deductions to the extent they exceed 2% of adjusted gross income.

Foreign, State and Local Taxes.

Distributions by your Trust that are treated as U.S. source income (e.g., dividends received on Stocks of domestic corporations) will generally be subject to U.S. income taxation and withholding in the case of Units held by nonresident alien individuals, foreign corporations or other non-U.S. persons, subject to any applicable treaty. If you are a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust), you may not be subject to U.S. federal income taxes, including withholding taxes, on some or all of the income from your Trust or on any gain from the sale or redemption of your Units, provided that certain conditions are met. You should consult your tax advisor with respect to the conditions you must meet in order to be exempt for U.S. tax purposes. You should also consult your tax advisor with respect to other U.S. tax withholding and reporting requirements.

Some distributions by your Trust may be subject to foreign withholding taxes. Any income withheld will still be treated as income to you. Under the grantor trust rules, you are considered to have paid directly your share of any foreign taxes that are paid. Therefore, for U.S. tax purposes, you may be entitled to a foreign tax credit or deduction for those foreign taxes.

If any U.S. investor is treated as owning directly or indirectly 10% or more of the combined voting power of the stock of a foreign corporation, and all U.S. shareholders of that corporation collectively own more than 50% of the vote or value of the stock of that corporation, the foreign corporation may be treated as a controlled foreign corporation (a "CFC"). If you own 10% or more of a CFC (through a Trust and in combination with your other investments) you will be required to include certain types of the CFC's income in your taxable income for federal income tax purposes whether or not such income is distributed to your Trust or to you.

Based on the advice of Carter Ledyard & Milburn, LLP, special counsel to the Trusts for New York tax matters, under the existing income tax laws of the State and City of New York, assuming that the Trusts are not treated as corporations for federal income tax purposes, the Trusts will not be taxed as corporations for New York State and New York City tax purposes, and the income of the Trusts will be treated as the income of the Unit holders in the same manner as for federal income tax purposes. You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

United Kingdom Taxation.

The following summary describes certain important U.K. tax consequences for certain U.S. resident Unit holders who hold Units in the European Target 30 Portfolio, the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio as capital assets. This summary is intended to be a general guide only and is subject to any changes in law interpretation or practice occurring after the date of this prospectus. You should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. A U.K. resident individual who receives a dividend from a U.K. company is generally entitled to a tax credit which is offset against U.K. income tax liabilities.

As a U.S. resident Unit holder, you will not be able to claim any refund of the tax credit for dividends paid by U.K. companies.


Taxation of Capital Gains. U.S. investors who are neither resident nor ordinarily resident for U.K. tax purposes in the United Kingdom will not generally be liable for U.K. tax on gains arising on the disposal of

Units in the European Target 30 Portfolio, the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio. However, they may be liable if, in the case of corporate holders, such persons carry on a trade in the U.K. through a permanent establishment, or in the case of individual holders, such persons carry on a trade, profession or vocation in the U.K. through a branch or agency and the Units are used, held or acquired for the purposes of such a trade, profession or vocation or such branch or agency or permanent establishment as the case may be. Individual U.S. investors may also be liable if they have previously been resident or ordinarily resident in the United Kingdom and become resident or ordinarily resident in the United Kingdom in the future.

Inheritance Tax. Individual U.S. investors who, for the purposes of the Estate and Gift Tax Convention between the United States and the United Kingdom, are domiciled in the United States and who are not U.K. nationals will generally not be subject to U.K. inheritance tax on death or on gifts of the Units made during their lifetimes, provided any applicable U.S. federal gift or estate tax is paid. They may be subject to U.K. inheritance tax if the Units form part of the business property of a U.K. permanent establishment of an enterprise or pertain to a U.K. fixed base used for the performance of personal services in the United Kingdom.

Where the Units are held on trust, the Units will generally not be subject to U.K. inheritance tax if at the time of settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom.


Where the Units are subject to both U.K. inheritance tax and U.S.
federal gift or estate tax, one of the taxes could generally be credited against the other.

Stamp Tax. A sale of Securities listed in the FT Index will generally result in either U.K. stamp duty or stamp duty reserve tax ("SDRT") being payable by the purchaser. The European Target 30 Portfolio, the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio and the Target VIP Conservative Equity Portfolio each paid this tax when they acquired Securities. When the European Target 30 Portfolio, the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio sell Securities, it is anticipated that any U.K. stamp duty or SDRT will be paid by the purchaser.

Hong Kong Taxation.

The following summary describes certain important Hong Kong tax consequences to certain U.S. Unit holders who hold Units in the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio as capital assets. This summary assumes that you are not carrying on a trade, profession or business in Hong Kong and that you have no profits sourced in Hong Kong arising from the carrying on of such trade, profession or business. This summary is intended to be a general guide only and is subject to any changes in Hong Kong or U.S. law occurring after the date of this prospectus and you should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. Dividends you receive from the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio relating to Hong Kong issuers are not taxable and therefore will not be subject to the deduction of any withholding tax.

Profits Tax. Unless you are carrying on a trade, profession or business in Hong Kong you will not be subject to profits tax imposed by Hong Kong on any gain or profits made on the realization or other disposal of your Units.

Estate Duty. Units of the Global Target 15 Portfolio, the Target
Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio do not give rise to Hong Kong estate duty liability.

                     Retirement Plans

You may purchase Units of the Trusts for:

- Individual Retirement Accounts;

- Keogh Plans;

- Pension funds; and

- Other tax-deferred retirement plans.

Generally, the federal income tax on capital gains and income received in each of the above plans is deferred until you receive distributions. These distributions are generally treated as ordinary income but may, in some cases, be eligible for special averaging or tax-deferred rollover treatment. Before participating in a plan like this, you should review the tax laws regarding these plans and consult your attorney or tax advisor. Brokerage firms and other financial institutions offer these plans with varying fees and charges.

                  Rights of Unit Holders

Unit Ownership.

The Trustee will treat as Record Owner of Units persons registered as such on its books. For purposes of record-keeping, the Trustee will treat the FTPS Unit Servicing Agent as sole Record Owner of FTPS Units on its books. The FTPS Unit Servicing Agent will keep a record of all individual FTPS Unit holders, the actual Record Owners of such Units, on its books. It is your responsibility to notify the Trustee (or the FTPS

Unit Servicing Agent in the case of FTPS Units) when you become Record Owner, but normally your broker/dealer provides this notice. You may elect to hold your Units in either certificated or uncertificated form. All Fee Accounts Units and FTPS Units, however, will be held in uncertificated form.

Certificated Units. When you purchase your Units you can request that they be evidenced by certificates, which will be delivered shortly after your order. Certificates will be issued in fully registered form, transferable only on the books of the Trustee in denominations of one Unit or any multiple thereof. You can transfer or redeem your certificated Units by endorsing and surrendering the certificate to the Trustee, along with a written instrument of transfer. You must sign your name exactly as it appears on the face of the certificate with signature guaranteed by an eligible institution. In certain cases the Trustee may require additional documentation before they will transfer or redeem your Units.

You may be required to pay a nominal fee to the Trustee for each certificate reissued or transferred, and to pay any government charge that may be imposed for each transfer or exchange. If a certificate gets lost, stolen or destroyed, you may be required to furnish indemnity to the Trustee to receive replacement certificates. You must surrender mutilated certificates to the Trustee for replacement.

Uncertificated Units. You may also choose to hold your Units in uncertificated form. If you choose this option, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will establish an account for you and credit your account with the number of Units you purchase. Within two business days of the issuance or transfer of Units held in uncertificated form, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will send you:

- A written initial transaction statement containing a description of your Trust;

- A list of the number of Units issued or transferred;

- Your name, address and Taxpayer Identification Number ("TIN");

- A notation of any liens or restrictions of the issuer and any adverse claims; and

- The date the transfer was registered.

Uncertificated Units may be transferred the same way as certificated Units, except that no certificate needs to be presented to the Trustee. Also, no certificate will be issued when the transfer takes place unless you request it. You may at any time request that the Trustee issue certificates for your Units.

Unit Holder Reports.

In connection with each distribution, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will provide you with a statement detailing the per Unit amount of income (if any) distributed. After the end of each calendar year, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will provide you with the following information:

- A summary of transactions in your Trust for the year;

- A list of any Securities sold during the year and the Securities held at the end of that year by your Trust;

- The Redemption Price per Unit, computed on the 31st day of December of such year (or the last business day before); and

- Amounts of income and capital distributed during the year.

You may request from the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) copies of the evaluations of the Securities as prepared by the Evaluator to enable you to comply with federal and state tax reporting requirements.

             Income and Capital Distributions

You will begin receiving distributions on your Units only after you become a Record Owner. The Trustee will credit dividends received on a Trust's Securities to the Income Account of such Trust. All other receipts, such as return of capital or capital gain dividends, are credited to the Capital Account of such Trust. Dividends received on foreign Securities, if any, are converted into U.S. dollars at the applicable exchange rate.

The Trustee will distribute money from the Income and Capital Accounts, as determined at the monthly Record Date, monthly on the twenty-fifth day of each month to Unit holders on the tenth day of such month provided the aggregate amount, exclusive of sale proceeds, available for distribution in the Income and Capital Accounts equals at least 0.1% of the net asset value of the Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, equals or exceeds 0.1% of the net asset value of a Trust. See "Summary of Essential Information." No income distribution will be paid if accrued expenses of a Trust exceed amounts in the Income Account on the Distribution Dates. Distribution amounts will vary with changes in a Trust's fees and expenses, in dividends received and with the sale of Securities. The Trustee will distribute sale proceeds in the Capital Account, net of amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee or pay expenses, on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the amount equals at least $1.00 per 100 Units. If the Trustee does not have your TIN, it is required to withhold a certain percentage of your distribution and deliver such amount to the IRS. You may recover this amount by giving your TIN to the Trustee, or when you file a tax return. However, you should check your statements to make sure the Trustee has your TIN to avoid this "back-up withholding."

We anticipate that there will be enough money in the Capital Account of a Trust to pay the deferred sales charge. If not, the Trustee may sell Securities to meet the shortfall.

Within a reasonable time after a Trust is terminated, unless you are a Rollover Unit holder, you will receive the pro rata share of the money from the sale of the Securities. All Unit holders will receive a pro rata share of any other assets remaining in their Trust, after deducting any unpaid expenses.

The Trustee may establish reserves (the "Reserve Account") within a Trust to cover anticipated state and local taxes or any governmental charges to be paid out of that Trust.

Distribution Reinvestment Option. You may elect to have each distribution of income and/or capital reinvested into additional Units of a Trust by notifying the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) at least 10 days before any Record Date. Each later distribution of income and/or capital on your Units will be reinvested by the Trustee into additional Units of a Trust. There is no sales charge on Units acquired through the Distribution Reinvestment Option, as discussed under "Public Offering." This option may not be available in all states. Each reinvestment plan is subject to availability or limitation by the Sponsor and each broker/dealer or selling firm. The Sponsor or broker/dealers may suspend or terminate the offering of a reinvestment plan at any time. Please contact your financial professional for additional information. PLEASE NOTE THAT EVEN IF YOU REINVEST DISTRIBUTIONS, THEY ARE STILL CONSIDERED DISTRIBUTIONS FOR INCOME TAX PURPOSES.

                   Redeeming Your Units

You may redeem all or a portion of your Units at any time by sending the certificates representing the Units you want to redeem to the Trustee at the address set forth on the back cover of this prospectus. If your Units are uncertificated, you need only deliver a request for redemption to the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units). In either case, the certificates or the redemption request must be properly endorsed with proper instruments of transfer and signature guarantees as explained in "Rights of Unit Holders-Unit Ownership" (or by providing satisfactory indemnity if the certificates were lost, stolen, or destroyed). No redemption fee will be charged, but you are responsible for any governmental charges that apply. Certain broker/dealers may charge a transaction fee for processing redemption requests. Units redeemed directly through the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) are not subject to such transaction fees. Three business days after the day you tender your Units (the "Date of Tender") you will receive cash in an amount for each Unit equal to the Redemption Price per Unit calculated at the Evaluation Time on the Date of Tender.

The Date of Tender is considered to be the date on which the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) receives your certificates or redemption request (if such day is a day the NYSE is open for trading). However, if your certificates or redemption request are received after 4:00 p.m. Eastern time (or after any earlier closing time on a day on which the NYSE is scheduled in advance to close at such earlier time), the Date of Tender is the next day the NYSE is open for trading.

Any amounts paid on redemption representing income will be withdrawn from the Income Account of a Trust if funds are available for that purpose, or from the Capital Account. All other amounts paid on redemption will be taken from the Capital Account of a Trust. The IRS will require the Trustee to withhold a portion of your redemption proceeds if the Trustee does not have your TIN as generally discussed under "Income and Capital Distributions."

If you tender at least 2,500 Units of The Dow(R) Target 5 Portfolio, The Nasdaq (R) Target 15 Portfolio, NYSE(R) International Target 25 Portfolio, The S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target Diversified Dividend Portfolio, Target Growth Portfolio, Target Mega-Cap Portfolio, Target Small-Cap Portfolio or Value Line(R) Diversified Target 40 Portfolio; or 5,000 Units of Target 50/50 Portfolio, Target Dividend Multi-Strategy Portfolio, Target Long-Term Growth Portfolio or Target VIP Conservative Equity Portfolio or such other amount as required by your broker/dealer, for redemption, rather than receiving cash, you may elect to receive an In-Kind Distribution in an amount equal to the Redemption Price per Unit by making this request in writing to the Trustee at the time of tender. However, to be eligible to participate in the In-Kind Distribution option at redemption, Fee Accounts Unit holders must hold their Units through the end of the initial offering period. The In-Kind Distribution option is generally not available to FTPS Unit holders. No In-Kind Distribution requests submitted during the 30 business days prior to a Trust's Mandatory Termination Date will be honored. Where possible, the Trustee will make an In-Kind Distribution by distributing each of the Securities in book-entry form to your bank or broker/dealer account at the Depository Trust Company. This option is generally eligible only for stocks traded and held in the United States, thus excluding most foreign Securities. The Trustee will subtract any customary transfer and registration charges from your In-Kind Distribution. As a tendering Unit holder, you will receive your pro rata number of whole shares of the eligible Securities that make up the portfolio, and cash from the Capital Account equal to the non-eligible Securities and fractional shares to which you are entitled.

The Trustee may sell Securities to make funds available for redemption. If Securities are sold, the size and diversification of a Trust will be reduced. These sales may result in lower prices than if the Securities were sold at a different time.

Your right to redeem Units (and therefore, your right to receive payment) may be delayed:

- If the NYSE is closed (other than customary weekend and holiday closings);

- If the SEC determines that trading on the NYSE is restricted or that an emergency exists making sale or evaluation of the Securities not reasonably practical; or

- For any other period permitted by SEC order.

The Trustee is not liable to any person for any loss or damage which may result from such a suspension or postponement.

The Redemption Price.

The Redemption Price per Unit is determined by the Trustee by:

adding

1. cash in the Income and Capital Accounts of a Trust not designated to purchase Securities;

2. the aggregate underlying value of the Securities held in that Trust;
and

3. dividends receivable on the Securities trading ex-dividend as of the date of computation; and

deducting

1. any applicable taxes or governmental charges that need to be paid out of such Trust;

2. any amounts owed to the Trustee for its advances;

3. estimated accrued expenses of such Trust, if any;

4. cash held for distribution to Unit holders of record of such Trust as of the business day before the evaluation being made;

5. liquidation costs for foreign Securities, if any; and

6. other liabilities incurred by such Trust; and

dividing

1. the result by the number of outstanding Units of such Trust.

Any remaining deferred sales charge on the Units when you redeem them will be deducted from your redemption proceeds. In addition, during the initial offering period, the Redemption Price per Unit will include estimated organization costs as set forth under "Fee Table."

                 Investing in a New Trust

Each Trust's portfolio has been selected on the basis of capital appreciation potential for a limited time period. When each Trust is about to terminate, you may have the option to roll your proceeds into the next series of a Trust (the "New Trusts") if one is available. We intend to create the New Trusts in conjunction with the termination of the Trusts and plan to apply the same strategy we used to select the portfolio for the Trusts to the New Trusts.

If you wish to have the proceeds from your Units rolled into a New Trust you must notify the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) in writing of your election by the "Rollover Notification Date" stated in the "Summary of Essential Information." If you make this election you will be considered a "Rollover Unit holder," and your Units will be redeemed and the underlying Securities sold by the Trustee, in its capacity as "Distribution Agent," during the "Special Redemption and Liquidation Period" set forth in the "Summary of Essential Information." The Distribution Agent may engage us or other brokers as its agent to sell the Securities.

Once all of the Securities are sold, your proceeds, less any brokerage fees, governmental charges or other expenses involved in the sales, will be used to buy units of a New Trust or trust with a similar investment strategy that you have selected, provided such trusts are registered and being offered. Accordingly, proceeds may be uninvested for up to several days. Units purchased with rollover proceeds will generally be purchased subject to the maximum remaining deferred sales charge and creation and development fee on such units (currently expected to be $.195 per unit), but not the initial sales charge. Units purchased using proceeds from Fee Accounts Units will generally not be subject to any transactional sales charge.

We intend to create New Trust units as quickly as possible, depending on the availability of the securities contained in a New Trust's portfolio. Rollover Unit holders will be given first priority to purchase New Trust units. We cannot, however, assure the exact timing of the creation of New Trust units or the total number of New Trust units we will create. Any proceeds not invested on behalf of Rollover Unit holders in New Trust units will be distributed within a reasonable time after such occurrence. Although we believe that enough New Trust units can be created, monies in a New Trust may not be fully invested on the next business day.

Please note that there are certain tax consequences associated with becoming a Rollover Unit holder. See "Tax Status." We may modify, amend or terminate this rollover option upon 60 days notice.

             Removing Securities from a Trust

The portfolios of the Trusts are not managed. However, we may, but are not required to, direct the Trustee to dispose of a Security in certain limited circumstances, including situations in which:

- The issuer of the Security defaults in the payment of a declared dividend;

- Any action or proceeding prevents the payment of dividends;

- There is any legal question or impediment affecting the Security;

- The issuer of the Security has breached a covenant which would affect the payment of dividends, the issuer's credit standing, or otherwise damage the sound investment character of the Security;

- The issuer has defaulted on the payment of any other of its outstanding obligations;

- There has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in our opinion the sale or tender of the Security is in the best interest of Unit holders;

- The sale of Securities is necessary or advisable in order to maintain the qualification of a Trust as a "regulated investment company" in the case of a Trust which has elected to qualify as such;

- The price of the Security has declined to such an extent, or such other credit factors exist, that in our opinion keeping the Security would be harmful to a Trust; or

As a result of the ownership of the Security, a Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company.

Except in the limited instance in which a Trust acquires Replacement Securities, as described in "The FT Series," a Trust may not acquire any securities or other property other than the Securities. The Trustee, on behalf of a Trust, will reject any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. If such exchanged securities or property are nevertheless acquired by a Trust, at our instruction they will either be sold or held in such Trust. In making the determination as to whether to sell or hold the exchanged securities or property we may get advice from the Portfolio Supervisor. Any proceeds received from the sale of Securities, exchanged securities or property will be credited to the Capital Account of a Trust for distribution to Unit holders or to meet redemption requests. The Trustee may retain and pay us or an affiliate of ours to act as agent for the Trusts to facilitate selling Securities, exchanged securities or property from the Trusts. If we or our affiliate act in this capacity, we will be held subject to the restrictions under the 1940 Act.

The Trustee may sell Securities designated by us, or, absent our direction, at its own discretion, in order to meet redemption requests or pay expenses. In designating Securities to be sold, we will try to maintain the proportionate relationship among the Securities. If this is not possible, the composition and diversification of a Trust may be changed.

           Amending or Terminating the Indenture

Amendments. The Indenture may be amended by us and the Trustee without your consent:

- To cure ambiguities;

- To correct or supplement any defective or inconsistent provision;

- To make any amendment required by any governmental agency; or

- To make other changes determined not to be adverse to your best interests (as determined by us and the Trustee).

Termination. As provided by the Indenture, each Trust will terminate on the Mandatory Termination Date as stated in the "Summary of Essential Information." The Trusts may be terminated earlier:

- Upon the consent of 100% of the Unit holders of a Trust;

- If the value of the Securities owned by such Trust as shown by any evaluation is less than the lower of $2,000,000 or 20% of the total value of Securities deposited in such Trust during the initial offering period ("Discretionary Liquidation Amount"); or

- In the event that Units of a Trust not yet sold aggregating more than 60% of the Units of such Trust are tendered for redemption by underwriters, including the Sponsor.

Prior to termination, the Trustee will send written notice to all Unit holders which will specify how you should tender your certificates, if any, to the Trustee. If a Trust is terminated due to this last reason, we will refund your entire sales charge; however, termination of a Trust before the Mandatory Termination Date for any other stated reason will result in all remaining unpaid deferred sales charges on your Units being deducted from your termination proceeds. For various reasons, including Unit holders' participation as Rollover Unit holders, a Trust may be reduced below the Discretionary Liquidation Amount and could therefore be terminated before the Mandatory Termination Date.

Unless terminated earlier, the Trustee will begin to sell Securities in connection with the termination of a Trust during the period beginning nine business days prior to, and no later than, the Mandatory Termination Date. We will determine the manner and timing of the sale of Securities. Because the Trustee must sell the Securities within a relatively short period of time, the sale of Securities as part of the termination process may result in a lower sales price than might otherwise be realized if such sale were not required at this time.

If you do not elect to participate in the Rollover Option, you will receive a cash distribution from the sale of the remaining Securities, along with your interest in the Income and Capital Accounts, within a reasonable time after your Trust is terminated. The Trustee will deduct from a Trust any accrued costs, expenses, advances or indemnities provided for by the Indenture, including estimated compensation of the Trustee and costs of liquidation and any amounts required as a reserve to pay any taxes or other governmental charges.

           Information on the Sponsor, Trustee,
          FTPS Unit Servicing Agent and Evaluator

The Sponsor.

We, First Trust Portfolios L.P., specialize in the underwriting, trading and wholesale distribution of unit investment trusts under the "First Trust" brand name and other securities. An Illinois limited partnership formed in 1991, we took over the First Trust Product line and act as Sponsor for successive series of:

- The First Trust Combined Series

- FT Series (formerly known as The First Trust Special Situations Trust)

- The First Trust Insured Corporate Trust

- The First Trust of Insured Municipal Bonds

- The First Trust GNMA

The First Trust product line commenced with the first insured unit investment trust in 1974. To date we have deposited more than $105 billion in First Trust unit investment trusts. Our employees include a team of professionals with many years of experience in the unit investment trust industry.

We are a member of FINRA and the Securities Investor Protection
Corporation. Our principal offices are at 1001 Warrenville Road, Lisle, Illinois 60532; telephone number (630) 241-4141. As of December 31, 2007, the total consolidated partners' capital of First Trust Portfolios L.P. and subsidiaries was $56,998,038 (audited).

This information refers only to us and not to the Trusts or to any series of the Trusts or to any other dealer. We are including this information only to inform you of our financial responsibility and our ability to carry out our contractual obligations. We will provide more detailed financial information on request.

Code of Ethics. The Sponsor and the Trusts have adopted a code of ethics requiring the Sponsor's employees who have access to information on Trust transactions to report personal securities transactions. The purpose of the code is to avoid potential conflicts of interest and to prevent fraud, deception or misconduct with respect to the Trusts.

The Trustee.


The Trustee is The Bank of New York, a trust company organized under the laws of New York. The Bank of New York has its unit investment trust division offices at 101 Barclay Street, New York, New York 10286, telephone (800) 813-3074. On July 1, 2008, the name of the Trustee will change to "The Bank of New York Mellon." If you have questions regarding your account or your Trust, please contact the Trustee at its unit investment trust division offices or your financial adviser. The Sponsor does not have access to individual account information. The Bank of New York is subject to supervision and examination by the Superintendent of Banks of the State of New York and the Board of Governors of the Federal Reserve System, and its deposits are insured by the Federal Deposit Insurance Corporation to the extent permitted by law.


The Trustee has not participated in selecting the Securities; it only provides administrative services.

The FTPS Unit Servicing Agent.

The FTPS Unit Servicing Agent is FTP Services LLC, an Illinois limited liability company formed in 2005 and an affiliate of the Sponsor. FTP Services LLC acts as record keeper, shareholder servicing agent and distribution agent for Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. FTP Services LLC provides FTPS Units with administrative and distribution related services as described in this prospectus. The FTPS Unit Servicing Agent's address is 1001 Warrenville Road, Lisle, Illinois 60532. If you have questions regarding the FTPS Units, you may call the FTPS Unit Servicing Agent at (866) 514-7768. The FTPS Unit Servicing Agent has not participated in selecting the Securities; it only provides administrative services to the FTPS Units. Fund/SERV(R) is a service of National Securities Clearing Corporation, a subsidiary of The Depository Trust & Clearing Corporation.

Limitations of Liabilities of Sponsor, FTPS Unit Servicing Agent and
Trustee.

Neither we, the FTPS Unit Servicing Agent nor the Trustee will be liable for taking any action or for not taking any action in good faith according to the Indenture. We will also not be accountable for errors in judgment. We will only be liable for our own willful misfeasance, bad faith, gross negligence (ordinary negligence in the FTPS Unit Servicing Agent and Trustee's case) or reckless disregard of our obligations and duties. The Trustee is not liable for any loss or depreciation when the Securities are sold. If we fail to act under the Indenture, the Trustee may do so, and the Trustee will not be liable for any action it takes in good faith under the Indenture.

The Trustee will not be liable for any taxes or other governmental charges or interest on the Securities which the Trustee may be required to pay under any present or future law of the United States or of any other taxing authority with jurisdiction. Also, the Indenture states other provisions regarding the liability of the Trustee.

If we do not perform any of our duties under the Indenture or are not able to act or become bankrupt, or if our affairs are taken over by public authorities, then the Trustee may:

- Appoint a successor sponsor, paying them a reasonable rate not more than that stated by the SEC;

- Terminate the Indenture and liquidate the Trusts; or

- Continue to act as Trustee without terminating the Indenture.

The Evaluator.

The Evaluator is First Trust Advisors L.P., an Illinois limited partnership formed in 1991 and an affiliate of the Sponsor. The
Evaluator's address is 1001 Warrenville Road, Lisle, Illinois 60532.

The Trustee, Sponsor, FTPS Unit Servicing Agent and Unit holders may rely on the accuracy of any evaluation prepared by the Evaluator. The Evaluator will make determinations in good faith based upon the best available information, but will not be liable to the Trustee, Sponsor, FTPS Unit Servicing Agent or Unit holders for errors in judgment.

                     Other Information

Legal Opinions.

Our counsel is Chapman and Cutler LLP, 111 W. Monroe St., Chicago, Illinois, 60603. They have passed upon the legality of the Units offered hereby and certain matters relating to federal tax law. Carter Ledyard & Milburn LLP acts as the Trustee's counsel, as well as special New York tax counsel for the Trusts. Linklaters LLP acts as special United Kingdom tax counsel for the Global Target 15 Portfolio.

Experts.

The Trusts' statements of net assets, including the schedules of investments, as of the opening of business on the Initial Date of Deposit included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Supplemental Information.

If you write or call the Sponsor, you will receive free of charge supplemental information about this Series, which has been filed with the SEC and to which we have referred throughout. This information states more specific details concerning the nature, structure and risks of this product.

The NASDAQ Stock Market LLC.

Neither The Nasdaq(R) Target 15 Portfolio nor the Target 50/50 Portfolio is sponsored, endorsed, sold or promoted by The NASDAQ Stock Market LLC (including its affiliates) (Nasdaq, with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio. The Corporations make no representation or warranty, express or implied, to the owners of Units of The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio or any member of the public regarding the advisability of investing in securities generally or in The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to the Sponsor ("Licensee") is in the licensing of the Nasdaq 100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to Licensee, The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio. Nasdaq has no obligation to take the needs of the Licensee, the owners of Units of The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio to be issued or in the determination or calculation of the equation by which The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE TARGET VIP AGGRESSIVE EQUITY PORTFOLIO OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Page 79


                             First Trust(R)

                  Dow(R) Target 5 3Q '08 - Term 9/30/09
                European Target 30 3Q '08 - Term 9/30/09
                 Global Target 15 3Q '08 - Term 9/30/09
               Nasdaq(R)  Target 15 3Q '08 - Term 9/30/09
              NYSE(R) Intl. Target 25 3Q '08 - Term 9/30/09
                   S&P Target 24 3Q '08 - Term 9/30/09
                S&P Target SMid 60 3Q '08 - Term 9/30/09
                   Target 50/50 3Q '08 - Term 9/30/09
                Target Divsd. Dvd. 3Q '08 - Term 9/30/09
             Target Dvd. Multi-Strat. 3Q '08 - Term 9/30/09
                   Target Growth 3Q '08 - Term 9/30/09
              Target Long-Term Growth 3Q '08 - Term 9/30/09
                  Target Mega-Cap 3Q '08 - Term 9/30/09
                 Target Small-Cap 3Q '08 - Term 9/30/09
              Target VIP Cons. Eqty. 3Q '08 - Term 9/30/09
          Value Line(R) Divsd. Target 40 3Q '08 - Term 9/30/09
                                 FT 1720

                                Sponsor:

                       First Trust Portfolios L.P.
                       Member SIPC o Member FINRA
                          1001 Warrenville Road
                          Lisle, Illinois 60532
                             1-630-241-4141

   FTPS Unit Servicing Agent:               Trustee:

        FTP Services LLC              The Bank of New York

      1001 Warrenville Road            101 Barclay Street
      Lisle, Illinois 60532         New York, New York 10286
         1-866-514-7768                  1-800-813-3074
                                      24-Hour Pricing Line:1-800-446-0132

                        ________________________

When Units of the Trusts are no longer available, this prospectus may be used as a preliminary prospectus for a future series, in which case you should note the following:

THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE
  MAY NOT SELL, OR ACCEPT OFFERS TO BUY, SECURITIES OF A FUTURE SERIES UNTIL THAT SERIES HAS BECOME EFFECTIVE WITH THE SECURITIES AND EXCHANGE
COMMISSION. NO SECURITIES CAN BE SOLD IN ANY STATE WHERE A SALE WOULD BE
                                ILLEGAL.

                        ________________________

  This prospectus contains information relating to the above-mentioned unit investment trusts, but does not contain all of the information about this investment company as filed with the SEC in Washington, D.C.
                               under the:

-  Securities Act of 1933 (file no. 333-150047) and

-  Investment Company Act of 1940 (file no. 811-05903)

  Information about the Trusts, including their Codes of Ethics, can be reviewed and copied at the SEC's Public Reference Room in Washington
 D.C. Information regarding the operation of the SEC's Public Reference
               Room may be obtained by calling the SEC at
                             1-202-942-8090.

 Information about the Trusts is available on the EDGAR Database on the
                         SEC's Internet site at
                           http://www.sec.gov.

                 To obtain copies at prescribed rates -

              Write: Public Reference Section of the SEC
                     100 F Street, N.E.; Washington, D.C. 20549 e-mail address: publicinfo@sec.gov


                              June 30, 2008


           PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE

Page 80


                             First Trust(R)

                              The FT Series

                         Information Supplement

This Information Supplement provides additional information concerning the structure, operations and risks of the unit investment trust contained in FT 1720 not found in the prospectus for the Trusts. This Information Supplement is not a prospectus and does not include all of the information you should consider before investing in the Trusts. This Information Supplement should be read in conjunction with the prospectus for the Trust in which you are considering investing.


This Information Supplement is dated June 30, 2008. Capitalized terms have been defined in the prospectus.


                            Table of Contents

Dow Jones & Company, Inc.                                       2
Standard & Poor's                                               2
The NASDAQ Stock Market LLC                                     3
Value Line Publishing, Inc.                                     3
New York Stock Exchange                                         3
Risk Factors
   Securities                                                   4
   Dividends                                                    4
   Foreign Issuers                                              4
   United Kingdom                                               5
   Hong Kong                                                    5
   Exchange Rates                                               6
   REITs                                                       10
   Small-Cap Companies                                         11
Litigation
   Tobacco Industry                                            11
Concentrations
   Consumer Products                                           12
   Financial Services                                          12
   Information Technology                                      15
   Industrials                                                 16
   Materials                                                   17
Securities
   The Dow(R) DART 5 Strategy Stocks                           17
   The Dow(R) DART 10 Strategy Stocks                          17
   The Dow(R) Target 5 Strategy Stocks                         18
   The Dow(R) Target Dividend Strategy Stocks                  18
   European Target 20 Strategy Stocks                          19
   European Target 30 Strategy Stocks                          21
   Global Target 15 Strategy Stocks                            23
   The Nasdaq(R) Target 15 Strategy Stocks                     24
   NYSE(R) International Target 25 Strategy Stocks             25
   The S&P Target 24 Strategy Stocks                           26
   S&P Target SMid 60 Strategy Stocks                          28
   Target Diversified Dividend Strategy Stocks                 31
   Target Growth Strategy Stocks                               33
   Target Mega-Cap Strategy Stocks                             35
   Target Small-Cap Strategy Stocks                            37
   Value Line(R) Target 25 Strategy Stocks                     39
   Value Line(R) Diversified Target 40 Strategy Stocks         40

Dow Jones & Company, Inc.

The Trusts are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc. ("Dow Jones"). Dow Jones makes no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly. Dow Jones' only relationship to the Sponsor is the licensing of certain trademarks, trade names and service marks of Dow Jones, the Dow Jones Industrial Average(sm) and the Dow Jones U.S. Select Dividend Index(sm), which are determined, composed and calculated by Dow Jones without regard to the Sponsor or the Trusts. Dow Jones has no obligation to take the needs of the Sponsor or the owners of the Trusts into consideration in determining, composing or calculating the Dow Jones Industrial Average(sm) and the Dow Jones U.S. Select Dividend Index(sm). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Trusts to be issued or in the determination or calculation of the equation by which the Trusts are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Trusts.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES U.S. SELECT DIVIDEND INDEX(sm) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE SPONSOR, OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES U.S. SELECT DIVIDEND INDEX(sm) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES U.S. SELECT DIVIDEND INDEX(sm) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Standard & Poor's

The Trusts are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly or the ability of either the S&P 500 Index, the S&P MidCap 400 Index or the S&P SmallCap 600 Index to track general stock market performance. S&P's only relationship to the licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, the S&P MidCap 400 Index and the S&P SmallCap 600 Index, which are determined, composed and calculated by S&P without regard to the licensee or the Trusts. S&P has no obligation to take the needs of the licensee or the owners of the Trusts into consideration in determining, composing or calculating the S&P 500 Index, the S&P MidCap 400 Index or the S&P SmallCap 600 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Trusts or the timing of the issuance or sale of the Trusts or in the determination or calculation of the equation by which the Trusts are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Trusts.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The NASDAQ Stock Market LLC.

The "Nasdaq 100(R)," "Nasdaq-100 Index(R)," and "Nasdaq(R)" are trade or service marks of The NASDAQ Stock Market LLC (which with its affiliates is the "Corporations") and are licensed for use by us. Neither The Nasdaq(R) Target 15 Portfolio nor the Target 50/50 Portfolio have been passed on by the Corporations as to its legality or suitability. Neither The Nasdaq(R) Target 15 Portfolio nor the Target 50/50 Portfolio are issued, endorsed, sold, or promoted by the Corporations. The Corporations make no warranties and bear no liability with respect to The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio.

Value Line Publishing, Inc.

Value Line Publishing, Inc.'s ("VLPI") only relationship to First Trust Portfolios L.P. and/or First Trust Advisors L.P. is VLPI's licensing to First Trust Portfolios L.P. and/or First Trust Advisors L.P. of certain VLPI trademarks and trade names and the Value Line(R) Timeliness(TM) Ranking System (the "System"), which is composed by VLPI without regard to First Trust Portfolios L.P. or First Trust Advisors L.P., this Product or any investor. VLPI has no obligation to take the needs of First Trust Portfolios L.P. and/or First Trust Advisors L.P. or any investor in the Product into consideration in composing the System. The Product results may differ from the hypothetical or published results of the Value Line(R) Timeliness(TM) Ranking System. VLPI is not responsible for and has not participated in the determination of the prices and composition of the Product or the timing of the issuance for sale of the Product or in the calculation of the equations by which the Product is to be converted into cash.

VLPI MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE, AND VLPI MAKES NO WARRANTY AS TO THE POTENTIAL PROFITS OR ANY OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR MATERIALS GENERATED THEREFROM. VLPI DOES NOT WARRANT THAT THE SYSTEM WILL MEET ANY REQUIREMENTS OR THAT IT WILL BE ACCURATE OR ERROR-FREE. VLPI ALSO DOES NOT GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE SYSTEM. VLPI HAS NO OBLIGATION OR LIABILITY (I) IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT; OR (II) FOR ANY LOSS, DAMAGE, COST OR EXPENSE SUFFERED OR INCURRED BY ANY INVESTOR OR OTHER PERSON OR ENTITY IN CONNECTION WITH THIS PRODUCT, AND IN NO EVENT SHALL VLPI BE LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PRODUCT.

New York Stock Exchange

"NYSE (R)" is a registered trademark of, and "NYSE International 100 Index(SM)" is a service mark of, New York Stock Exchange, Inc. ("NYSE"). NYSE has no relationship to First Trust Portfolios L.P. other than the licensing of the "NYSE International 100 Index(SM)" and the trademark and service mark referenced above for use in connection with the NYSE
(R) International Target 25 Portfolio.

NYSE does not: sponsor, endorse, sell or promote the NYSE (R) International Target 25 Portfolio; recommend that any person invest in the NYSE (R) International Target 25 Portfolio or any other securities; have any responsibility or liability for or make any decision about the timing, amount or pricing of the NYSE (R) International Target 25 Portfolio; have any responsibility or liability for the administration, management or marketing of the NYSE (R) International Target 25 Portfolio; consider the needs of the NYSE (R) International Target 25 Portfolio or the owners of the NYSE (R) International Target 25 Portfolio in determining, composing or calculating the NYSE International 100 Index(SM) or have any obligation to do so.

NYSE will not have any liability in connection with the NYSE (R) International Target 25 Portfolio. Specifically, NYSE does not make any warranty, express or implied, and NYSE disclaims any warranty about: the results to be obtained by the NYSE (R) International Target 25 Portfolio, the owners of the NYSE (R) International Target 25 Portfolio, or any other relevant person in connection with the use of the Index and the data included in the Index; the accuracy or completeness of the Index and its data; the merchantability or fitness for a particular purpose or use of the Index and its data. NYSE will have no liability for any errors, omissions or interruptions in the Index or its data. Under no circumstances will NYSE be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if NYSE knows that they might occur. The licensing agreement between First

Trust Portfolios L.P. and NYSE is solely for their benefit and not for the benefit of the owners of the NYSE (R) International Target 25
Portfolio or any other third parties.

Risk Factors

Securities. An investment in Units should be made with an understanding of the risks which an investment in common stocks entails, including the risk that the financial condition of the issuers of the Securities or the general condition of the relevant stock market may worsen, and the value of the Securities and therefore the value of the Units may decline. Common stocks are especially susceptible to general stock market movements and to volatile increases and decreases of value, as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises. Both U.S. and foreign markets have experienced substantial volatility and significant declines recently as a result of certain or all of these factors.

Dividends. Shareholders of common stocks have rights to receive payments from the issuers of those common stocks that are generally subordinate to those of creditors of, or holders of debt obligations or preferred stocks of, such issuers. Shareholders of common stocks of the type held by the Trusts have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and have a right to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. Common stocks do not represent an obligation of the issuer and, therefore, do not offer any assurance of income or provide the same degree of protection of capital as do debt securities. The issuance of additional debt securities or preferred stock will create prior claims for payment of principal, interest and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Cumulative preferred stock dividends must be paid before common stock dividends, and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stockholders are also generally entitled to rights on liquidation which are senior to those of common stockholders.

Foreign Issuers. Since all of the Securities in the NYSE (R) International Target 25 Portfolio and certain of the Securities in certain other Trusts consist of securities of foreign issuers, an investment in these Trusts involves certain investment risks that are different in some respects from an investment in a trust which invests entirely in the securities of domestic issuers. These investment risks include future political or governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant Securities, the possibility that the financial condition of the issuers of the Securities may become impaired or that the general condition of the relevant stock market may worsen (both of which would contribute directly to a decrease in the value of the Securities and thus in the value of the Units), the limited liquidity and relatively small market capitalization of the relevant securities market, expropriation or confiscatory taxation, economic uncertainties and foreign currency devaluations and fluctuations. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic issuers. The securities of many foreign issuers are less liquid and their prices more volatile than securities of comparable domestic issuers. In addition, fixed brokerage commissions and other transaction costs on foreign securities exchanges are generally higher than in the United States and there is generally less government supervision and regulation of exchanges, brokers and issuers in foreign countries than there is in the United States. However, due to the nature of the issuers of the Securities selected for the Trusts, the Sponsor believes that adequate information will be available to allow the Supervisor to provide portfolio surveillance for such Trusts.

Securities issued by non-U.S. issuers generally pay dividends in foreign currencies and are principally traded in foreign currencies. Therefore, there is a risk that the United States dollar value of these securities will vary with fluctuations in the U.S. dollar foreign exchange rates for the various Securities. See "Exchange Rates" below.

On the basis of the best information available to the Sponsor at the present time, none of the Securities in the Trusts are subject to exchange control restrictions under existing law which would materially interfere with payment to such Trusts of dividends due on, or proceeds from the sale of, the Securities. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payment to such Trusts. The adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in the Trusts and on the ability of such Trusts to satisfy their obligation to redeem Units tendered to the Trustee for redemption. In addition, restrictions on the settlement of transactions on either the purchase or sale side, or both, could cause delays or increase the costs associated with the purchase and sale of the foreign Securities and correspondingly could affect the price of the Units.

Investors should be aware that it may not be possible to buy all Securities at the same time because of the unavailability of any Security, and restrictions applicable to a Trust relating to the purchase of a Security by reason of the federal securities laws or otherwise.

Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of such Act. Sales of non-exempt Securities by a Trust in the United States securities markets are subject to severe restrictions and may not be practicable. Accordingly, sales of these Securities by a Trust will generally be effected only in foreign securities markets. Although the Sponsor does not believe that the Trusts will encounter obstacles in disposing of the Securities, investors should realize that the Securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. The value of the Securities will be adversely affected if trading markets for the Securities are limited or absent.

United Kingdom. The emphasis of the United Kingdom's economy is in the private services sector, which includes the wholesale and retail sector, banking, finance, insurance and tourism. Services as a whole account for a majority of the United Kingdom's gross national product and makes a significant contribution to the country's balance of payments. The portfolios of the Trusts may contain common stocks of British companies engaged in such industries as banking, chemicals, building and construction, transportation, telecommunications and insurance. Many of these industries may be subject to government regulation, which may have a materially adverse effect on the performance of their stock. Gross domestic product (GDP) growth slipped in 2001-03 as the global downturn, the high value of the pound, and the bursting of the "new economy" bubble hurt manufacturing and exports. Still, the economy is one of the strongest in Europe with low inflation, interest rates and unemployment. The United Kingdom is a member of the European Union (the "EU") which was created through the formation of the Maastricht Treaty on European Union in late 1993. The Treaty has had the effect of eliminating most remaining trade barriers between the 15 member nations and has made Europe one of the largest common markets in the world. However, the effective implementation of the Treaty provisions is an ongoing process, and the rate at which trade barriers continue to be eliminated is uncertain at this time. Furthermore, the recent rapid political and social change throughout Europe make the extent and nature of future economic development in the United Kingdom and Europe and the impact of such development upon the value of Securities issued by United Kingdom companies impossible to predict.

A majority of the EU members converted their existing sovereign currencies to a common currency (the "euro") on January 1, 1999. The United Kingdom did not participate in this conversion on January 1, 1999 and the Sponsor is unable to predict if or when the United Kingdom will convert to the euro. The relatively good economic performance as of late has complicated the current regime's efforts to make a case for the United Kingdom to join the European Economic and Monetary Union (EMU), although the government has stipulated that a public referendum on adopting the euro will occur only after five economic tests are met. The five tests are concerned with the compatibility of the United Kingdom's business cycles and economic structures with EMU membership, the sufficiency of flexibility to react to potential shocks after accession, the creation of better conditions for firms looking to make long-term investments in the United Kingdom, the maintenance of the United Kingdom's competitive position and, finally, the promotion of higher growth, stability and lasting job creation. Most expect that a referendum will not take place until after the next general election. The Sponsor is unable to predict what impact, if any, adoption of the euro by the United Kingdom will have on any of the Securities issued by United Kingdom companies in the Trusts.

Hong Kong. Hong Kong, established as a British colony in the 1840's, reverted to Chinese sovereignty effective July 1, 1997. On such date, Hong Kong became a Special Administrative Region ("SAR") of China under the "one country, two systems" principle. Hong Kong's new constitution became the Basic Law (promulgated by China in 1990). Prior to July 1, 1997, the Hong Kong government followed a laissez-faire policy toward industry. There were no major import, export or foreign exchange restrictions. Regulation of business was generally minimal with certain exceptions, including regulated entry into certain sectors of the economy and a fixed exchange rate regime by which the Hong Kong dollar has been pegged to the U.S. dollar. Over the two decades leading up to and through 1996, the gross domestic product (GDP) tripled in real terms, equivalent to an average annual growth rate of 6%. However, Hong Kong's recent economic data has not been as encouraging. The economy grew only 0.6% in 2001 because of the world economic downturn, the September 11 events, and sluggish domestic demand. Economic performance improved only gradually in 2002, with real GDP expanding by a mere 2.3%.

Hong Kong has been undergoing a painful economic adjustment process in the years following the Asian financial crisis. The economy suffered seriously along with the collapse of an overheated property market in the years following 1997, which resulted in the deflation that has persisted for several years since November 1998, dampening investment and consumption. However, in the years following 2002, Hong Kong has enjoyed strong economic growth. Real GDP expanded by 8.6% in 2004, 7.5% in 2005 and 6.8% in 2006. Additionally, the unemployment rate fell in 2006 to 5.6%. This economic growth is the result of an increase in private domestic consumption, an increase in fixed asset and infrastructure spending and continued strong exports of goods and services. Despite this recent positive performance, the lasting impact of the Asian financial crisis, as well as current international economic instability, remains unknown.

Although China committed by treaty to preserve for 50 years the economic and social freedoms enjoyed in Hong Kong prior to the reversion, the continuation of the economic system in Hong Kong going forward will be dependent on the Chinese government, and there can be no assurances that the commitment made by China regarding Hong Kong will be maintained. Prior to the reversion, legislation was enacted in Hong Kong designed to extend democratic voting procedures for Hong Kong's legislature. The Basic Law stipulates that, after a review in 2007, elections for Chief Executive and all members of the Legislative Council may be held by universal suffrage, which is the "ultimate aim" set by the Basic Law. However, China's current administration has taken a hard line on such steps that it thinks may lead to the democratization of Hong Kong, calling into question China's commitment to the "one country, two systems" model and to reform in general. Additionally, Hong Kong recently proposed legislation to implement Article 23 of the Basic Law, which stipulates that Hong Kong should enact laws on its own to prohibit any act of treason, secession, sedition or subversion against the central government of China. The draft legislation has since been withdrawn due to local and international concerns, most notably a mass protest rally on July 1st, 2003, organized in an effort to protect Hong Kong's rights and freedoms as guaranteed in the Basic Law and to uphold the "one country, two systems" principle. Any increase in uncertainty as to the future economic and political status of Hong Kong could have a materially adverse effect on the value of the Trust. The Sponsor is unable to predict the level of market liquidity or volatility which may occur as a result of a change in Hong Kong's economic or political status, both of which may negatively impact such Trust and the value of the Units.

The currency crisis which affected a majority of Asian markets in mid-1997 and beyond has forced Hong Kong leaders to address whether to devalue the Hong Kong dollar or maintain its peg to the U.S. dollar. During the volatile markets of 1998, the Hong Kong Monetary Authority (the "HKMA") acquired the common stock of certain Hong Kong issuers listed on the Hong Kong Stock Exchange in an effort to stabilize the Hong Kong dollar and thwart currency speculators. Government intervention may hurt Hong Kong's reputation as a free market and increases concerns that authorities are not willing to let Hong Kong's currency system function autonomously. This may undermine confidence in the Hong Kong dollar's peg to the U.S. dollar. Any downturn in economic growth or increase in the rate of inflation in China or Hong Kong could have a materially adverse effect on the value of the Trust.

Securities prices on the Hong Kong Stock Exchange, and specifically the Hang Seng Index, can be highly volatile and are sensitive to developments in Hong Kong and China, as well as other world markets. For example, the Hang Seng Index declined by approximately 31% in October, 1997 as a result of speculation that the Hong Kong dollar would become the next victim of the Asian currency crisis, and in 1989, the Hang Seng Index dropped 1,216 points (approximately 58%) in early June following the events at Tiananmen Square. During 1994, the Hang Seng Index lost approximately 31% of its value. From January through August of 1998, during a period marked by international economic instability and a global currency crisis, the Hang Seng Index declined by nearly 27%. Due to the outbreak of the Severe Acute Respiratory Syndrome (SARS) during March to May of 2003, the Hang Seng Index suffered a significant decrease. Also, the Hang Seng Index rose approximately 27% from June 2006 until the end of November 2006, at which time it suffered its largest one-day loss in five years. The Hang Seng Index is subject to change, and de-listing of any issues may have an adverse impact on the performance of the Trust, although de-listing would not necessarily result in the disposal of the stock of these companies, nor would it prevent the Trust from purchasing additional de-listed Securities. In recent years, a number of companies have de-listed from the Hang Seng Index. In addition, as a result of Hong Kong's reversion to Chinese sovereignty, an increased number of Chinese companies could become listed on the Hong Kong Stock Exchange, thereby changing the composition of the stock market and, potentially, the composition of the Hang Seng Index.

Exchange Rates. The European Target 30 Portfolio, the Global Target 15 Portfolio, the Target 50/50 Portfolio, the Target Dividend Multi-Strategy Portfolio and the Target VIP Conservative Equity Portfolio contain Securities that are principally traded in foreign currencies and as such, involve investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. The United States dollar value of the portfolio (and hence of the Units) and of the distributions from the portfolio will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the rate of inflation in the respective economies compared to the United States, the impact of interest rate differentials between different currencies on the movement of foreign currency rates, the balance of imports and exports goods and services, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special Drawing Right administered by the International Monetary Fund. In Europe, the euro has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies). From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well-particularly with respect to transfers of capital). Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

The following tables set forth, for the periods indicated, the range of fluctuation concerning the equivalent U.S. dollar rates of exchange and end-of-month equivalent U.S. dollar rates of exchange for the United Kingdom pound sterling, the Hong Kong dollar and the euro:

                             Foreign Exchange Rates

                   Range of Fluctuations in Foreign Currencies


               United Kingdom
Annual         Pound Sterling/        Hong Kong/           Euro/
Period         U.S. Dollar            U.S. Dollar          U.S. Dollar
______         _______________        ___________          ___________
1983           0.616-0.707            6.480-8.700
1984           0.670-0.864            7.774-8.050
1985           0.672-0.951            7.729-7.990
1986           0.643-0.726            7.768-7.819
1987           0.530-0.680            7.751-7.822
1988           0.525-0.601            7.764-7.912
1989           0.548-0.661            7.775-7.817
1990           0.504-0.627            7.740-7.817
1991           0.499-0.624            7.716-7.803
1992           0.499-0.667            7.697-7.781
1993           0.630-0.705            7.722-7.766
1994           0.610-0.684            7.723-7.750
1995           0.610-0.653            7.726-7.763
1996           0.583-0.670            7.732-7.742
1997           0.584-0.633            7.708-7.751
1998           0.584-0.620            7.735-7.749
1999           0.597-0.646            7.746-7.775          0.845-0.999
2000           0.605-0.715            7.774-7.800          0.968-1.209
2001           0.678-0.707            7.798-7.800          1.045-1.194
2002           0.621-0.709            7.799-7.800          0.953-1.164
2003           0.560-0.636            7.742-7.800          0.794-0.929
2004           0.514-0.568            7.763-7.800          0.738-0.844
2005           0.518-0.583            7.752-7.800          0.743-0.857
2006           0.509-0.576            7.753-7.792          0.755-0.839
2007           0.481-0.509            7.750-7.826          0.683-0.767

Source: Bloomberg L.P.

                              End of Month Exchange Rates
                                for Foreign Currencies

                          United Kingdom
                          Pound Sterling/     Hong Kong/          Euro/
  Monthly Period          U.S. Dollar         U.S.Dollar          U.S. Dollar
  ______________          _______________     __________          ___________
  2005:
   January                   .531               7.800                .767
   February                  .521               7.799                .756
   March                     .529               7.799                .771
   April                     .524               7.794                .777
   May                       .550               7.780                .813
   June                      .558               7.771                .827
   July                      .569               7.774                .825
   August                    .555               7.772                .811
   September                 .567               7.758                .832
   October                   .565               7.752                .834
   November                  .578               7.755                .848
   December                  .580               7.755                .844
  2006:
   January                   .562               7.757                .823
   February                  .570               7.758                .839
   March                     .576               7.760                .825
   April                     .548               7.753                .792
   May                       .535               7.758                .781
   June                      .541               7.766                .782
   July                      .535               7.771                .783
   August                    .525               7.777                .780
   September                 .534               7.792                .789
   October                   .524               7.778                .784
   November                  .509               7.778                .755
   December                  .510               7.778                .758
  2007:
   January                   .509               7.808                .767
   February                  .509               7.813                .756
   March                     .508               7.814                .749
   April                     .500               7.823                .733
   May                       .505               7.808                .743
   June                      .498               7.818                .738
   July                      .492               7.826                .731
   August                    .496               7.796                .734
   September                 .488               7.775                .701
   October                   .481               7.750                .690
   November                  .486               7.787                .683
   December                  .504               7.799                .685
  2008:
   January                   .503               7.797                .673
   February                  .505               7.782                .659
   March                     .504               7.783                .633
   April                     .503               7.794                .640
   May                       .504               7.804                .643



Source: Bloomberg L.P.

The Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not be indicative of the amount in United States dollars the Trusts would receive had the Trustee sold any particular currency in the market. The foreign exchange transactions of the Trusts will be conducted by the Trustee with foreign exchange dealers acting as principals on a spot (i.e., cash) buying basis. Although foreign exchange dealers trade on a net basis, they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price).

REITs. An investment in Units of the S&P Target 24 Portfolio, the S&P Target SMid 60 Portfolio, the Target 50/50 Portfolio, the Long-Term Growth Portfolio and the Target VIP Conservative Equity Portfolio should be made with an understanding of risks inherent in an investment in REITs specifically and real estate generally (in addition to securities market risks). Generally, these include economic recession, the cyclical nature of real estate markets, competitive overbuilding, unusually adverse weather conditions, changing demographics, changes in governmental regulations (including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.

REITs are financial vehicles that have as their objective the pooling of capital from a number of investors in order to participate directly in real estate ownership or financing. REITs are generally fully integrated operating companies that have interests in income-producing real estate. Equity REITs emphasize direct property investment, holding their invested assets primarily in the ownership of real estate or other equity interests. REITs obtain capital funds for investment in underlying real estate assets by selling debt or equity securities in the public or institutional capital markets or by bank borrowing. Thus, the returns on common equities of the REITs in which the Trust invests will be significantly affected by changes in costs of capital and, particularly in the case of highly "leveraged" REITs (i.e., those with large amounts of borrowings outstanding), by changes in the level of interest rates. The objective of an equity REIT is to purchase income-producing real estate properties in order to generate high levels of cash flow from rental income and a gradual asset appreciation, and they typically invest in properties such as office, retail, industrial, hotel and apartment buildings and healthcare facilities.

REITs are a creation of the tax law. REITs essentially operate as a corporation or business trust with the advantage of exemption from corporate income taxes provided the REIT satisfies the requirements of Sections 856 through 860 of the Internal Revenue Code. The major tests for tax-qualified status are that the REIT (i) be managed by one or more trustees or directors, (ii) issue shares of transferable interest to its owners, (iii) have at least 100 shareholders, (iv) have no more than 50% of the shares held by five or fewer individuals, (v) invest substantially all of its capital in real estate related assets and derive substantially all of its gross income from real estate related assets and (vi) distributed at least 95% of its taxable income to its shareholders each year. If any REIT in the Trust's portfolio should fail to qualify for such tax status, the related shareholders (including the Trust) could be adversely affected by the resulting tax consequences.

The underlying value of the Securities and the Trust's ability to make distributions to Unit holders may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, increased competition from other properties, obsolescence of property, changes in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older properties, changes in real estate tax rates and other operating expenses, regulatory and economic impediments to raising rents, adverse changes in governmental rules and fiscal policies, dependency on management skill, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the issuers of the REITs in a Trust. The value of the REITs may at times be particularly sensitive to devaluation in the event of rising interest rates.

REITs may concentrate investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes and office buildings. The impact of economic conditions on REITs can also be expected to vary with geographic location and property type. Investors should be aware the REITs may not be diversified and are subject to the risks of financing projects. REITs are also subject to defaults by borrowers, self-liquidation, the market's perception of the REIT industry generally, and the possibility of failing to qualify for pass-through of income under the Internal Revenue Code, and to maintain exemption from the Investment Company Act of 1940. A default by a borrower or lessee may cause the REIT to experience delays in enforcing its right as mortgagee or lessor and to incur significant costs related to protecting its investments. In addition, because real estate generally is subject to real property taxes, the REITs in the Trust may be adversely affected by increases or decreases in property tax rates and assessments or reassessments of the properties underlying the REITs by taxing authorities. Furthermore, because real estate is relatively illiquid, the ability of REITs to vary their portfolios in response to changes in economic and other conditions may be limited and may adversely affect the value of the Units. There can be no assurance that any REIT will be able to dispose of its underlying real estate assets when advantageous or necessary.

The issuer of REITs generally maintains comprehensive insurance on presently owned and subsequently acquired real property assets, including liability, fire and extended coverage. However, certain types of losses may be uninsurable or not be economically insurable as to which the underlying properties are at risk in their particular locales. There can be no assurance that insurance coverage will be sufficient to pay the full current market value or current replacement cost of any lost investment. Various factors might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by a REIT might not be adequate to restore its economic position with respect to such property.

Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. No assurance can be given that one or more of the REITs in the Trust may not be presently liable or potentially liable for any such costs in connection with real estate assets they presently own or subsequently acquire while such REITs are held in the Trust.

Small-Cap Companies. While historically small-cap company stocks have outperformed the stocks of large companies, the former have customarily involved more investment risk as well. Small-cap companies may have limited product lines, markets or financial resources; may lack management depth or experience; and may be more vulnerable to adverse general market or economic developments than large companies. Some of these companies may distribute, sell or produce products which have recently been brought to market and may be dependent on key personnel.

The prices of small company securities are often more volatile than prices associated with large company issues, and can display abrupt or erratic movements at times, due to limited trading volumes and less publicly available information. Also, because small cap companies normally have fewer shares outstanding and these shares trade less frequently than large companies, it may be more difficult for the Trusts which contain these Securities to buy and sell significant amounts of such shares without an unfavorable impact on prevailing market prices.

Litigation

Tobacco Industry. Certain of the issuers of Securities in certain Trusts may be involved in the manufacture, distribution and sale of tobacco products. Pending litigation proceedings against such issuers in the United States and abroad cover a wide range of matters including product liability and consumer protection. Damages claimed in such litigation alleging personal injury (both individual and class actions), and in health cost recovery cases brought by governments, labor unions and similar entities seeking reimbursement for healthcare expenditures, aggregate many billions of dollars.

In November 1998, five of the largest tobacco companies in the United States entered into the Tobacco Master Settlement Agreement ("MSA") with 46 states to settle state lawsuits to recover costs associated with treating smoking-related illnesses. According to the MSA, the tobacco industry is projected to pay the settling states in excess of $200 billion over the next 25 years. Four states settled their tobacco cases separately from the MSA.

In March 2001, five states initiated court proceedings to stop R.J. Reynolds Tobacco Company ("R.J. Reynolds") from violating provisions of the MSA. The lawsuits, filed in state courts of Arizona, California, New York, Ohio and Washington, seek enforcement of restrictions on marketing, advertising and promotional activities that R.J. Reynolds agreed to under the terms of the MSA. In June 2002, a California court ruled that R.J. Reynolds unlawfully placed cigarette ads in magazines with a large percentage of readers aged 12-17, in violation of the MSA. As a result, R.J. Reynolds was ordered to pay $20 million in sanctions plus attorneys' fees and costs. An Arizona court also found R.J. Reynolds had violated the MSA. In July 2004, R.J. Reynolds and Brown & Williamson Tobacco Corporation ("B&W") combined R.J. Reynolds and the U.S. assets, liabilities and operations of B&W to form Reynolds American Inc.

On December 15, 2005, the Illinois Supreme Court reversed a $10.1 billion verdict against Altria Group's Philip Morris USA division ("Philip Morris") in what is known as the Price case, ordering a lower court to dismiss the case in which the company was accused of defrauding customers into thinking "light" cigarettes were safer than regular ones. The Court held that the Federal Trade Commission specifically authorized the use of "light" and "low tar" to describe the cigarettes, and, therefore, Philip Morris is not liable under Illinois law. The initial $10.1 billion judgment in the Price case was handed down against Philip Morris by a trial court judge in March 2003. The Illinois Supreme Court took the unusual step of bypassing the appellate court in hearing the case on appeal directly from the trial court. The size of the original award put the company at risk for filing bankruptcy protection. In addition, because Philip Morris accounts for more than half of the annual tobacco-settlement payments to the states under the 1998 MSA, such payments could have been in jeopardy. On May 5, 2006 the Illinois Supreme Court denied the plaintiff's motion for a rehearing.

In a suit brought by the Department of Justice against Altria and other cigarette companies, a U.S. District Court ruled on August 17, 2006, that the defendants violated the Racketeer Influenced and Corrupt Organizations Act ("RICO"). However, the court refused to grant the $10 billion smoking cessation campaign and $4 billion youth counter-marketing campaign remedies requested by the government. The court did rule that Philip Morris must remove "light" and "ultra light" from its packaging. Altria is appealing this verdict.

On July 6, 2006, the Florida Supreme Court decertified a class and overturned a trial court's $145 billion punitive damages award against Philip Morris as excessive and improper as a matter of law. However, Philip Morris also faces several other potential class actions claiming that the marketing of "light" cigarettes deceived people into believing they are healthier, although those cases are not now perceived as a threat given the Price decision.

Additional pending and future litigation and/or legislation could adversely affect the value, operating revenues, financial position and sustainability of tobacco companies. The Sponsor is unable to predict the outcome of litigation pending against tobacco companies or how the current uncertainty concerning regulatory and legislative measures will ultimately be resolved. These and other possible developments may have a significant impact upon both the price of such Securities and the value of Units of Trusts containing such Securities.

Concentrations

Consumer Products. An investment in Unis of the Value Line(R) Diversified Target 40 Portfolio should be made with an understanding of the problems and risks inherent in an investment in the consumer products sector in general. These include the cyclicality of revenues and earnings, changing consumer demands, regulatory restrictions, product liability litigation and other litigation resulting from accidents, extensive competition (including that of low-cost foreign competition), unfunded pension fund liabilities and employee and retiree benefit costs and financial deterioration resulting from leveraged buy-outs, takeovers or acquisitions. In general, expenditures on consumer products will be affected by the economic health of consumers. A weak economy with its consequent effect on consumer spending would have an adverse effect on consumer products companies. Other factors of particular relevance to the profitability of the sector are the effects of increasing environmental regulation on packaging and on waste disposal, the continuing need to conform with foreign regulations governing packaging and the environment, the outcome of trade negotiations and the effect on foreign subsidies and tariffs, foreign exchange rates, the price of oil and its effect on energy costs, inventory cutbacks by retailers, transportation and distribution costs, health concerns relating to the consumption of certain products, the effect of demographics on consumer demand, the availability and cost of raw materials and the ongoing need to develop new products and to improve productivity.

Financial Services. An investment in Units of The Dow Target 5 Portfolio, the Global Target 15 Portfolio, the NYSE(R) International Target 25 Portfolio, the Target 50/50 Portfolio and the Target Dividend Multi-Strategy Portfolio should be made with an understanding of the problems and risks inherent in the bank and financial services sector in general. Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession, volatile interest rates, portfolio concentrations in geographic markets and in commercial and residential real estate loans, and competition from new entrants in their fields of business. Banks and thrifts are highly dependent on net interest margin. Recently, bank profits have come under pressure as net interest margins have contracted, but volume gains have been strong in both commercial and consumer products. There is no certainty that such conditions will continue. Bank and thrift institutions had received significant consumer mortgage fee income as a result of activity in mortgage and refinance markets. As initial home purchasing and refinancing activity subsided, this income diminished. Economic conditions in the real estate markets, which have been weak in the past, can have a substantial effect upon banks and thrifts because they generally have a portion of their assets invested in loans secured by real estate. Banks, thrifts and their holding companies are subject to extensive federal regulation and, when such institutions are state-chartered, to state regulation as well. Such regulations impose strict capital requirements and limitations on the nature and extent of business activities that banks and thrifts may pursue. Furthermore, bank regulators have a wide range of discretion in connection with their supervisory and enforcement authority and may substantially restrict the permissible activities of a particular institution if deemed to pose significant risks to the soundness of such institution or the safety of the federal deposit insurance fund. Regulatory actions, such as increases in the minimum capital requirements applicable to banks and thrifts and increases in deposit insurance premiums required to be paid by banks and thrifts to the Federal Deposit Insurance Corporation ("FDIC"), can negatively impact earnings and the ability of a company to pay dividends. Neither federal insurance of deposits nor governmental regulations, however, insures the solvency or profitability of banks or their holding companies, or insures against any risk of investment in the securities issued by such institutions.

The statutory requirements applicable to and regulatory supervision of banks, thrifts and their holding companies have increased significantly and have undergone substantial change in recent years. To a great extent, these changes are embodied in the Financial Institutions Reform, Recovery and Enforcement Act; enacted in August 1989, the Federal Deposit Insurance Corporation Improvement Act of 1991, the Resolution Trust Corporation Refinancing, Restructuring, and Improvement Act of 1991 and the regulations promulgated under these laws. Many of the regulations promulgated pursuant to these laws have only recently been finalized and their impact on the business, financial condition and prospects of the Securities in a Trust's portfolio cannot be predicted with certainty. The Gramm-Leach-Bliley Act repealed most of the barriers set up by the 1933 Glass-Steagall Act which separated the banking, insurance and securities sectors. Now banks, insurance companies and securities firms can merge to form one-stop financial conglomerates marketing a wide range of financial service products to investors. This legislation will likely result in increased merger activity and heightened competition among existing and new participants in the field. Efforts to expand the ability of federal thrifts to branch on an interstate basis have been initially successful through promulgation of regulations, and legislation to liberalize interstate banking has recently been signed into law. Under the legislation, banks will be able to purchase or establish subsidiary banks in any state, one year after the legislation's enactment. Since mid-1997, banks have been allowed to turn existing banks into branches. Consolidation is likely to continue. The Securities and Exchange Commission and the Financial Accounting Standards Board require the expanded use of market value accounting by banks and have imposed rules requiring market accounting for investment securities held in trading accounts or available for sale. Adoption of additional such rules may result in increased volatility in the reported health of the sector, and mandated regulatory intervention to correct such problems. Additional legislative and regulatory changes may be forthcoming. For example, the bank regulatory authorities have proposed substantial changes to the Community Reinvestment Act and fair lending laws, rules and regulations, and there can be no certainty as to the effect, if any, that such changes would have on the Securities in a Trust's portfolio. In addition, from time to time the deposit insurance system is reviewed by Congress and federal regulators, and proposed reforms of that system could, among other things, further restrict the ways in which deposited moneys can be used by banks or reduce the dollar amount or number of deposits insured for any depositor. Such reforms could reduce profitability as investment opportunities available to bank institutions become more limited and as consumers look for savings vehicles other than bank deposits. Banks and thrifts face significant competition from other financial institutions such as mutual funds, credit unions, mortgage banking companies and insurance companies, and increased competition may result from legislative broadening of regional and national interstate banking powers as has been recently enacted. Among other benefits, the legislation allows banks and bank holding companies to acquire across previously prohibited state lines and to consolidate their various bank subsidiaries into one unit. The Sponsor makes no prediction as to what, if any, manner of bank and thrift regulatory actions might ultimately be adopted or what ultimate effect such actions might have on a Trust's portfolio.

The Federal Bank Holding Company Act of 1956 generally prohibits a bank holding company from (1) acquiring, directly or indirectly, more than 5% of the outstanding shares of any class of voting securities of a bank or bank holding company, (2) acquiring control of a bank or another bank holding company, (3) acquiring all or substantially all the assets of a bank, or (4) merging or consolidating with another bank holding company, without first obtaining Federal Reserve Board ("FRB") approval. In considering an application with respect to any such transaction, the FRB is required to consider a variety of factors, including the potential anti-competitive effects of the transaction, the financial condition and future prospects of the combining and resulting institutions, the managerial resources of the resulting institution, the convenience and needs of the communities the combined organization would serve, the record of performance of each combining organization under the Community Reinvestment Act and the Equal Credit Opportunity Act, and the prospective availability to the FRB of information appropriate to determine ongoing regulatory compliance with applicable banking laws. In addition, the federal Change In Bank Control Act and various state laws impose limitations on the ability of one or more individuals or other entities to acquire control of banks or bank holding companies.

The FRB has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the FRB expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends which exceed its net income or which could only be funded in ways that would weaken its financial health, such as by borrowing. The FRB also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers and acquisitions. The Sponsor makes no prediction as to the effect, if any, such laws will have on the Securities or whether such approvals, if necessary, will be obtained.

Companies involved in the insurance sector are engaged in underwriting, reinsuring, selling, distributing or placing of property and casualty, life or health insurance. Other growth areas within the insurance sector include brokerage, reciprocals, claims processors and multiline insurance companies. Insurance company profits are affected by interest rate levels, general economic conditions, and price and marketing competition. Property and casualty insurance profits may also be affected by weather catastrophes and other disasters. Life and health insurance profits may be affected by mortality and morbidity rates. Individual companies may be exposed to material risks including reserve inadequacy and the inability to collect from reinsurance carriers. Insurance companies are subject to extensive governmental regulation, including the imposition of maximum rate levels, which may not be adequate for some lines of business. Proposed or potential tax law changes may also adversely affect insurance companies' policy sales, tax obligations, and profitability. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.

In addition to the normal risks of business, companies involved in the insurance sector are subject to significant risk factors, including those applicable to regulated insurance companies, such as: (i) the inherent uncertainty in the process of establishing property-liability loss reserves, particularly reserves for the cost of environmental, asbestos and mass tort claims, and the fact that ultimate losses could materially exceed established loss reserves which could have a material adverse effect on results of operations and financial condition; (ii) the fact that insurance companies have experienced, and can be expected in the future to experience, catastrophe losses which could have a material adverse impact on their financial condition, results of operations and cash flow; (iii) the inherent uncertainty in the process of establishing property-liability loss reserves due to changes in loss payment patterns caused by new claims settlement practices; (iv) the need for insurance companies and their subsidiaries to maintain appropriate levels of statutory capital and surplus, particularly in light of continuing scrutiny by rating organizations and state insurance regulatory authorities, and in order to maintain acceptable financial strength or claims-paying ability rating; (v) the extensive regulation and supervision to which insurance companies' subsidiaries are subject, various regulatory initiatives that may affect insurance companies, and regulatory and other legal actions; (vi) the adverse impact that increases in interest rates could have on the value of an insurance company's investment portfolio and on the attractiveness of certain of its products; (vii) the need to adjust the effective duration of the assets and liabilities of life insurance operations in order to meet the anticipated cash flow requirements of its policyholder obligations; and
(viii) the uncertainty involved in estimating the availability of reinsurance and the collectibility of reinsurance recoverables.

The state insurance regulatory framework has, during recent years, come under increased federal scrutiny, and certain state legislatures have considered or enacted laws that alter and, in many cases, increase state authority to regulate insurance companies and insurance holding company systems. Further, the National Association of Insurance Commissioners ("NAIC") and state insurance regulators are re-examining existing laws and regulations, specifically focusing on insurance companies, interpretations of existing laws and the development of new laws. In addition, Congress and certain federal agencies have investigated the condition of the insurance sector in the United States to determine whether to promulgate additional federal regulation. The Sponsor is unable to predict whether any state or federal legislation will be enacted to change the nature or scope of regulation of the insurance sector, or what effect, if any, such legislation would have on the sector.

All insurance companies are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture.

Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean up. The insurance sector is involved in extensive litigation regarding coverage issues. The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") and comparable state statutes ("mini-Superfund") govern the clean-up and restoration by "Potentially Responsible Parties" ("PRPs"). Superfund and the mini-Superfunds ("Environmental Clean-up Laws or "ECLs") establish a mechanism to pay for clean-up of waste sites if PRPs fail to do so, and to assign liability to PRPs. The extent of liability to be allocated to a PRP is dependent on a variety of factors. The extent of clean-up necessary and the assignment of liability has not been fully established. The insurance sector is disputing many such claims. Key coverage issues include whether Superfund response costs are considered damages under the policies, when and how coverage is triggered, applicability of pollution exclusions, the potential for joint and several liability and definition of an occurrence. Similar coverage issues exist for clean up and waste sites not covered under Superfund. To date, courts have been inconsistent in their rulings on these issues. An insurer's exposure to liability with regard to its insureds which have been, or may be, named as PRPs is uncertain. Superfund reform proposals have been introduced in Congress, but none have been enacted. There can be no assurance that any Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims.

While current federal income tax law permits the tax-deferred accumulation of earnings on the premiums paid by an annuity owner and holders of certain savings-oriented life insurance products, no assurance can be given that future tax law will continue to allow such tax deferrals. If such deferrals were not allowed, consumer demand for the affected products would be substantially reduced. In addition, proposals to lower the federal income tax rates through a form of flat tax or otherwise could have, if enacted, a negative impact on the demand for such products.

Companies engaged in investment banking/brokerage and investment management include brokerage firms, broker/dealers, investment banks, finance companies and mutual fund companies. Earnings and share prices of companies in this sector are quite volatile, and often exceed the volatility levels of the market as a whole. Recently, ongoing consolidation in the sector and the strong stock market has benefited stocks which investors believe will benefit from greater investor and issuer activity. Major determinants of future earnings of these companies are the direction of the stock market, investor confidence, equity transaction volume, the level and direction of long-term and short-term interest rates, and the outlook for emerging markets. Negative trends in any of these earnings determinants could have a serious adverse effect on the financial stability, as well as the stock prices, of these companies. Furthermore, there can be no assurance that the issuers of the Securities included in the Trust will be able to respond in a timely manner to compete in the rapidly developing marketplace. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.

Information Technology. An investment in Units of The Nasdaq (R) Target 15 Portfolio should be made with an understanding of the problems and risks inherent in the technology sector. Technology companies generally include companies involved in the development, design, manufacture and sale of computers and peripherals, software and services, data networking/communications equipment, internet access/information providers, semiconductors and semiconductor equipment and other related products, systems and services. The market for these products, especially those specifically related to the Internet, is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse effect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.

Based on trading history of common stock, factors such as announcements of new products or development of new technologies and general conditions of the industry have caused and are likely to cause the market price of high-technology common stocks to fluctuate substantially. In addition, technology company stocks have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of the Securities and therefore the ability of a Unit holder to redeem Units at a price equal to or greater than the original price paid for such Units.

Some key components of certain products of technology issuers are currently available only from single sources. There can be no assurance that in the future suppliers will be able to meet the demand for components in a timely and cost effective manner. Accordingly, an issuer's operating results and customer relationships could be adversely affected by either an increase in price for, or an interruption or reduction in supply of, any key components. Additionally, many technology issuers are characterized by a highly concentrated customer base consisting of a limited number of large customers who may require product vendors to comply with rigorous industry standards. Any failure to comply with such standards may result in a significant loss or reduction of sales. Because many products and technologies of technology companies are incorporated into other related products, such companies are often highly dependent on the performance of the personal computer, electronics and telecommunications industries. There can be no assurance that these customers will place additional orders, or that an issuer of Securities will obtain orders of similar magnitude as past orders from other customers. Similarly, the success of certain technology companies is tied to a relatively small concentration of products or technologies. Accordingly, a decline in demand of such products, technologies or from such customers could have a material adverse impact on issuers of the Securities.

Many technology companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology. In addition, due to the increasing public use of the Internet, it is possible that other laws and regulations may be adopted to address issues such as privacy, pricing, characteristics, and quality of Internet products and services. The adoption of any such laws could have a material adverse impact on the Securities in the Trust.

Like many areas of technology, the semiconductor business environment is highly competitive, notoriously cyclical and subject to rapid and often unanticipated change. Recent industry downturns have resulted, in part, from weak pricing, persistent overcapacity, slowdown in Asian demand and a shift in retail personal computer sales toward the low end, or "sub- $1,000" segment. Industry growth is dependent upon several factors, including: the rate of global economic expansion; demand for products such as personal computers and networking and communications equipment; excess productive capacity and the resultant effect on pricing; and the rate of growth in the market for low-priced personal computers.

Industrials. An investment in Units of the Global Target 15 Portfolio and the Target Small-Cap Portfolio should be made with an understanding of the problems and risks inherent in the industrials sector. The profitability of industrial companies will be affected by various factors including the general state of the economy, intense competition, domestic and international politics, excess capacity and spending trends.

The Internet may also influence the industrial market. Customers' desire for better pricing and convenience, as well as manufacturers' desire to boost profitability by finding new avenues of sales growth and productivity gains, may drive many industrial manufacturers to invest heavily in Internet hardware and software. Because the Internet allows manufacturers to take orders directly from customers, thus eliminating the middlemen from both supply chains and distributors, industrial makers may no longer need traditional third-party outfits to distribute their products. In addition, the Internet may also allow industrial manufacturers to cut inventory levels, by enabling customers to tailor their orders to their specific needs.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for truck makers.

Materials. An investment in Units of the European Target 30 Portfolio should be made with an understanding of the problems and risks inherent in an investment in the materials sector in general. Companies in the materials sector are involved in the production of aluminum, chemicals, commodities, chemicals specialty products, forest products, non-ferrous mining products, paper products, precious metals and steel. Basic materials companies may be affected by the volatility of commodity prices, exchange rates, import controls, worldwide competition, depletion of resources, and mandated expenditures for safety and pollution control devices. In addition, they may be adversely affected by technical progress, labor relations, and governmental regulation. These companies are also at risk for environmental damage and product liability claims. Production of industrial materials often exceeds demand as a result of over-building or economic downturns, which may lead to poor investment returns.


Securities

The following information describes the common stocks selected through the application of each of the Strategies which comprise the various Trusts described in the prospectus.

                   The Dow (R) DART 5 Strategy Stocks


Alcoa Inc., headquartered in Pittsburgh, Pennsylvania, makes primary aluminum and fabricated products for the transportation, construction, packaging and other markets.

AT&T Inc., headquartered in San Antonio, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products. The company also explores for and mines coal and other minerals properties; makes and sells petrochemicals; and owns interests in electrical power generation facilities.

General Electric Company, headquartered in Fairfield, Connecticut, manufactures major appliances, industrial and power systems, aircraft engines, turbines and generators, and equipment used in medical imaging. The company owns NBC Universal, which develops, produces and markets films, television, news, sports and special events programming to a global audience. In addition, a variety of financial services are offered through GE Commercial Finance.

International Business Machines Corporation, headquartered in Armonk,
New York, provides customer solutions through the use of advanced information technologies. The company offers a variety of solutions that include services, software, systems, products, financing and technologies.


                   The Dow (R) DART 10 Strategy Stocks


Alcoa Inc., headquartered in Pittsburgh, Pennsylvania, makes primary aluminum and fabricated products for the transportation, construction, packaging and other markets.

AT&T Inc., headquartered in San Antonio, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Bank of America Corporation, headquartered in Charlotte, North Carolina, is the holding company for Bank of America and NationsBank and conducts a general banking business in the United States and internationally.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products. The company also explores for and mines coal and other minerals properties; makes and sells petrochemicals; and owns interests in electrical power generation facilities.

General Electric Company, headquartered in Fairfield, Connecticut, manufactures major appliances, industrial and power systems, aircraft engines, turbines and generators, and equipment used in medical imaging. The company owns NBC Universal, which develops, produces and markets films, television, news, sports and special events programming to a global audience. In addition, a variety of financial services are offered through GE Commercial Finance.

General Motors Corporation, headquartered in Detroit, Michigan, manufactures and sells cars and trucks worldwide under trademarks including "Chevrolet," "Pontiac," "Buick," "Saturn," "Cadillac" and "GMC Trucks."

The Home Depot, Inc., headquartered in Atlanta, Georgia, operates do-it-yourself warehouse stores in the United States, Canada and Mexico. These stores sell a wide assortment of building material, home improvement, and lawn and garden products. The company also operates EXPO Design Centers in several states which offer interior design and renovation products.

International Business Machines Corporation, headquartered in Armonk,
New York, provides customer solutions through the use of advanced information technologies. The company offers a variety of solutions that include services, software, systems, products, financing and technologies.

McDonald's Corporation, headquartered in Oak Brook, Illinois, develops, franchises, operates and services a worldwide system of quick-service restaurants under the name "McDonald's." The company's restaurants prepare, assemble, package and sell a limited menu of moderately-priced foods including hamburgers, chicken, salads, breakfast foods and beverages.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.


                  The Dow (R) Target 5 Strategy Stocks


Bank of America Corporation, headquartered in Charlotte, North Carolina, is the holding company for Bank of America and NationsBank and conducts a general banking business in the United States and internationally.

Citigroup Inc., headquartered in New York, New York, operates one of the largest financial services companies in the United States. The company offers consumer, investment and private banking, life insurance and consumer finance products.

General Electric Company, headquartered in Fairfield, Connecticut, manufactures major appliances, industrial and power systems, aircraft engines, turbines and generators, and equipment used in medical imaging. The company owns NBC Universal, which develops, produces and markets films, television, news, sports and special events programming to a global audience. In addition, a variety of financial services are offered through GE Commercial Finance.

General Motors Corporation, headquartered in Detroit, Michigan, manufactures and sells cars and trucks worldwide under trademarks including "Chevrolet," "Pontiac," "Buick," "Saturn," "Cadillac" and "GMC Trucks."

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.


               The Dow (R) Target Dividend Strategy Stocks


BB&T Corporation, headquartered in Winston-Salem, North Carolina, through subsidiaries, conducts a general banking business in four states and Washington, D.C.; offers lease financing to commercial businesses and municipal governments; and reinsures and underwrites certain credit life and credit accident and health insurance policies.

Briggs & Stratton Corporation, headquartered in Wauwatosa, Wisconsin, is a producer of air-cooled gasoline engines and other gasoline engine powered equipment which are sold to manufacturers of lawn and garden equipment worldwide.

Cincinnati Financial Corporation, headquartered in Fairfield, Ohio, through its subsidiaries, offers property and casualty and life insurance. The company markets a variety of insurance products, provides leasing and financing, and provides investment management services to institutions, corporations, and individuals.

The Colonial BancGroup, Inc., headquartered in Montgomery, Alabama, conducts a general commercial banking business through offices in six states and operates a retail and wholesale mortgage banking business. The company, through its wholly-owned banking subsidiary, Colonial Bank, conducts a general commercial banking business in its respective service areas.

Comerica Incorporated, headquartered in Detroit, Michigan, conducts a general commercial banking business in the United States, Canada and Mexico. Business conducted includes corporate, consumer and private banking, institutional trust and investment management, international finance and trade services.

DTE Energy Company, headquartered in Detroit, Michigan, is an exempt holding company for The Detroit Edison Company, a public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in southeastern Michigan.

Fifth Third Bancorp, headquartered in Cincinnati, Ohio, conducts a general commercial banking business primarily in the Midwest and Florida. The company also provides insurance underwriting; real estate management; discount securities brokerage; and provides electronic funds transfer and data processing services.

First BanCorp., headquartered in Santurce, Puerto Rico, is the holding company for FirstBank Puerto Rico, the second largest locally owned commercial bank in Puerto Rico. The bank specializes in consumer lending in the Puerto Rican market, offering an array of financial services to a growing number of consumer and commercial customers.

First Niagara Financial Group, Inc., headquartered in Lockport, New York, is a bank holding company. The banks provide an array of deposit products and loans, as well as insurance, leasing, investment advisory services, insurance agency services and trust services.

KeyCorp, headquartered in Cleveland, Ohio, through subsidiaries, conducts a commercial and retail banking business through numerous full-service banking offices in various states. The company also provides trust, personal financial cash management, investment banking, securities brokerage and international banking services.

MeadWestvaco Corporation, headquartered in Stamford, Connecticut, is a global company engaged in packaging, coated and specialty papers, consumer and office products, and specialty chemicals businesses.

Pacific Capital Bancorp, headquartered in Santa Barbara, California, is a bank holding company for Santa Barbara Bank and Trust, First National Bank of Central California and its affiliate, South Valley National Bank.

Regions Financial Corporation, headquartered in Birmingham, Alabama, is a regional bank holding company operating full-service banking offices in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee and Texas.

RPM International, Inc., headquartered in Medina, Ohio, manufactures and markets protective coatings that are used in waterproofing, general maintenance, flooring systems and coating, corrosion control, and other applications.

SunTrust Banks, Inc., headquartered in Atlanta, Georgia, through subsidiaries, operates a banking business based in the southeastern United States. The company's primary businesses include traditional deposit and credit services as well as trust and investment services.

Superior Industries International, Inc., headquartered in Van Nuys, California, designs and manufactures motor vehicle parts and accessories. The company's products are sold to original equipment manufacturers and the automotive aftermarket. Their products include vehicle aluminum road wheels, as well as custom road wheels and accessories.

Trustmark Corporation, headquartered in Jackson, Mississippi, through its subsidiaries, provides banking and financial solutions to corporate, institutional and individual customers in the states of Florida, Mississippi, Tennessee and Texas.

Umpqua Holdings Corporation, headquartered in Portland, Oregon, offers commercial and retail banking services, and retail brokerage services through its wholly-owned subsidiary, Umpqua Bank.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant with additional operations in agri-products and the distribution of lumber and building products. The company markets its products globally.

Webster Financial Corporation, headquartered in Waterbury, Connecticut, delivers financial services to individuals, families and businesses located primarily in Connecticut and delivers equipment financing, mortgage origination and financial advisory services to individuals and companies located primarily in the Northeast and throughout the United States.


                   European Target 20 Strategy Stocks


Aviva Plc, headquartered in London, England, is a leading insurance firm throughout Europe, offering both life and general insurance. The company's life and savings segments focus on life insurance, pensions, unit trusts and other investment products while its general insurance segment includes home, auto and fire coverage. Financial services include investment management, stock brokerage and trustee services. The company operates in more than 50 countries worldwide.

AXA S.A., headquartered in Paris, France, is an insurance company which also provides related financial services. The company offers life and non-life insurance, reinsurance, savings and pension products, and asset management services.

Banco Bilbao Vizcaya Argentaria, S.A., headquartered in Bilbao, Spain, engages in the retail banking, asset management, private banking, and wholesale banking businesses worldwide.

Barclays Plc, headquartered in London, England, provides investment and commercial banking, insurance, financial and related services. The company's subsidiary, Barclays Bank, Plc, operates branches throughout the United Kingdom and over 60 countries.

BT Group Plc, headquartered in London, England, provides telecommunication services, principally in the United Kingdom. The company's main services and products are fixed voice and data calls, the provision of fixed exchange lines to homes and businesses, the provision of communication services to other operators, the provision of private services to businesses, and the supply of telecommunication equipment for customers' premises.

Credit Agricole S.A., headquartered in Paris, France, is the lead bank of the Credit Agricole Group (the "Group"). The company acts as the central bank of the Group, coordinates its sales and marketing strategy and ensures the liquidity and solvency of each of the Caisses Regionales. The company, through its subsidiaries, designs and manages specialized financial products that are distributed primarily by the Caisses Regionales.

Deutsche Bank AG, headquartered in Frankfurt, Germany, provides a broad range of banking, investment, fund management, securities, credit card, mortgage leasing and insurance services worldwide. The company provides its services to retailers and private clients, corporations and financial institutions, as well as multi-national conglomerates. The company also offers a variety of financial consulting and advisory services.

Deutsche Telekom AG, headquartered in Bonn, Germany, provides public fixed-network voice telephony, mobile communications, cable TV and radio programming in Germany. The company also provides leased lines, text and data services, corporate networks and on-line services.

Enel SpA, headquartered in Rome, Italy, generates, transmits and distributes electricity throughout Italy. The company's subsidiaries also provide fixed-line and mobile telephone services, install public lighting systems, and operate real estate, telecommunications and Internet service provider businesses.

France Telecom S.A., headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

HSBC Holdings Plc, headquartered in London, England, is one of the largest banking and financial services organizations in the world. The company provides a comprehensive range of banking and related financial services in more than 80 countries and territories.

ING Groep N.V., headquartered in Amsterdam, the Netherlands, offers a comprehensive range of financial services worldwide, including life and non-life insurance, commercial and investment banking, asset management and related products.

Intesa Sanpaolo, headquartered in Milan, Italy, offers banking and financial services throughout Italy, with offices elsewhere in Europe, Asia and the United States.

Lloyds TSB Group Plc, headquartered in London, England, through subsidiaries and associated companies, offers a wide range of banking and financial services throughout the United Kingdom and a number of other countries.

Royal Bank of Scotland Group Plc, headquartered in Edinburgh, Scotland, offers services such as deposit accounts, credit cards and mortgages to commercial and personal clients in Scotland, England, Wales and Ireland. The company also sells insurance and investment products and provides private banking through The Coutts Group. In the United States it owns Citizens Financial, one of the largest bank holding companies in New England.

Santander Central Hispano S.A., headquartered in Madrid, Spain, is a leader in the running of Spanish banks. It offers domestic retail banking, as well as in other European countries and in Latin America.

Telecom Italia SpA, headquartered in Milan, Italy, through subsidiaries, offers fixed line and mobile telephone and data transmission services in Italy and abroad. The company offers local and long-distance telephone, satellite communications, Internet access and teleconferencing services.

TeliaSonera AB, headquartered in Stockholm, Sweden, offers telecommunication services. The company offers mobile communications services in Europe and the United States, as well as operating fixed networks in Northern Europe.

UniCredito Italiano SpA, headquartered in Milan, Italy, one of Italy's largest banking groups, offers asset management; life and property/casualty insurance; and leasing services. The company also underwrites and trades corporate debt and stock internationally and has ownership in several Eastern European banks.

Vodafone Group Plc, headquartered in Newbury, Berkshire, England, provides mobile telecommunication services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.


                   European Target 30 Strategy Stocks


Austria
_______

OMV AG, headquartered in Vienna, Austria, sells refined oil and natural gas products through gas stations and distributors.

voestalpine AG, headquartered in Linz, Austria, produces, processes, and distributes steel products.

Belgium
_______

Solvay SA, headquartered in Brussels, Belgium, is a manufacturer of pharmaceuticals, chemicals, and plastics. The company produces medicines for various medical specialities. Products include fluorinated products, sodium bicarbonate, disinfectants, hydrogen peroxide, polymers, vinyls, high density polyethylene, polyvinyl chloride, fuel systems, and pipes and fittings.

France
______

Casino Guichard-Perrachon et Cie. S.A., headquartered in Saint-Etienne, France, operates hypermarkets, supermarkets, and convenience stores.

Groupe Danone S.A., headquartered in Paris, France, together with its subsidiaries, produces fresh dairy products, biscuits and cereal products, and packaged water worldwide.

Thales SA, headquartered in Neuilly Sur Seine, France, is engaged in the manufacture of aerospace systems and industrial electronics products. Product lines include radar and countermeasure systems, optronics and electron tubes, communications, navigation, and identification systems, air traffic management systems, computer hardware and software, missile defense systems, and semiconductors. The company serves both civilian and military markets.

Total S.A., headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in approximately 80 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Unibail-Rodamco S.A., headquartered in Paris, France, leases and rents building space, finances real estate investments, and renovates real estate for sale.

Germany
_______

BASF AG, headquartered in Ludwigshafen, Germany, is a chemical producing group. The company's main fields of business are health and nutrition, colorants and finishing products, chemicals, plastics and fibers, and oil and gas.

Bayerische Motoren Werke (BMW) AG, headquartered in Munich, Germany, manufactures and sells luxury cars and motorcycles worldwide.

Deutsche Lufthansa AG, headquartered in Cologne, Germany, provides passenger and cargo air transportation services worldwide.

HeidelbergCement AG, headquartered in Heidelberg, Germany, makes cement, concrete, and other building materials.

Salzgitter AG, headquartered in Salzgitter, Germany, produces steel products and tubes. The product line includes flat rolled steel products, beams, plates and tubes, and processed steel products. The company also offers research and development, information technology and other services.

ThyssenKrupp AG, headquartered in Duesseldorf, Germany, produces flat rolled and cast steel, automobile parts, elevators and escalators, machine tools, bearings, nonferrous metals and plastics; develops and manages real estate; and designs and constructs factories.

Volkswagen AG, headquartered in Wolfsburg, Germany, manufactures economy and luxury automobiles, sports cars, trucks, and commercial vehicles for sale worldwide.

Ireland
_______

CRH Plc, headquartered in Dublin, Ireland, manufactures cement, concrete products, aggregates, asphalt, clay bricks, chemical lime, security fencing products, and roofing, insulation and other building materials. The company also operates builders merchant locations and DIY stores.

Italy
______

Eni SpA, headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company is currently expanding into power generation.

Snam Rete Gas SpA, headquartered in San Donato Milanese, Italy, owns and operates Italy's natural-gas distribution network. The company transports gas on and owns a network of high-pressure and medium-pressure pipes, including trunklines connected to production and importsites in Italy.

The Netherlands
_______________

ArcelorMittal, headquartered in Rotterdam, the Netherlands, through its subsidiaries, operates as a global steel company. The company produces a range of finished and semifinished steel products that include hot-rolled sheets, cold-rolled sheets, electro-galvanized and coated steel, bars, wire-rods, wire-products, pipes, billets and slabs.

Koninklijke (Royal) KPN N.V., headquartered in The Hague, the
Netherlands, provides telecommunications services throughout the Netherlands. The company provides local, long distance, international, and mobile telecommunications services, voice-mail, call forwarding, ISDN Internet lines, faxing, and communications services for businesses and individuals.

Koninklijke (Royal) Philips Electronics N.V., headquartered in
Amsterdam, the Netherlands, makes lighting products; consumer electronics; components and sub-systems; music and films, integrated circuits and discrete semiconductors; and medical systems and business electronics. The company markets its products worldwide.

Koninklijke DSM N.V., headquartered in Te Heerlen, the Netherlands, develops and produces chemicals, resins and plastics and sells them to customers worldwide.

Royal Dutch Shell (Class A), headquartered in The Hague, the
Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide; and it provides integrated petroleum services in the United States.

Norway
______

StatoilHydro ASA, headquartered in Stavanger, Norway, is the largest integrated oil and gas company in Scandinavia, producing oil and gas from the Norwegian Continental Shelf and other regions.

Telenor ASA, headquartered in Fornebu, Norway, is mostly an international wireless carrier with operations in Scandinavia, Eastern Europe and Asia. The company also has extensive broadband and TV distribution operations in four Nordic countries.

Spain
_____

Repsol YPF, S.A., headquartered in Madrid, Spain, explores for and produces crude oil and natural gas. Through its subsidiaries, the company also refines petroleum and transports petroleum products. Gasoline and other products are retailed through its chain of gasoline filling stations. Petroleum reserves are maintained in Spain, Asia, Latin America, the Middle East, North Africa and the United States.

Sweden
______

Svenska Cellulosa AB (SCA), headquartered in Stockholm, Sweden, is an integrated paper and packaging company. The company produces and markets hygiene products, packaging and forest products. The company also makes newsprint, pulp, solid wood products, and forest fuel.

Telefonaktiebolaget LM Ericsson (Class B), headquartered in Stockholm, Sweden, is engaged in the development and manufacture of wired and mobile communications products for use in public and private networks. The company manufactures mobile telephones through its joint venture Sony Ericsson. The company also installs communications systems, call center equipment, wireless microwave links, and radar systems.

Switzerland
___________

Holcim Ltd., headquartered in Jona, Switzerland, produces and markets ready-mixed concrete, cement, clinker, and admixtures.

United Kingdom
______________

BP Plc, headquartered in London, England, produces and markets crude oil and petroleum products worldwide, is engaged in exploration and field development throughout the world, and is engaged in the manufacture and sale of various petroleum-based chemical products.

Kazakhmys Plc, headquartered in London, England, operates in Kazakhstan where it processes, smelts, refines and markets copper and copper products, including copper cathode and copper rod.


                    Global Target 15 Strategy Stocks

Dow Jones Industrial Average(sm) Companies
__________________________________________



Bank of America Corporation, headquartered in Charlotte, North Carolina, is the holding company for Bank of America and NationsBank and conducts a general banking business in the United States and internationally.

Citigroup Inc., headquartered in New York, New York, operates one of the largest financial services companies in the United States. The company offers consumer, investment and private banking, life insurance and consumer finance products.

General Electric Company, headquartered in Fairfield, Connecticut, manufactures major appliances, industrial and power systems, aircraft engines, turbines and generators, and equipment used in medical imaging. The company owns NBC Universal, which develops, produces and markets films, television, news, sports and special events programming to a global audience. In addition, a variety of financial services are offered through GE Commercial Finance.

General Motors Corporation, headquartered in Detroit, Michigan, manufactures and sells cars and trucks worldwide under trademarks including "Chevrolet," "Pontiac," "Buick," "Saturn," "Cadillac" and "GMC Trucks."

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.


Financial Times Industrial Ordinary Share Index Companies
_________________________________________________________


BT Group Plc, headquartered in London, England, provides telecommunication services, principally in the United Kingdom. The company's main services and products are fixed voice and data calls, the provision of fixed exchange lines to homes and businesses, the provision of communication services to other operators, the provision of private services to businesses, and the supply of telecommunication equipment for customers' premises.

ITV Plc, headquartered in London, England, is a United Kingdom media company involved in news, broadcasting and production. The company owns all of the regional Channel 3 licenses in England and Wales. The company also owns ITV1, a commercial television channel, as well as ITV2, a partial interest in GMTV, and other interests.

LogicaCMG Plc, headquartered in London, England, is a global solutions company, providing IT consulting and management, systems integration, products, services and support. The company's client base includes various sectors, such as telecommunications, financial services, energy and utilities, distribution and transportation.

Royal Bank of Scotland Group Plc, headquartered in Edinburgh, Scotland, offers services such as deposit accounts, credit cards and mortgages to commercial and personal clients in Scotland, England, Wales and Ireland. The company also sells insurance and investment products and provides private banking through The Coutts Group. In the United States it owns Citizens Financial, one of the largest bank holding companies in New England.

Vodafone Group Plc, headquartered in Newbury, Berkshire, England, provides mobile telecommunication services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.


Hang Seng Index Companies
_________________________


BOC Hong Kong (Holdings) Limited, headquartered in Hong Kong, China, is the parent of Bank of China (Hong Kong), which operates branches in Hong Kong as well as on mainland China.

Cathay Pacific Airways Limited, headquartered in Hong Kong, China, operates scheduled airline services. The company also provides airline catering, aircraft handling and engineering services.

CITIC Pacific Limited, headquartered in Hong Kong, China, is a subsidiary of China's state-owned China International Trust & Investment (CITIC). The company invests in infrastructure (aviation, civil engineering projects, power generation, telecommunications), property (including a portion of Lantau Island, the site of Disney's Hong Kong theme park), and trading and distribution firms.

Cosco Pacific Limited, headquartered in Hong Kong, China, is one of the world's leading container-related companies with an increasingly integrated range of activities spanning container leasing, container terminals and container-related industries. The company's parent, China Ocean Shipping (Group) Company, is the largest shipping company in China.

Yue Yuen Industrial (Holdings) Limited, headquartered in Hong Kong, China, through its subsidiaries, manufactures and markets athletic, athletic style leisure, and casual and outdoor footwear.


                 The Nasdaq(R) Target 15 Strategy Stocks


Activision, Inc., headquartered in Santa Monica, California, is an international publisher, developer and distributor of interactive entertainment and leisure software, including action, adventure, strategy and simulation products.

Bed Bath & Beyond Inc., headquartered in Union, New Jersey, sells domestic merchandise (bed linens, bath accessories and kitchen textiles) and home furnishings (cookware, dinnerware, glassware and basic housewares) through retail stores.

C.H. Robinson Worldwide, Inc., headquartered in Eden Prairie, Minnesota, offers multimodal transportation services and a variety of logistics solutions, including fresh produce sourcing and freight consolidation. The company operates a network of offices in the United States and internationally.

Check Point Software Technologies Ltd., headquartered in Ramat-Gan, Israel, develops, sells and supports secure enterprise networking solutions. The company's integrated architecture includes network security ("FireWall-1," "VPN-1," "Open Security Manager" and "Provider-1"), traffic control ("FloodGate-1" and "ConnectControl") and Internet protocol address management ("Meta IP").

Cognizant Technology Solutions Corporation, headquartered in Teaneck, New Jersey, provides full life cycle solutions to complex software development and maintenance problems that companies face as they transition to e-business.

The DIRECTV Group, Inc., headquartered in El Segundo, California, provides digital television entertainment in the United States and Latin America.

Fastenal Company, headquartered in Winona, Minnesota, is principally engaged in the sale of industrial supplies, including threaded fasteners and construction supplies, through its retail store sites located in all 50 states, Canada, Mexico, Puerto Rico and Singapore.

Gilead Sciences, Inc., headquartered in Foster City, California, discovers, develops and commercializes treatments for important viral diseases, including a currently available therapy for cytomegalovirus retinitis, and products in development to treat diseases caused by human immunodeficiency virus, hepatitis B virus and influenza virus.

Joy Global Inc., headquartered in Milwaukee, Wisconsin, manufactures and markets underground mining machinery and surface mining equipment.

Linear Technology Corporation, headquartered in Milpitas, California, designs, makes and markets a broad line of standard high performance linear integrated circuits using silicon gate complementary metal-oxide semiconductor (CMOS), BiCMOS and bipolar and complementary bipolar wafer process technologies.

QUALCOMM Inc., headquartered in San Diego, California, designs, develops, makes, sells, licenses and operates advanced communications systems and products based on proprietary digital wireless technology. The company's products include "CDMA" integrated circuits, wireless phones and infrastructure products, transportation management information systems and ground stations, and phones for the low-earth-orbit satellite communications system.

Research in Motion Limited, headquartered in Waterloo, Ontario, Canada, designs, makes and markets wireless consumer and business-to-business electronic access products for the mobile communications market. The company's products include two-way pagers, wireless personal computer card adapters, software connectivity tools and embedded wireless radios.

Sigma-Aldrich Corporation, headquartered in St. Louis, Missouri, develops, makes and distributes a range of biochemicals, organic chemicals, chromatography products and diagnostic reagents. The company also makes metal products used in the installation and retrofitting of electrical, mechanical and telecommunication applications.

Steel Dynamics, Inc., headquartered in Fort Wayne, Indiana, owns and operates a flat-rolled steel mini-mill, producing products such as hot/cold rolled and coated steel products including high strength low alloy and medium carbon steels.

Xilinx, Inc., headquartered in San Jose, California, designs, develops and sells complementary metal-oxide-silicon ("CMOS") programmable logic devices and related design software, including field programmable gate arrays and erasable programmable logic devices.

             NYSE(R) International Target 25 Strategy Stocks


France
______

AXA S.A. (ADR), headquartered in Paris, France, is an insurance company which also provides related financial services. The company offers life and non-life insurance, reinsurance, savings and pension products, and asset management services.

France Telecom S.A. (ADR), headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

Germany
_______

Allianz AG (ADR), headquartered in Munich, Germany, is a global insurance company engaging in property and casualty protection, life and health insurance, and asset management.

Daimler AG, headquartered in Stuttgart, Germany, designs, manufactures, assembles and sells passenger cars and commercial trucks under the brand names "Mercedes-Benz" and "Daimler." The company also provides related financial services for its automotive and commercial operations.

Deutsche Bank AG, headquartered in Frankfurt, Germany, provides a broad range of banking, investment, fund management, securities, credit card, mortgage leasing and insurance services worldwide. The company provides its services to retailers and private clients, corporations and financial institutions, as well as multi-national conglomerates. The company also offers a variety of financial consulting and advisory services.

Deutsche Telekom AG (ADR), headquartered in Bonn, Germany, is one of Europe's, and the world's, largest telecommunications services providers. The company offers domestic and international public fixed-link voice telephone service in Germany. The company also offers data transmission services, network services, on-line services, telephone directory publishing, dial-in information lines, paging and mobile telecommunications services, and supplies and services telecommunications equipment.

Ireland
_______

Allied Irish Banks Plc (ADR), headquartered in Dublin, Ireland, provides a range of banking, financial and related services, principally in Ireland, the United States, the United Kingdom and Poland.

Italy
_____

Telecom Italia SpA (ADR), headquartered in Rome, Italy, is the parent company of companies operating in the fields of telecommunications, manufacturing, electronics and network construction. The company's subsidiaries are also active in publishing, telematics information and auxiliary services.

Japan
_____

Honda Motor Co., Ltd. (ADR), headquartered in Tokyo, Japan, manufactures, distributes and provides financing for the sale of its motorcycles, automobiles and power products, including portable generators, power tillers and general purpose engines.

Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR), headquartered in Tokyo, Japan, operates as the holding company for The Bank of Tokyo-Mitsubishi, Ltd. and The Mitsubishi Trust and Banking Corporation.

Nippon Telegraph & Telephone Corporation (ADR), headquartered in Tokyo, Japan, provides telephone, telegraph, leased circuits, data communication, terminal equipment sales, and related services. The company provides both local and long distance telecommunication services within Japan.

NTT DoCoMo, Inc. (ADR), headquartered in Tokyo, Japan, provides various types of telecommunications services including cellular phone, personal handyphone system (PHS), paging, and other telephone, satellite mobile communication and wireless Private Branch Exchange (PBX) system services. The company also sells cellular phones, PNS, car phones and pagers.

Sony Corporation (ADR), headquartered in Tokyo, Japan, develops, makes and markets electronic equipment and devices. Products include video and audio equipment and televisions; computers and computer peripherals; semiconductors and telecommunications equipment.

Toyota Motor Corporation (ADR), headquartered in Toyota City, Japan, manufactures, sells, leases and repairs passenger automobiles, trucks, buses, boats and airplanes in Japan and internationally. The company also manages real estate, civil engineering and insurance businesses.

The Netherlands
_______________

Aegon N.V., headquartered in The Hague, the Netherlands, is an international insurer with major operations in the Netherlands, Canada, Mexico, the United Kingdom and the United States.

ING Groep N.V. (ADR), headquartered in Amsterdam, the Netherlands, offers a comprehensive range of financial services worldwide, including life and non-life insurance, commercial and investment banking, asset management and related products.

South Korea
___________

Kookmin Bank (ADR), headquartered in Seoul, South Korea, provides commercial banking services in Korea.

Korea Electric Power Corporation (ADR), headquartered in Seoul, South Korea, builds and operates hydro-power, thermal-power, and nuclear power units in South Korea. The company also generates, transmits, and distributes electricity to South Korea and is majority owned by the Korean government.

Spain
_____

Banco Santander Central Hispano S.A. (ADR), headquartered in Santander, Spain, operates in five business areas, which include European Retail Banking; Retail Banking Latin America; Asset Management and Private Banking; Global Wholesale Banking; and Financial Management and Equity Stakes.

Repsol YPF, S.A. (ADR), headquartered in Madrid, Spain, explores for and produces crude oil and natural gas. Through its subsidiaries, the company also refines petroleum and transports petroleum products. Gasoline and other products are retailed through its chain of gasoline filling stations. Petroleum reserves are maintained in Spain, Asia, Latin America, the Middle East, North Africa and the United States.

Switzerland
___________

Credit Suisse Group (ADR), headquartered in Zurich, Switzerland, is one of the world's leading financial services companies, providing banking and insurance solutions for private clients, companies and institutions.

United Kingdom
______________

Barclays Plc (ADR), headquartered in London, England, is a financial services group engaged primarily in the banking and investment banking businesses. Through its subsidiary, Barclay Bank Plc, the company offers commercial and investment banking, insurance, financial and related services in more than 60 countries.

Lloyds TSB Group Plc (ADR), headquartered in London, England, is a global financial services company that provides retail banking, wealth management, personal loans, credit cards, and insurance and mortgage services.

Royal Bank of Scotland Group Plc (ADR), headquartered in Edinburgh, Scotland, offers services such as deposit accounts, credit cards and mortgages to commercial and personal clients in Scotland, England, Wales and Ireland. The company also sells insurance and investment products and provides private banking through The Coutts Group. In the United States it owns Citizens Financial, one of the largest bank holding companies in New England.

Vodafone Group Plc (ADR), headquartered in Newbury, Berkshire, England, provides mobile telecommunication services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.


                    The S&P Target 24 Strategy Stocks


Altera Corporation, headquartered in San Jose, California, designs, manufactures and markets programmable logic devices and associated development tools to the telecommunications, data communications and industrial applications markets.

Anheuser-Busch Companies, Inc., headquartered in St. Louis, Missouri, produces and distributes beer under brand names such as "Budweiser," "Busch" and "Michelob." The company also manufactures metal beverage containers, recycles metal and glass beverage containers, and operates rice milling and barley seed processing plants. The company also owns and operates theme parks.

Big Lots, Inc., headquartered in Columbus, Ohio, engages in the retail of closeout merchandise in the United States.

Biogen Idec Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged primarily in the research, development, manufacture and commercialization of targeted therapies for the treatment of cancer and autoimmune and inflammatory diseases.

C.R. Bard, Inc., headquartered in Murray Hill, New Jersey, develops, manufactures and markets healthcare products, including vascular, urological and oncological diagnosis and intervention products, sold worldwide to hospitals, healthcare professionals, and extended care and alternate site facilities.

The Chubb Corporation, headquartered in Warren, New Jersey, is a holding company with subsidiaries principally engaged in the property and casualty insurance business.

CSX Corporation, headquartered in Richmond, Virginia, is a global freight transportation company with principal business units providing rail, container-shipping, intermodal and international terminal services.

Cummins Inc., headquartered in Columbus, Indiana, designs, manufactures, distributes and services diesel and natural gas engines. The company also produces electric power generation systems and engine-related products, such as filtration and emissions solutions, fuel systems, controls and air handling systems. The company's products are used by customers in a wide variety of automotive and industrial markets and for power generation.

Dominion Resources, Inc., headquartered in Richmond, Virginia, supplies electricity in Virginia and North Carolina; participates in independent power production projects; acquires and develops natural gas reserves; and offers diversified financial services.

ENSCO International Incorporated, headquartered in Dallas, Texas, is an international offshore contract drilling company that also provides marine transportation services in the Gulf of Mexico.

Express Scripts, Inc., headquartered in Maryland Heights, Missouri, is an independent pharmacy benefit manager and managed care company that provides a broad range of pharmacy benefit and medical information management services, as well as managed vision care programs.

Halliburton Company, headquartered in Houston, Texas, provides a variety of services-equipment, maintenance, engineering and construction-to energy, industrial and governmental customers.

Hasbro, Inc., headquartered in Pawtucket, Rhode Island, designs, manufactures and markets a diverse line of toy products and related items including games, preschool toys, dolls, plush products and infant products.

Janus Capital Group Inc., headquartered in Denver, Colorado, sponsors, markets and provides investment advisory, distribution and administrative services, primarily to mutual funds, in both domestic and international markets.

Linear Technology Corporation, headquartered in Milpitas, California, designs, makes and markets a broad line of standard high performance linear integrated circuits using silicon gate complementary metal-oxide semiconductor (CMOS), BiCMOS and bipolar and complementary bipolar wafer process technologies.

Lockheed Martin Corporation, headquartered in Bethesda, Maryland, engages in the research, design, development, manufacture and integration of advanced technology products and services ranging from aircraft, spacecraft and launch vehicles to missiles, electronics, information systems and energy management.

Microchip Technology Incorporated, headquartered in Chandler, Arizona, develops, makes and markets field programmable 8-bit microcontrollers, application-specific standard products and related specialty memory products for high-volume embedded control applications in the consumer, automotive, office automation, communications and industrial markets.

National-Oilwell Varco Inc., headquartered in Houston, Texas, designs, manufactures and sells systems, components and products used in oil and gas drilling and production. The company also distributes products and provides services to the exploration and production segment of the oil and gas industry.

PepsiCo, Inc., headquartered in Purchase, New York, markets and distributes beverages including "Pepsi-Cola," "Diet Pepsi," "Pepsi Max," "Mountain Dew," "7UP," "Diet 7UP," "Mirinda," "Slice" and "Tropicana Pure Premium." The company, which operates internationally, also makes and distributes ready-to-drink Lipton tea products and snacks, with "Frito-Lay" representing the North American business.

Plum Creek Timber Company, Inc., headquartered in Seattle, Washington, is a self-managed real estate investment trust that owns timberland and wood products conversion plants in the northwestern, northeastern and southern regions of the United States. The company also harvests and exports timber as well as producing lumber, plywood and fiberboard.

PPL Corporation, headquartered in Allentown, Pennsylvania, is an energy and utility holding company that, through its subsidiaries, generates electricity in power plants in the northeastern and western United States; markets wholesale or retail energy in 42 states and Canada; delivers electricity to customers in the United States, United Kingdom and Latin America; and provides energy services for businesses in the mid-Atlantic and northeastern United States.

Questar Corporation, headquartered in Salt Lake City, Utah, an integrated energy resources and services holding company, operates two divisions: Market Resources (energy development/production, gas gathering/processing) and Regulated Services (interstate gas transmission and storage activities).

UST Inc., headquartered in Greenwich, Connecticut, through its subsidiaries, manufactures and sells smokeless tobacco products (snuff and chewing tobacco), wines and craft beers, and premium cigars.

Yum! Brands, Inc., headquartered in Louisville, Kentucky, owns, franchises and licenses quick-service restaurants worldwide. The company's restaurants include "A&W All-American Food Restaurants," "KFC," "Long John Silver's," "Pizza Hut" and "Taco Bell." They serve chicken, pizza, seafood, root beer, hamburgers and Mexican food.


                   S&P Target SMid 60 Strategy Stocks


Alaska Air Group, Inc., headquartered in Seattle, Washington, a holding company, engages in the airline business.

American Financial Group, Inc., headquartered in Cincinnati, Ohio, is a holding company which, through subsidiaries, is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, life and supplemental health insurance products.

American Greetings Corporation, headquartered in Cleveland, Ohio, and its subsidiaries design, manufacture, and sell everyday and seasonal greeting cards and other social expression products. The company's products include greeting cards, gift wrap, paper party goods, candles, balloons, stationery and giftware. The company's products are sold throughout the world.

Avnet Inc., headquartered in Phoenix, Arizona, distributes electronic components, enterprise network and computer equipment, and embedded subsystems.

Avocent Corporation, headquartered in Huntsville, Alabama, is a leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide.

Black Box Corporation, headquartered in Lawrence, Pennsylvania, is a direct marketer and technical service provider of computer communications and networking equipment and services to businesses of all sizes, operating in 132 countries.

Borders Group, Inc., headquartered in Ann Arbor, Michigan, operates book, music and movie superstores, including mall-based bookstores, through its subsidiaries, Borders, Inc., Walden Book Company, Inc., Borders U.K. Limited and Borders Australia Pty Limited, among others.

Briggs & Stratton Corporation, headquartered in Wauwatosa, Wisconsin, is a producer of air-cooled gasoline engines and other gasoline engine powered equipment which are sold to manufacturers of lawn and garden equipment worldwide.

Brown Shoe Company, Inc., headquartered in St. Louis, Missouri, operates retail shoe stores in the United States and Canada. The company's stores sell footwear for men, women and children. The company's stores include "Famous Footwear," "Factory Brand Shoes," "Warehouse Shoes," "Supermarket of Shoes," "Naturalizer" and "F.X. LaSalle." The company's licensed brand names include "Dr. Scholls," "Disney" and "Star Wars."

Buckeye Technologies Inc., headquartered in Memphis, Tennessee, produces value-added, cellulose-based specialty products made up from both wood and cotton, utilizing wetlaid and airlaid technologies.

CH Energy Group, Inc., headquartered in Poughkeepsie, New York, serves as the holding company for Central Hudson Gas & Electric Corporation and Central Hudson Enterprises Corporation, which distribute natural gas, electricity and related services to retail and wholesale customers in New York, Connecticut, New Hampshire and New Jersey.

Chemtura Corporation, headquartered in Middlebury, Connecticut, is engaged in the sale and manufacture of specialty chemicals and polymer processing equipment controls.

CIBER, Inc., headquartered in Greenwood Village, Colorado, and its subsidiaries provide information technology (IT) system integration consulting and other IT services to companies across most major industries and governmental agencies. The company also resells certain IT hardware and software products.

Colonial Properties Trust, headquartered in Birmingham, Alabama, is a self-managed real estate investment trust which owns, develops and operates multifamily, retail and office properties in the Sunbelt region of the United States.

Columbia Banking System, Inc., headquartered in Tacoma, Washington, through its subsidiaries, Columbia State Bank and Bank of Astoria, provides commercial banking services to small and medium-sized businesses, professionals, and other individuals in the states of Washington and Oregon.

CTS Corporation, headquartered in Elkhart, Indiana, designs, manufactures and sells electronic components and electronic component assemblies used in the communications, automotive and computer industries.

Cytec Industries Inc., headquartered in West Paterson, New Jersey, is a specialty chemicals and materials company that focuses on value-added products for the aerospace, automotive, coatings, mining, paper, plastics and water treatment industries.

Fairchild Semiconductor International, Inc., headquartered in South Portland, Maine, provides products that manage and distribute power and interface solutions for various electronic devices. The company's semiconductors are used in computers, communication products and other applications.

G&K Services, Inc., headquartered in Minnetonka, Minnesota, leases and maintains uniforms and other textile products. The company supplies work clothes, anti-static and particle-free garments, dress clothes for supervisory personnel, floor mats, dust mops, wiping towels and linens. The company serves the pharmaceutical, electronic, transportation, healthcare and auto service industries in the United States and the Canadian provinces of Ontario and Quebec.

Great Plains Energy Incorporated, headquartered in Kansas City, Missouri, provides electricity in the midwestern United States. The company develops competitive generation for the wholesale market. The company is also an electric delivery company with regulated generation. In addition, the company invests in energy-related ventures nationwide.

Group 1 Automotive, Inc., headquartered in Houston, Texas, is an operator and consolidator in the automotive retailing industry. The company owns dealerships located in Texas, Colorado, Florida, Georgia, Louisiana, New Mexico and Oklahoma.

Hanover Insurance Group Inc., headquartered in Worcester, Massachusetts, through its subsidiaries, provides financial products and services in the areas of property, casualty and life insurance in the United States.

HCC Insurance Holdings, Inc., headquartered in Houston, Texas, provides property and casualty, surety, group life, and accident and health insurance products and related agency and reinsurance brokerage services in the United States, the United Kingdom, Spain, Ireland, and Bermuda.

Hutchinson Technology Incorporated, headquartered in Hutchinson, Minnesota, develops, makes and sells precision suspension assemblies for computer rigid disk drives. Suspension assemblies hold the recording heads in position above the spinning magnetic disks in the drive and are critical to maintaining the necessary microscopic clearance between the head and disk.

Ingram Micro Inc., headquartered in Santa Ana, California, is a wholesale distributor of information technology products and services. The company also markets computer hardware, networking equipment, and software products, and provides supply chain optimization services and demand generation services for its suppliers and reseller customers.

Integrated Device Technology, Inc., headquartered in Santa Clara,
California, designs, develops, manufactures and markets high-performance semiconductor products and modules for data communications and telecommunications equipment, personal computers and shared network devices.

Invacare Corporation, headquartered in Elyria, Ohio, designs, manufactures and distributes medical equipment for the home healthcare and extended care markets. The company's products include wheelchairs, homecare beds, respiratory, patient aids, and seating and positioning products.

JAKKS Pacific, Inc., headquartered in Malibu, California, develops, markets and distributes a variety of toys and electronic products for children including specialty dolls and related accessories; toys featuring popular entertainment properties and characters; and collectible and toy vehicles.

Kelly Services, Inc., headquartered in Troy, Michigan, provides staffing services to various industries worldwide.

Kindred Healthcare, Inc., headquartered in Louisville, Kentucky, is a healthcare services company that primarily operates hospitals, nursing centers and institutional pharmacies.

Lear Corporation, headquartered in Southfield, Michigan, designs and manufactures interior systems and components for automobiles and light trucks.

LifePoint Hospitals, Inc., headquartered in Brentwood, Tennessee, is engaged primarily in the operation and management of healthcare facilities, in particular, general, acute care hospitals in non-urban communities in the United States.

Live Nation Inc., headquartered in Beverly Hills, California, is a concert and live event promoter. The company produces and operates such live events as music concerts, theatrical shows and specialized motor sports events.

MedCath Corporation, headquartered in Charlotte, North Carolina, focuses primarily on the diagnosis and treatment of cardiovascular disease. The company, in partnership with physicians throughout the United States, owns and operates hospitals. In addition, the company also operates diagnostic and therapeutic cardiac care facilities.

Medical Properties Trust Inc., headquartered in Birmingham, Alabama, is a real estate investment trust that acquires and develops healthcare facilities and leases the facilities to healthcare operating companies.

Mohawk Industries, Inc., headquartered in Calhoun, Georgia, designs and manufactures woven and tufted broadloom carpet and rugs for principally residential applications.

Movado Group, Inc., headquartered in Paramus, New Jersey, designs, manufactures and distributes watches, with brands sold in almost every price category comprising the watch industry.

Newport Corporation, headquartered in Irvine, California, designs, makes and markets components and systems which enhance productivity and capabilities of automated assembly and test and measurement for high precision manufacturing and engineering applications. The company's products are used in semiconductor manufacturing and testing, fiber optic communications and other commercial applications that require ever increasing higher-precision and tighter tolerances.

Northeast Utilities, headquartered in Berlin, Connecticut, provides retail electric service, through its subsidiaries, to customers in Connecticut, New Hampshire and western Massachusetts. In addition, the company distributes natural gas throughout Connecticut.

OfficeMax Inc., headquartered in Boise, Idaho, is a distributor of office products and building materials and an integrated manufacturer and distributor of paper and wood products.

OM Group, Inc., headquartered in Cleveland, Ohio, through its operating subsidiaries, is a vertically integrated international producer and marketer of value-added metal-based specialty chemicals.

Overseas Shipholding Group, Inc., headquartered in New York, New York, an independent bulk shipping company, engages in the ocean transportation of crude oil and petroleum products.

Presidential Life Corporation, headquartered in Nyack, New York, through its wholly owned subsidiary, Presidential Life Insurance Company, sells annuity and life insurance products in the United States.

Prosperity Bancshares, Inc., headquartered in Houston, Texas, is a bank holding company for Prosperity Bank, with banking locations in the greater Houston metropolitan area and surrounding counties.

Regis Corporation, headquartered in Edina, Minnesota, operates and franchises hair and retail product salons under the names "Regis
Hairstylists," "Supercuts," "MasterCuts," "Trade Secret," and
"SmartStyle." The company operates salons worldwide.

Safety Insurance Group, Inc., headquartered in Boston, Massachusetts, is a provider of private passenger automobile insurance in Massachusetts. The company also offers a portfolio of other insurance products, including commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Scholastic Corporation, headquartered in New York, New York, and its subsidiaries engage in publishing and distributing children's books worldwide. The company creates educational and entertaining materials and products for use in school and at home.

Sierra Pacific Resources, headquartered in Reno, Nevada, operates as the holding company for Nevada Power Company and Sierra Pacific Power
Company which engage in the distribution, transmission, generation and sale of electric energy.

SkyWest, Inc., headquartered in St. George, Utah, through its wholly owned subsidiary, SkyWest Airlines Inc., operates regional airlines in the United States.

Sonic Automotive, Inc., headquartered in Charlotte, North Carolina, is an automotive retailer operating dealership franchises and collision repair centers in the metropolitan southeastern, midwestern and southwestern United States.

Spherion Corporation, headquartered in Fort Lauderdale, Florida, provides staffing, recruiting, and workforce solutions in North America.

Superior Industries International, Inc., headquartered in Van Nuys, California, designs and manufactures motor vehicle parts and accessories. The company's products are sold to original equipment manufacturers and the automotive aftermarket. Their products include vehicle aluminum road wheels, as well as custom road wheels and accessories.

Tech Data Corporation, headquartered in Clearwater, Florida, is a full-line distributor of technology products. The company serves resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East. The company also provides pre- and post-sale training, service, and support, as well as configuration and assembly services and electronic commerce solutions.

Telephone and Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with cellular telephone and telephone operations.

United Rentals, Inc., headquartered in Greenwich, Connecticut, operates as an equipment rental company in North America.

Vishay Intertechnology, Inc., headquartered in Malvern, Pennsylvania, makes and supplies passive electronic components, including resistors, capacitors and inductors, used in a broad range of products containing electronic circuitry. The company offers most of its product types in surface mount device form and in the traditional leaded device form.

W.R. Berkley Corporation, headquartered in Greenwich, Connecticut, is an insurance holding company, providing regional property casualty insurance, reinsurance, specialty lines of insurance, alternative markets services and international insurance.

Wabash National Corporation, headquartered in Lafayette, Indiana, engages in the design, manufacture, and marketing of truck trailers and transportation equipment in North America.

Westar Energy, Inc., headquartered in Topeka, Kansas, engages in the generation, transmission, and distribution of electricity in Kansas.

Zale Corporation, headquartered in Irving, Texas, with its wholly owned subsidiaries, is a specialty retailer of fine jewelry. The company principally operates under six brand names including "Zales Jewelers," "Zales the Diamond Store Outlet," "Gordon's Jewelers," "Bailey Banks & Biddle Fine Jewelers," "Peoples Jewellers" and "Piercing Pagoda."


               Target Diversified Dividend Strategy Stocks


Advanta Corp. (Class B), headquartered in Spring House, Pennsylvania, provides financial services products that include business credit cards, insurance, and deposit products. The company utilizes direct marketing and other sources of information to develop data and modeling tools to identify potential customers and target markets.

AT&T Inc., headquartered in San Antonio, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Bemis Company, Inc., headquartered in Minneapolis, Minnesota, is a principal manufacturer of flexible packaging products and pressure-sensitive materials, selling to customers throughout the United States, Canada and Europe as well as Mexico and the Asia Pacific region.

Briggs & Stratton Corporation, headquartered in Wauwatosa, Wisconsin, is a producer of air-cooled gasoline engines and other gasoline engine powered equipment which are sold to manufacturers of lawn and garden equipment worldwide.

Bristol-Myers Squibb Company, headquartered in New York, New York, through divisions and subsidiaries, produces and distributes pharmaceutical and non-prescription health products, toiletries and beauty aids, and medical devices.

Brookfield Homes Corporation, headquartered in Fairfax, Virginia, builds homes and develops land in master-planned communities. The company specializes in single-family and multi-family homes primarily for move-up and luxury buyers primarily in markets in California and northern Virginia.

Cal-Maine Foods, Inc., headquartered in Jackson, Mississippi, is primarily engaged in the production, cleaning, grading and packaging of fresh shell eggs for sale to shell egg retailers.

Capital One Financial Corporation, headquartered in Falls Church,
Virginia, is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products.

CenturyTel, Inc., headquartered in Monroe, Louisiana, is a regional diversified communications company engaged primarily in providing local exchange telephone services and wireless telephone communications services.

Consolidated Edison, Inc. (Con Edison), headquartered in New York, New York, owns all of the outstanding common stock of Consolidated Edison Company of New York, Inc., which provides electric service in all of New York City (except part of Queens) and most of Westchester County. It also provides gas service in Manhattan, the Bronx and parts of Queens and Westchester, and steam service in parts of Manhattan.

Courier Corporation, headquartered in North Chelmsford, Massachusetts, is a book manufacturer and specialty publisher.

Daimler AG, headquartered in Stuttgart, Germany, designs, manufactures, assembles and sells passenger cars and commercial trucks under the brand names "Mercedes-Benz" and "Daimler." The company also provides related financial services for its automotive and commercial operations.

Deutsche Bank AG, headquartered in Frankfurt, Germany, provides a broad range of banking, investment, fund management, securities, credit card, mortgage leasing and insurance services worldwide. The company provides its services to retailers and private clients, corporations and financial institutions, as well as multi-national conglomerates. The company also offers a variety of financial consulting and advisory services.

The Dow Chemical Company, headquartered in Midland, Michigan, is a leading manufacturer and supplier of chemicals, plastic materials and agricultural products, and other specialized products and services marketed worldwide.

East West Bancorp, Inc., headquartered in San Marino, California, is the holding company for East West Bank and other subsidiaries. The company provides personal and commercial banking services to small and medium-sized businesses, business executives, professionals, and other individuals.

Eli Lilly and Company, headquartered in Indianapolis, Indiana, with subsidiaries, develops, makes and markets pharmaceutical and animal health products sold in countries around the world. The company also provides healthcare management services in the United States.

Gannett Co., Inc., headquartered in McLean, Virginia, is a diversified news and information company that publishes newspapers, operates broadcasting stations and is engaged in marketing, commercial printing, a newswire service, data services and news programming.

Imation Corp., headquartered in Oakdale, Minnesota, is a developer and manufacturer of magnetic and optical removal data storage media products sold in more than 60 countries worldwide.

The J. M. Smucker Company, headquartered in Orrville, Ohio, engages in the manufacture and marketing of various food products worldwide.

Louisiana-Pacific Corporation, headquartered in Portland, Oregon, and its subsidiaries are principally engaged in the manufacture and distribution of building products used primarily in new home construction, repair and remodeling and manufactured housing.

Macquarie Infrastructure Company LLC, headquartered in New York, New York, owns, operates, and invests in a diversified group of infrastructure businesses, which provide basic, everyday services in the United States.

Maxim Integrated Products, Inc., headquartered in Sunnyvale, California, designs and makes linear and mixed-signal integrated circuits. The company's products include data converters, interface circuits, microprocessor-supervisors and amplifiers.

Media General, Inc., headquartered in Richmond, Virginia, a diversified communications company, operates newspapers, television stations, and online enterprises in the southeastern United States.

Motorola, Inc., headquartered in Schaumburg, Illinois, designs, makes and sells, mainly under the "Motorola" brand name, two-way land mobile communication systems, paging and wireless data systems, personal communications equipment and systems; semiconductors; and electronic equipment for military and aerospace use.

NACCO Industries, Inc., headquartered in Cleveland, Ohio, manufactures and markets forklift trucks and related service parts, as well as mines and markets lignite coal for use by electric utilities. The company also manufactures small electric and kitchen appliances.

Overseas Shipholding Group, Inc., headquartered in New York, New York, an independent bulk shipping company, engages in the ocean transportation of crude oil and petroleum products.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

Pinnacle West Capital Corporation, headquartered in Phoenix, Arizona, owns Arizona Public Service Company, an electric utility that provides retail and wholesale electric service to substantially all of Arizona, with the major exceptions of the Tucson metropolitan area and approximately one-half of the Phoenix metropolitan area.

PNM Resources Inc., headquartered in Albuquerque, New Mexico, supplies electricity in portions of north central, southwestern and northeastern New Mexico; provides gas transportation and retail gas services in major communities in New Mexico; and manages energy, water and wastewater systems.

Reynolds American Inc., headquartered in Winston-Salem, North Carolina, is a holding company for Reynolds Tobacco, the second largest cigarette manufacturer in the United States, whose major brands include "Doral," "Winston," "Camel," "Salem" and "Vantage."

Seagate Technology, headquartered in George Town, Grand Cayman, the Cayman Islands, is engaged in the design, manufacture and marketing of rigid disc drives, used as the primary medium for storing electronic information in systems ranging from desktop computers and consumer electronics to data centers.

Spartech Corporation, headquartered in Clayton, Missouri, manufactures engineered thermoplastic materials, polymer compounds and molded products for various manufacturers. Products also include extruded sheet and rollstock, color concentrates and specialty plastic alloys.

Sunoco, Inc., headquartered in Philadelphia, Pennsylvania, through its subsidiaries, is a petroleum refiner and marketer with interests in coke-making and coal mining. The company's petroleum refining and marketing operations are conducted primarily in the eastern half of the United States.

TELUS Corporation, headquartered in Vancouver, British Columbia, Canada, is a telecommunication company offering local, long distance, wireless, data, Internet and e-business products and services.

Tesoro Corporation, headquartered in San Antonio, Texas, and its subsidiaries engage in refining and marketing petroleum products in the United States.

Tsakos Energy Navigation Ltd., headquartered in Athens, Greece, owns and operates a fleet of tankers suitable for transporting crude oil, refined petroleum products and other liquids.

Verizon Communications Inc., headquartered in New York, New York, provides wireline voice and data services, wireless services, Internet service and published directory information. The company also provides network services for the federal government including business phone lines, data services, telecommunications equipment and pay phones. The company operates worldwide.

Weis Markets, Inc., headquartered in Sunbury, Pennsylvania, operates retail food markets in Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia. The company also operates the SuperPetz pet supply chain of stores.

Westar Energy, Inc., headquartered in Topeka, Kansas, engages in the generation, transmission, and distribution of electricity in Kansas.

Wyeth, headquartered in Madison, New Jersey, is engaged in the discovery, development, manufacture, distribution and sale of a diversified line of products in three primary business segments:
pharmaceuticals, consumer healthcare and agricultural products. The pharmaceuticals segment includes both human ethical pharmaceuticals and animal pharmaceuticals. Consumer healthcare products include "Advil," "Centrum," "Dimetapp" and "Robitussin" brand names.


                      Target Growth Strategy Stocks


Activision, Inc., headquartered in Santa Monica, California, is an international publisher, developer and distributor of interactive entertainment and leisure software, including action, adventure, strategy and simulation products.

Agrium Inc., headquartered in Calgary, Alberta, Canada, engages in the production, marketing and distribution of agricultural products and services, as well as nutrients for agricultural and industrial markets in North America and Argentina.

AK Steel Holding Corporation, headquartered in Middletown, Ohio, is a fully integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products.

Amazon.com, Inc., headquartered in Seattle, Washington, operates as an online retailer of books and other products via a commercial site on the World Wide Web. The company also operates an online auction site.

Anheuser-Busch Companies, Inc., headquartered in St. Louis, Missouri, produces and distributes beer under brand names such as "Budweiser," "Busch" and "Michelob." The company also manufactures metal beverage containers, recycles metal and glass beverage containers, and operates rice milling and barley seed processing plants. The company also owns and operates theme parks.

BMC Software, Inc., headquartered in Houston, Texas, is a worldwide provider of software and services designed to greatly increase the productivity, reliability and recoverability of its clients' core information technology (IT) operations.

C.H. Robinson Worldwide, Inc., headquartered in Eden Prairie, Minnesota, offers multimodal transportation services and a variety of logistics solutions, including fresh produce sourcing and freight consolidation. The company operates a network of offices in the United States and internationally.

Cameron International Corporation, headquartered in Houston, Texas, manufactures oil and gas pressure control and separation equipment worldwide.

Celanese Corporation, headquartered in Dallas, Texas, engages in the production and sale of industrial chemicals. The company operates through four segments: chemical products, technical polymers, acetate products and performance products.

CF Industries Holdings, Inc., headquartered in Long Grove, Illinois, engages in the manufacture and distribution of nitrogen and phosphate fertilizer products in North America. The company has developed a process to extract uranium from its production of phosphate fertilizer products for use in nuclear reactors.

Corning Incorporated, headquartered in Corning, New York, with subsidiaries, manufactures and sells optical fiber, cable, hardware and components for the global telecommunications industry; ceramic emission control substrates used in pollution-control devices; and plastic and glass laboratory products. The company also produces high-performance displays and components for television and other communications-related industries.

DISH Network Corp., headquartered in Englewood, Colorado, makes and distributes direct-to-home satellite television products and services, including satellite television receiver dishes, receivers, programming, installation and third-party consumer financing for those products and services.

ENSCO International Incorporated, headquartered in Dallas, Texas, is an international offshore contract drilling company that also provides marine transportation services in the Gulf of Mexico.

Express Scripts, Inc., headquartered in Maryland Heights, Missouri, is an independent pharmacy benefit manager and managed care company that provides a broad range of pharmacy benefit and medical information management services, as well as managed vision care programs.

First Solar, Inc., headquartered in Phoenix, Arizona, and its subsidiaries engage in the design, manufacture, and sale of solar electric power modules.

Flowserve Corporation, headquartered in Irving, Texas, designs, manufactures, distributes and services industrial flow management equipment. The company's products include pumps, valves and mechanical seals for the chemical processing, petroleum, power generation and water treatment industries worldwide.

Fluor Corporation, headquartered in Irving, Texas, provides engineering, procurement, construction, operations and maintenance, and project management services worldwide.

Gilead Sciences, Inc., headquartered in Foster City, California, discovers, develops and commercializes treatments for important viral diseases, including a currently available therapy for cytomegalovirus retinitis, and products in development to treat diseases caused by human immunodeficiency virus, hepatitis B virus and influenza virus.

Halliburton Company, headquartered in Houston, Texas, provides a variety of services-equipment, maintenance, engineering and construction-to energy, industrial and governmental customers.

MasterCard, Inc., headquartered in Purchase, New York, with its subsidiaries, develops and markets payment solutions, processes payment transactions and provides consulting services to customers and merchants worldwide.

McDermott International, Inc., incorporated in Panama and headquartered in Houston, Texas, through its subsidiaries, provides engineering, procurement, and project management services for customers involved in the production of energy worldwide.

Millicom International Cellular S.A., headquartered in Bertrange,
Luxembourg, develops and operates cellular telephone networks under licenses in numerous countries, mainly in emerging markets in Africa, Asia, Europe and Latin America.

The Mosaic Company, headquartered in Plymouth, Minnesota, engages in the production, blending, and distribution of crop nutrient and animal feed products worldwide.

National-Oilwell Varco Inc., headquartered in Houston, Texas, designs, manufactures and sells systems, components and products used in oil and gas drilling and production. The company also distributes products and provides services to the exploration and production segment of the oil and gas industry.

Nexen Inc., headquartered in Calgary, Alberta, Canada, explores for, develops, produces and markets crude oil, natural gas and power. In addition, the company produces sodium chlorate, caustic soda and chlorine in Canada, the United States and Brazil.

Noble Corporation, incorporated in the Cayman Islands and headquartered in Sugar Land, Texas, provides diversified services for the oil and gas industry through its contract drilling services located in markets worldwide. The company also provides labor contract drilling services, well site and project management services, and engineering services.

Potash Corporation of Saskatchewan Inc., headquartered in Saskatoon, Saskatchewan, Canada, manufactures and sells solid and liquid phosphate fertilizers, animal feed supplements and industrial acid used in food products and industrial processes. It produces potash from mines in Canada and conducts operations at facilities in Canada, Brazil, Chile, Trinidad and the United States.

Research in Motion Limited, headquartered in Waterloo, Ontario, Canada, designs, makes and markets wireless consumer and business-to-business electronic access products for the mobile communications market. The company's products include two-way pagers, wireless personal computer card adapters, software connectivity tools and embedded wireless radios.

Western Digital Corporation, headquartered in Lake Forest, California, designs, develops, manufactures and markets a range of hard drives for the desktop PC market, the high-end hard drive market and for the emerging market for hard drives specifically designed for audio-visual applications.

Yum! Brands, Inc., headquartered in Louisville, Kentucky, owns, franchises and licenses quick-service restaurants worldwide. The company's restaurants include "A&W All-American Food Restaurants," "KFC," "Long John Silver's," "Pizza Hut" and "Taco Bell." They serve chicken, pizza, seafood, root beer, hamburgers and Mexican food.


                     Target Mega-Cap Strategy Stocks


Amgen Inc., headquartered in Thousand Oaks, California, is a global biotechnology concern which develops, makes and markets human therapeutics based on advanced cellular and molecular biology, including a protein that stimulates red blood cell production and a protein that stimulates white blood cell production.

Apache Corporation, headquartered in Houston, Texas, is an independent energy company that explores for, develops, and produces natural gas, crude oil and natural gas liquids.

Applied Materials, Inc., headquartered in Santa Clara, California, develops, makes, sells and services semiconductor wafer fabrication equipment and related spare parts for the worldwide semiconductor industry.

ArcelorMittal (ADR), headquartered in Luxembourg City, Luxembourg, through its subsidiaries, operates as a global steel company. The company produces a range of finished and semi-finished steel products that include hot-rolled sheets, cold-rolled sheets, electro-galvanized and coated steel, bars, wire-rods, wire-products, pipes, billets and slabs.

Baxter International Inc., headquartered in Deerfield, Illinois, engages in the worldwide development, manufacture and distribution of a diversified line of products, systems and services used primarily in the healthcare field.

Berkshire Hathaway Inc. (Class B), headquartered in Omaha, Nebraska, is a holding company with subsidiaries in a variety of business sectors.
The company sells property and casualty insurance and other insurance products. The company also manufactures and markets home cleaning systems; manufactures and sells confectionery products; retails home furnishings; and owns The Buffalo News. (Class B voting rights equal one-two-hundredth (1/200th) of a vote for each share held. Class B dividend rights equal one-thirtieth (1/30th) of the amount declared for each Class A share held.)

BHP Billiton Limited (ADR), headquartered in Melbourne, Australia, has interests and operations in minerals exploration, production and processing, oil and gas exploration and development, export thermal coal mining and marketing and steel production and merchandising.

Burlington Northern Santa Fe Corporation, headquartered in Fort Worth, Texas, is engaged in the rail transportation business through Burlington Northern Railroad Co.

Chevron Corporation, headquartered in San Francisco, California, is engaged in fully integrated petroleum operations, chemicals operations, and coal mining through subsidiaries and affiliates worldwide. The company markets its petroleum products under brand names such as "Chevron," "Texaco," "Caltex," "Havoline" and "Delo." The company is also developing businesses in the areas of e-commerce and technology.

Comcast Corporation (Class A), headquartered in Philadelphia,
Pennsylvania, operates cable television systems in the United States and the United Kingdom; develops and operates cellular telephone systems in Pennsylvania, Delaware and New Jersey; and provides electronic retailing services.

Corning Incorporated, headquartered in Corning, New York, with subsidiaries, manufactures and sells optical fiber, cable, hardware and components for the global telecommunications industry; ceramic emission control substrates used in pollution-control devices; and plastic and glass laboratory products. The company also produces high-performance displays and components for television and other communications-related industries.

CVS Caremark Corporation, headquartered in Woonsocket, Rhode Island, is a drugstore chain specializing in prescription drugs, over-the-counter drugs, photofinishing services and film, greeting cards, beauty and cosmetics, convenience foods and seasonal merchandise.

Freeport-McMoRan Copper & Gold, Inc. (Class B), headquartered in New Orleans, Louisiana, is a copper and gold mining and production company.

Genentech, Inc., headquartered in South San Francisco, California, discovers, develops, makes and sells human pharmaceuticals based on recombinant DNA technology (gene splicing). The company also makes and markets certain products within the United States which are sold to F. Hoffmann-La Roche Ltd. for distribution outside the United States.

General Dynamics Corporation, headquartered in Falls Church, Virginia, is engaged in the businesses of shipbuilding and marine systems, business aviation, information systems, and land and amphibious combat systems.

Gilead Sciences, Inc., headquartered in Foster City, California, discovers, develops and commercializes treatments for important viral diseases, including a currently available therapy for cytomegalovirus retinitis, and products in development to treat diseases caused by human immunodeficiency virus, hepatitis B virus and influenza virus.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. Principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Johnson & Johnson, headquartered in New Brunswick, New Jersey, makes and sells pharmaceuticals, personal healthcare products, medical and surgical equipment, and contact lenses.

LUKOIL (ADR), headquartered in Moscow, Russia, is Russia's premier integrated oil company, producing, refining and selling oil and oil products. The company accounts for approximately 19% of Russia's crude oil production.

Monsanto Company, headquartered in St. Louis, Missouri, and its subsidiaries provide agricultural products and integrated solutions for farmers. The company produces seed brands and develops biotechnology traits that assist farmers in controlling insects and weeds.

The Mosaic Company, headquartered in Plymouth, Minnesota, engages in the production, blending, and distribution of crop nutrient and animal feed products worldwide.

Occidental Petroleum Corporation, headquartered in Los Angeles,
California, is a multinational organization whose principal business segments are oil and gas exploration, production and marketing and chemicals production and marketing.

Petro-Canada, headquartered in Calgary, Alberta, Canada, is an oil, gas and petroleum company. The company explores for, develops, produces and markets crude oil, natural gas and natural gas liquids. The company also refines, distributes and markets petroleum products and related goods and services.

QUALCOMM Inc., headquartered in San Diego, California, designs, develops, makes, sells, licenses and operates advanced communications systems and products based on proprietary digital wireless technology. The company's products include "CDMA" integrated circuits, wireless phones and infrastructure products, transportation management information systems and ground stations, and phones for the low-earth-orbit satellite communications system.

Sasol (ADR), headquartered in Johannesburg, South Africa, through its subsidiaries, operates as an integrated oil and gas company. The company engages in exploring for and producing crude oil offshore of Gabon; refining crude oil into liquid fuels in South Africa; and the retail of liquid fuels and lubricants through a network of retail service centers. The company also operates coal mines.

Southern Copper Corporation, headquartered in Phoenix, Arizona, engages in mining of open pit mines; milling and flotation of copper ore to produce copper concentrates; smelting of copper concentrates to produce blister copper; and refining blister copper to produce copper cathodes. The company operates the Toquepala and Cuajone open pit mines in the Andes, Peru; and the Cananea mine and La Caridad mine in northern Mexico.

Taiwan Semiconductor Manufacturing Company Ltd. (ADR), headquartered in Hsinchu, Taiwan, manufactures integrated circuits based on its proprietary designs. The company offers a comprehensive set of integrated circuit fabrication processes to manufacture CMOS logic, mixed-mode, volatile and non-volatile memory and BiCMOS chips. The company is an affiliate of Philips Electronic N.V.

Texas Instruments Incorporated, headquartered in Dallas, Texas, provides semiconductor products and designs and supplies digital signal processing and analog technologies. The company has worldwide manufacturing and sales operations.

Union Pacific Corporation, headquartered in Omaha, Nebraska, operates through subsidiaries in the areas of rail transportation (Union Pacific Railroad Co. and Southern Pacific Rail Corp.) and trucking (Overnite Transportation Company).

Wal-Mart Stores, Inc., headquartered in Bentonville, Arkansas, is the largest retailer in the United States measured by total revenues. The company operates "Wal-Mart" retail discount department stores, "Wal-Mart Supercenters" and "Sam's" wholesale clubs in the United States and several other countries.

                    Target Small-Cap Strategy Stocks


Abaxis, Inc., headquartered in Union City, California, develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.

Amedisys, Inc., headquartered in Baton Rouge, Louisiana, is a provider of alternate-site health care services in the southern and southeastern regions of the United States. Facilities and services include home health care nursing, home infusion therapy, and ambulatory surgery centers.

Ameron International Corporation, headquartered in Pasadena, California, is engaged in the manufacture of highly engineered products for sale to the industrial, chemical, energy and construction markets.

Ampco-Pittsburgh Corporation, headquartered in Pittsburgh, Pennsylvania, through its subsidiaries, engages in the manufacture and sale of custom-engineered equipment in the United States.

Badger Meter, Inc., headquartered in Milwaukee, Wisconsin, engages in the manufacture and marketing of products using flow measurement and control technologies developed both internally and with other technology companies.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, offers products and services for the purification, separation, and concentration of liquids and gases primarily in the United States.

Capella Education Company, headquartered in Minneapolis, Minnesota, through its wholly owned subsidiary, Capella University, provides online post-secondary education services in the United States.

Chart Industries, Inc., headquartered in Garfield Heights, Ohio, manufactures and supplies engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases.

Circor International, Inc., headquartered in Burlington, Massachusetts, engages in the design, manufacture and distribution of valves and fluid control products primarily in the United States.

CyberSource Corporation, headquartered in Mountain View, California, provides electronic payment and risk management solutions for processing Internet orders. The company's suite of products offers services to online merchants and corporate websites for global payment processing, fraud prevention, tax calculation, export compliance, delivery address verification, and fulfillment management.

ESCO Technologies Inc., headquartered in St. Louis, Missouri, is a producer of engineered products and systems for industrial and commercial applications sold to customers worldwide.

Green Mountain Coffee Roasters, Inc., headquartered in Waterbury,
Vermont, engages in the roasting, distribution, and sale of coffee products primarily in the Northeastern United States.

Gulf Island Fabrication, Inc., headquartered in Houma, Louisiana, builds and refurbishes offshore drilling and production platforms and other structures used in the development and production of offshore oil and gas reserves. The company's products include jackets and deck sections of fixed production platforms, hull and deck sections of floating production platforms, piles, subsea templates and wellhead protectors.

II-VI Incorporated, headquartered in Saxonburg, Pennsylvania, designs, makes and markets optical and electro-optical components, devices and materials for infrared, near-infrared, visible-light, x-ray and gamma-ray instrumentation. The company's infrared products are used mainly in high-power CO2 lasers, used for industrial processing.

Koppers Holdings, Inc., headquartered in Pittsburgh, Pennsylvania, through its subsidiaries, produces carbon compounds and treated wood products for the aluminum, railroad, specialty chemical, utility, rubber, and steel industries.

L.B. Foster Company, headquartered in Pittsburgh, Pennsylvania, engages in the manufacture, fabrication, and distribution of products for surface transportation infrastructure primarily in the United States.

The Laclede Group, Inc., headquartered in St. Louis, Missouri, is a holding company that provides natural gas service through its regulated core utility operations. Its primary subsidiary, Laclede Gas Company, is a natural gas distribution utility in Missouri.

Lufkin Industries, Inc., headquartered in Lufkin, Texas, is a vertically integrated company that designs, engineers, manufactures, sells, installs and services high quality and high value-added oil field equipment and power transmission products worldwide and highway trailers in the south central United States and in Mexico.

Martek Biosciences Corporation, headquartered in Columbia, Maryland, engages in the development and commercialization of novel products from microalgae, fungi, and other microbes primarily in the United States.

Meridian Bioscience, Inc., headquartered in Cincinnati, Ohio, is an integrated life sciences company which manufactures, markets, and distributes diagnostic test kits, purified reagents and related products. The company specializes in gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis, as well as rare reagents and specialty biologicals.

Monolithic Power Systems, headquartered in Los Gatos, California, develops and markets proprietary, advanced analog and mixed-signal semiconductors in the United States and internationally.

Multi-Fineline Electronix, Inc., headquartered in Anaheim, California, provides assembly solutions for flexible printed circuits and various components for the electronics industry. Services include design and application engineering, testing, turnkey component assembly, prototyping and high-volume manufacturing.

Natus Medical Incorporated, headquartered in San Carlos, California, develops, manufactures, and markets neurodiagnostic and newborn care products.

NewMarket Corporation, headquartered in Richmond, Virginia, through its subsidiaries, engages in the development, manufacture, blending, and delivery of chemical additives for petroleum products.

Northwest Pipe Company, headquartered in Portland, Oregon, manufactures and markets welded steel pipe in the United States and internationally.

Otter Tail Corporation, headquartered in Fergus Falls, Montana, operates as a diversified company with interests in electric, health services, manufacturing, plastics and other businesses.

Pericom Semiconductor Corporation, headquartered in San Jose,
California, designs, develops and markets interface integrated circuits for the transfer, routing and timing of high-speed digital and analog signals. Interface IC's transfer, route and time electrical signals among a system's microprocessor, memory and peripherals, and enable high signal quality and full utilization of the available speed and bandwidth.

Pioneer Drilling Company, headquartered in San Antonio, Texas, provides contract land drilling services. The company provides services to independent and major oil and gas operators drilling wells in central, south and east Texas.

Plexus Corp., headquartered in Neenah, Wisconsin, provides product realization services to original equipment manufacturers in the computer, medical, industrial, telecommunications and transportation electronics industries.

Power Integrations, Inc., headquartered in San Jose, California, designs, develops and markets proprietary, high-voltage analog integrated circuits for use in AC-to-DC power conversion.

Superior Well Services Inc., headquartered in Indiana, Pennsylvania, provides well-site solutions to oil and natural gas companies.

Syniverse Holdings Inc., headquartered in Tampa, Florida, provides wireless voice and data services for telecommunications companies.

Team, Inc., headquartered in Alvin, Texas, provides specialty maintenance and construction services for maintaining high temperature and high pressure piping systems and vessels that are primarily utilized in heavy industries.

TNS Inc., headquartered in Reston, Massachusetts, provides networking, data communications, and value added services to retailers, banks, and payment processors worldwide.

TriQuint Semiconductor, Inc., headquartered in Hillsboro, Oregon, designs, develops, manufactures and markets a broad range of high-performance analog and mixed-signal integrated circuits for the wireless communications, telecommunications and computing markets.

True Religion Apparel, Inc., headquartered in Los Angeles, California, designs, manufactures, markets, distributes and sells denim jeans and other apparel for men, women and children. The company's products are sold in the United States and abroad in departments stores such as "Nordstrom," "Bloomingdales," "Bergdorf Goodman," "Urban Outfitters" and other fashion boutiques.

The Ultimate Software Group, Inc., headquartered in Weston, Florida, engages in the design, marketing, implementation, and support of payroll and workforce management solutions for the middle-market organizations in the United States.

Vocus, Inc., headquartered in Lanham, Maryland, provides on-demand software for public relations management. The company's software automates and integrates various functions of public relations, including media relations, news distribution, and news monitoring.

Warren Resources Inc., headquartered in New York,New York, an independent energy company, engages in the exploration and development of onshore oil and gas reserves in the United States.

Zoll Medical Corporation, headquartered in Burlington, Massachusetts, designs, makes and markets an integrated line of proprietary, noninvasive cardiac resuscitation devices; disposable electrodes used for the emergency treatment of cardiac arrest victims; and EMS data management systems.

                 Value Line(R) Target 25 Strategy Stocks


Aeropostale, Inc., headquartered in New York, New York, is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company's stores carry affordably priced, active-oriented, fashion.

Agrium Inc., headquartered in Calgary, Alberta, Canada, engages in the production, marketing and distribution of agricultural products and services, as well as nutrients for agricultural and industrial markets in North America and Argentina.

Apache Corporation, headquartered in Houston, Texas, is an independent energy company that explores for, develops, and produces natural gas, crude oil and natural gas liquids.

Berry Petroleum Company, headquartered in Bakersfield, California, explores for, produces and markets natural gas and crude oil. The company has reserves and producing properties in Los Angeles, Kern and Ventura counties in California.

CF Industries Holdings, Inc., headquartered in Long Grove, Illinois, engages in the manufacture and distribution of nitrogen and phosphate fertilizer products in North America. The company has developed a process to extract uranium from its production of phosphate fertilizer products for use in nuclear reactors.

Cleveland-Cliffs Inc., headquartered in Cleveland, Ohio, operates iron ore mines in the United States and eastern Canada. The company produces iron ore pellets, selling the majority of its product to integrated steel companies in the United States and Canada.

Compass Minerals International, Inc., headquartered in Overland Park, Kansas, is a salt producer in North America and the United Kingdom, and operates nine production facilities.

Devon Energy Corporation, headquartered in Oklahoma City, Oklahoma, including its subsidiaries, is an energy company engaged primarily in oil and gas exploration, development and production and in the acquisition of producing properties.

ENSCO International Incorporated, headquartered in Dallas, Texas, is an international offshore contract drilling company that also provides marine transportation services in the Gulf of Mexico.

EOG Resources, Inc., headquartered in Houston, Texas, is engaged in the exploration for, and the development, production and marketing of, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada, Trinidad and other international areas.

eResearch Technology, Inc., headquartered in Philadelphia, Pennsylvania, provides technology and services that enable the pharmaceutical, biotechnology and medical device industries to collect, interpret and distribute cardiac safety and clinical data more efficiently.

Flowserve Corporation, headquartered in Irving, Texas, designs, manufactures, distributes and services industrial flow management equipment. The company's products include pumps, valves and mechanical seals for the chemical processing, petroleum, power generation and water treatment industries worldwide.

Gardner Denver Inc., headquartered in Quincy, Illinois, manufactures reciprocating, rotary and vane compressors and blowers for industrial applications, and pumps for petroleum and other industrial applications.

The Gorman-Rupp Company, headquartered in Mansfield, Ohio, engages in the design, manufacture and sale of pumps and related fluid control equipment worldwide.

The Gymboree Corporation, headquartered in Burlingame, California, is a specialty retailer of high-quality apparel and accessories for children ages newborn to seven years. The company operates an international chain of stores.

Halliburton Company, headquartered in Houston, Texas, provides a variety of services-equipment, maintenance, engineering and construction-to energy, industrial and governmental customers.

Hess Corporation, headquartered in New York, New York, explores for, produces, purchases, transports and sells crude oil and natural gas.

The Mosaic Company, headquartered in Plymouth, Minnesota, engages in the production, blending, and distribution of crop nutrient and animal feed products worldwide.

NewMarket Corporation, headquartered in Richmond, Virginia, through its subsidiaries, engages in the development, manufacture, blending, and delivery of chemical additives for petroleum products.

Noble Corporation, incorporated in the Cayman Islands and headquartered in Sugar Land, Texas, provides diversified services for the oil and gas industry through its contract drilling services located in markets worldwide. The company also provides labor contract drilling services, well site and project management services, and engineering services.

Nucor Corporation, headquartered in Charlotte, North Carolina, and its subsidiaries are engaged in the manufacture and sale of steel products, including hot-rolled and cold-rolled sheet, galvanized sheet, cold finished steel and more.

Potash Corporation of Saskatchewan Inc., headquartered in Saskatoon, Saskatchewan, Canada, manufactures and sells solid and liquid phosphate fertilizers, animal feed supplements and industrial acid used in food products and industrial processes. It produces potash from mines in Canada and conducts operations at facilities in Canada, Brazil, Chile, Trinidad and the United States.

Quicksilver Resources Inc., headquartered in Fort Worth, Texas, is an independent oil and gas company engaged in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids, primarily from unconventional reservoirs such as fractured shales, coal beds and tight sands.

Ryder System, Inc., headquartered in Miami, Florida, is a provider of transportation and supply chain management solutions.

Western Digital Corporation, headquartered in Lake Forest, California, designs, develops, manufactures and markets a range of hard drives for the desktop PC market, the high-end hard drive market and for the emerging market for hard drives specifically designed for audio-visual applications.


           Value Line(R) Diversified Target 40 Strategy Stocks


Advance Auto Parts, Inc., headquartered in Roanoke, Virginia, is a specialty retailer of automotive parts, accessories and maintenance items to do-it-yourself customers in the United States.

Aeropostale, Inc., headquartered in New York, New York, is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company's stores carry affordably priced, active-oriented, fashion.

Affiliated Computer Services, Inc. (Class A), headquartered in Dallas, Texas, provides a full range of information technology services, including business process outsourcing, technology outsourcing, and professional services to the commercial sector and the federal government.

Alliant Techsystems Inc., headquartered in Edina, Minnesota, is a leader in the production of solid propulsion rocket motors. The company builds motors for space launch vehicles and is one of the top suppliers of ammunition (which ranges from small-caliber rounds to tank ammunition) to the United States and its allies. The company also makes anti-tank mines, aircraft weapons systems and other high-tech components.

Archer-Daniels-Midland Company, headquartered in Decatur, Illinois, is engaged in the business of procuring, transporting, storing, processing and merchandising agricultural commodities and products such as oil seeds, corn and wheat.

AutoZone, Inc., headquartered in Memphis, Tennessee, is a specialty retailer of automotive parts, chemicals and accessories, targeting the do-it-yourself customers. The company offers a variety of products, including new and remanufactured automotive hard parts, maintenance items and accessories.

Big Lots, Inc., headquartered in Columbus, Ohio, engages in the retail of closeout merchandise in the United States.

BJ's Wholesale Club, Inc., headquartered in Natick, Massachusetts, operates warehouse clubs in the eastern United States which offer a mix of food and general merchandise items at prices that are lower than prices available through traditional wholesalers, discount retailers, supermarkets and specialty retail operators.

Caterpillar Inc., headquartered in Peoria, Illinois, makes earthmoving, construction and materials handling machinery and equipment and diesel engines. The company also provides various financial products and services.

Chevron Corporation, headquartered in San Francisco, California, is engaged in fully integrated petroleum operations, chemicals operations, and coal mining through subsidiaries and affiliates worldwide. The company markets its petroleum products under brand names such as "Chevron," "Texaco," "Caltex," "Havoline" and "Delo." The company is also developing businesses in the areas of e-commerce and technology.

ConocoPhillips, headquartered in Bartlesville, Oklahoma, explores for and produces crude oil and natural gas worldwide, markets refined products and manufactures chemicals. The company's chemicals segment manufactures and markets petrochemicals and plastics on a worldwide basis.

Crown Holdings, Inc., headquartered in Philadelphia, Pennsylvania, is engaged in the design, manufacture, and marketing of packaging products for consumer goods. The company's product line includes steel and aluminum cans for food, beverage, and other consumer products. The company operates production facilities worldwide.

Cummins Inc., headquartered in Columbus, Indiana, designs, manufactures, distributes and services diesel and natural gas engines. The company also produces electric power generation systems and engine-related products, such as filtration and emissions solutions, fuel systems, controls and air handling systems. The company's products are used by customers in a wide variety of automotive and industrial markets and for power generation.

Deere & Company, headquartered in Moline, Illinois, manufactures and distributes farm equipment and machines used in construction, earthmoving and forestry.

The DIRECTV Group, Inc., headquartered in El Segundo, California, provides digital television entertainment in the United States and Latin America.

Dollar Tree, Inc., headquartered in Chesapeake, Virginia, operates discount variety stores throughout the United States which offer merchandise at the $1 price point, including housewares, toys, seasonal goods, gifts, food, stationery, health and beauty aids, books, party goods, hardware and other consumer items.

Eastman Chemical Company, headquartered in Kingsport, Tennessee, is a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics, and fibers.

The Estee Lauder Companies Inc., headquartered in New York, New York, manufactures and markets skin care, makeup, fragrance, and hair care products. The company's products are sold worldwide under brand names such as Aramis, Aveda, Clinique, Estee Lauder, Origins, and Prescriptives.

Express Scripts, Inc., headquartered in Maryland Heights, Missouri, is an independent pharmacy benefit manager and managed care company that provides a broad range of pharmacy benefit and medical information management services, as well as managed vision care programs.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products. The company also explores for and mines coal and other minerals properties; makes and sells petrochemicals; and owns interests in electrical power generation facilities.

Freeport-McMoRan Copper & Gold, Inc. (Class B), headquartered in New Orleans, Louisiana, is a copper and gold mining and production company.

General Cable Corporation, headquartered in Highland Heights, Kentucky, designs, develops, manufactures, markets and distributes copper, aluminum, and fiberoptic wire and cable products to communications, electrical and energy markets. The company operates worldwide.

Greif Inc., headquartered in Delaware, Ohio, engages in the manufacture and sale of industrial packaging products, container board and corrugated products worldwide.

Hasbro, Inc., headquartered in Pawtucket, Rhode Island, designs, manufactures and markets a diverse line of toy products and related items including games, preschool toys, dolls, plush products and infant products.

Hess Corporation, headquartered in New York, New York, explores for, produces, purchases, transports and sells crude oil and natural gas.

Hewlett-Packard Company, headquartered in Palo Alto, California, designs, makes and services equipment and systems for measurement, computation and communications including computer systems, personal computers, printers, calculators, electronic test equipment, medical electronic equipment, electronic components and instrumentation for chemical analysis.

International Business Machines Corporation, headquartered in Armonk,
New York, provides customer solutions through the use of advanced information technologies. The company offers a variety of solutions that include services, software, systems, products, financing and technologies.

Laboratory Corporation of America Holdings, headquartered in Burlington, North Carolina, offers medical testing services through a national network of laboratories. The company's broad range of testing services are used by the medical profession for the diagnosis, monitoring and treatment of disease and other clinical states.

Lockheed Martin Corporation, headquartered in Bethesda, Maryland, engages in the research, design, development, manufacture and integration of advanced technology products and services ranging from aircraft, spacecraft and launch vehicles to missiles, electronics, information systems and energy management.

The Manitowoc Company, Inc., headquartered in Manitowoc, Wisconsin, designs and manufactures commercial ice machines and refrigeration products, cranes and related products, and provides ship-repair and construction services for the maritime industry.

Murphy Oil Corporation, headquartered in El Dorado, Arkansas, is a worldwide oil and gas exploration and production company with refining and marketing operations. The company's principal activities are located in the United States and the United Kingdom. The company also conducts pipeline and crude oil trading operations in Canada.

Occidental Petroleum Corporation, headquartered in Los Angeles,
California, is a multinational organization whose principal business segments are oil and gas exploration, production and marketing and chemicals production and marketing.

Owens-Illinois, Inc., headquartered in Toledo, Ohio, through its subsidiaries, manufactures packaging products worldwide.

Ross Stores, Inc., headquartered in Newark, California, operates a chain of off-price retail apparel and home accessories stores. The stores offers brand name and designer merchandise at low everyday prices.

Rowan Companies, Inc., headquartered in Houston, Texas, is a provider of international and domestic contract drilling and aviation services.

Terex Corporation, headquartered in Westport, Connecticut, is a global manufacturer of equipment for the construction, infrastructure and mining industries.

Universal Health Services, Inc. (Class B), headquartered in King of Prussia, Pennsylvania, owns and operates acute care hospitals, behavioral health centers and women's hospitals; and operates/manages


Page 48


surgery and radiation oncology centers.

Walgreen Co., headquartered in Deerfield, Illinois, operates a nationwide chain of retail drugstores throughout the United States and Puerto Rico. The company's stores sell prescription and nonprescription drugs, general merchandise, cosmetics, liquor and beverages, toiletries and tobacco products. The company also operates two mail-order facilities.

Wal-Mart Stores, Inc., headquartered in Bentonville, Arkansas, is the largest retailer in the United States measured by total revenues. The company operates "Wal-Mart" retail discount department stores, "Wal-Mart Supercenters" and "Sam's" wholesale clubs in the United States and several other countries.

Western Digital Corporation, headquartered in Lake Forest, California, designs, develops, manufactures and markets a range of hard drives for the desktop PC market, the high-end hard drive market and for the emerging market for hard drives specifically designed for audio-visual applications.


We have obtained the foregoing company descriptions from third-party sources we deem reliable.


Page 42





               CONTENTS OF REGISTRATION STATEMENT

A.   Bonding Arrangements of Depositor:

     First  Trust  Portfolios  L.P.  is  covered  by  a  Brokers'
     Fidelity Bond, in the total amount of $2,000,000, the insurer being National Union Fire Insurance Company of
     Pittsburgh.

B. This Registration Statement on Form S-6 comprises the following papers and documents:

     The facing sheet

     The Prospectus

     The signatures

     Exhibits


                               S-1


                           SIGNATURES

     The Registrant, FT 1720, hereby identifies The First Trust Special Situations Trust, Series 4; The First Trust Special Situations Trust, Series 18; The First Trust Special Situations Trust, Series 69; The First Trust Special Situations Trust, Series 108; The First Trust Special Situations Trust, Series 119; The First Trust Special Situations Trust, Series 190; FT 286; The First Trust Combined Series 272; FT 412; and FT 438; FT 556; FT 754; FT 1102; FT 1179; FT 1180; FT 1221; FT 1222; FT 1392; FT
1393; FT 1422 and FT 1423; FT 1524; FT 1573; FT 1590; FT 1635; FT
1638;  FT  1639;  FT  1711  and  FT  1712  for  purposes  of  the
representations   required  by  Rule  487  and   represents   the
following:

     (1) that the portfolio securities deposited in the series as to the securities of which this Registration Statement is being filed do not differ materially in type or quality from those deposited in such previous series;

     (2) that, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential financial information for, the series with respect to the securities of which this Registration Statement is being filed, this Registration Statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

     (3)  that it has complied with Rule 460 under the Securities
Act of 1933.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, FT 1720, has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lisle and State of Illinois on June 30, 2008.

                              FT 1720

                              By FIRST TRUST PORTFOLIOS L.P.
                                        Depositor




                              By:  Jason T. Henry
                                   Senior Vice President

                               S-2


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following person in the capacity and on the date indicated:

       NAME                  TITLE*                 DATE


Judith M. Van Kampen         Director           )
                             of The Charger     )
                             Corporation, the   )   June 30, 2008
                             General Partner of )
                             First Trust        )
                             Portfolios L.P.    )

Karla M. Van Kampen-Pierre   Director           )
                             of The Charger     )
                             Corporation, the   )   Jason T. Henry
                             General Partner of )   Attorney-in-Fact**
                             First Trust        )
                             Portfolios L.P.    )

David G. Wisen               Director           )
                             of The Charger     )
                             Corporation, the   )
                             General Partner of )
                             First Trust        )
                             Portfolios L.P.    )



       * The title of the person named herein represents his or her capacity in and relationship to First Trust
       Portfolios L.P., Depositor.

       ** An executed copy of the related power of attorney was filed with the Securities and Exchange Commission in connection with the Amendment No. 1 to Form S-6 of FT 597 (File No. 333-76518) and the same is hereby incorporated herein by this reference.


                               S-3


    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We   consent  to  the  use  in  this  Amendment  No.  3   to
Registration Statement No. 333-148470 on Form S-6 of our report dated June 30, 2008, relating to the financial statements of FT 1720, comprising Dowr Target 5 3Q `08 - Term 9/30/09; European Target 30 3Q `08 - Term 9/30/09; Global Target 15 3Q `08 - Term 9/30/09; Nasdaqr Target 15 3Q `08 - Term 9/30/09; NYSEr Intl. Target 25 3Q `08 - Term 9/30/09; S&P Target 24 3Q `08 - Term 9/30/09; S&P Target SMid 60 3Q `08 - Term 9/30/09; Target 50/50
3Q  `08 - Term 9/30/09; Target Divsd. Dvd. 3Q `08 - Term 9/30/09;
Target Dvd. Multi-Strat. 3Q `08 - Term 9/30/09; Target Growth 3Q `08 - Term 9/30/09; Target Long-Term Growth 3Q `08 - Term 9/30/09; Target Mega-Cap 3Q '08 - Term 9/30/09; Target Small-Cap 3Q `08 - Term 9/30/09; Target VIP Cons. Eqty. 3Q `08 - Term 9/30/09; Value Liner Divsd. Target 40 3Q `08 - Term 9/30/09 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the caption "Experts" in such Prospectus.





Deloitte & Touche LLP


Chicago, Illinois
June 30, 2008




                               S-4


                       CONSENTS OF COUNSEL

     The consents of counsel to the use of their names in the Prospectus included in this Registration Statement will be contained in their respective opinions to be filed as Exhibits
3.1, 3.2, 3.3 and 3.4 of the Registration Statement.


              CONSENT OF FIRST TRUST ADVISORS L.P.

     The consent of First Trust Advisors L.P. to the use of its name in the Prospectus included in the Registration Statement will be filed as Exhibit 4.1 to the Registration Statement.




                               S-5


                          EXHIBIT INDEX

1.1 Form of Standard Terms and Conditions of Trust for FT 785 and certain subsequent Series, effective December 9, 2003 among First Trust Portfolios L.P., as Depositor, The Bank of New York, as Trustee, First Trust Advisors L.P., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor.

1.1.1 Form of Trust Agreement for FT 1720 and certain subsequent series, effective June 30, 2008 among First Trust Portfolios L.P., as Depositor, The Bank of New York, as Trustee, First Trust Advisors L.P., as
         Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and FTP Services LLC, as FTPS Unit Servicing Agent.

1.2 Copy of Certificate of Limited Partnership of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.3      Copy   of   Amended  and  Restated  Limited  Partnership
         Agreement of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.4 Copy of Articles of Incorporation of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.5 Copy of By-Laws of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.6      Underwriter  Agreement  (incorporated  by  reference  to
         Amendment No. 1 to Form S-6 [File No. 33-48055] filed on behalf of The First Trust Special Situations Trust,
         Series 19).

2.1      Copy  of  Certificate of Ownership (included in  Exhibit
         1.1 filed herewith on page 2 and incorporated herein by reference).

                               S-6


2.2 Copy of Code of Ethics (incorporated by reference to Amendment No. 1 to form S-6 [File No. 333-31176] filed on behalf of FT 415).

3.1 Opinion of counsel as to legality of securities being registered.

3.2 Opinion of counsel as to Federal income tax status of securities being registered.

3.3 Opinion of counsel as to New York income tax status of securities being registered.

3.4 Opinion of counsel as to United Kingdom tax status of securities being registered.

4.1      Consent of First Trust Advisors L.P.

6.1 List of Directors and Officers of Depositor and other related information (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

7.1 Power of Attorney executed by the Directors listed on page S-3 of this Registration Statement (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-
         76518] filed on behalf of FT 597.



                               S-7